                                                                     Exhibit 1.1

GUANGSHEN RAILWAY
COMPANY LIMITED

                                                                          ANNUAL
                                                                     REPORT 2004

 CONTENTS

2   Company Profile

3   Financial Highlights

5   Chairman's Statement

9   Management's Discussion and Analysis

25  Report of Directors

40  Report of the Supervisory Committee

42  Corporate Information

46  Notice of Annual General Meeting

65  Auditors' Report

66  Consolidated Income Statement

67  Consolidated Balance Sheet

68  Balance Sheet

69  Consolidated Cash Flow Statement

70  Statements of Changes in Shareholders' Equity

71  Notes to the Financial Statements

121 Financial Summary

123 Supplemental Information

127 Supplemental Information for North American Shareholders

COMPANY PROFILE

On March 6, 1996, Guangshen Railway Company Limited (the "Company") was registered and established in Shenzhen, the People's Republic of China (the "PRC") in accordance with the Company Law of the PRC.

In May 1996, the H shares ("H Shares") and American Depositary Shares ("ADSs") issued by the Company were listed on The Stock Exchange of Hong Kong Limited (the "Hong Kong Exchange") and the New York Stock Exchange, Inc. ("NYSE"), respectively. The Company is currently the only PRC railway enterprise with its shares listed overseas.

The Company is engaged mainly in railway passenger and freight transportation businesses between Guangzhou and Shenzhen and certain long-distance passenger transportation services. The Company also cooperates with Kowloon- Canton Railway Corporation ("KCR") in Hong Kong in operating the Hong Kong Through Trains passenger service. The Company provides integrated railway services. The Company is also engaged in commercial trading and other businesses that are consistent with its overall business strategy.

The Guangshen Railway, which is operated solely and independently by the Company, is 147 kilometres long. It traverses the Pearl River Delta in Guangdong Province, a region with rapid economic growth. The Guangshen Railway is strategically located and links with major railway networks in China, including the Beijing-Guangzhou, Beijing-Kowloon, Sanshui- Maoming, Pinghu-Nantou, and Pinghu-Yantian lines, as well as to the Kowloon-Canton Railway in Hong Kong. It is the only railway channel linking Hong Kong with inland China. It is an important part of the transportation network of southern China.

The Guangshen Railway operated by the Company is currently one of the most modern railways in the PRC. It is equipped with advanced equipment and facilities. Several aspects of its technical performance have reached or are moving towards international standards. It is the first railway line in the PRC that operates high-speed passenger trains with a speed of up to 200 kilometres per hour.

The Guangshen Railway is part of the PRC's railway line that is closely linked with regional ports. It connects Guangzhou Port in Guangzhou and Yantian Port, Shekou Port, Chiwan Port, and Mawan Port in Shenzhen. The Company is well-equipped with various freight facilities and can efficiently transport full load cargo, single load cargo, containers, bulky and overweight cargo, dangerous cargo, fresh and live cargo, and oversized cargo. The Company enjoys competitive advantages in transporting freight for medium to long distances in the PRC.

The Company believes that the Guangshen Railway has one of the better overall performances among railways in the PRC. The foothold of service of the Company covers Guangzhou, Shenzhen, Dongguan, Zhuhai, Zhongshan, Foshan and Hong Kong. The passenger and freight transportation services provided by the Company are important services to many people and businesses in the Guangdong Province and Hong Kong. The Company believes that, with further development of cooperation between Hong Kong and Guangdong Province and the continuous improvement of the Company's transportation services, the Company has promising development prospects.

2 Guangshen Railway Company Limited Annual Report 2004

FINANCIAL HIGHLIGHTS

AUDITED CONSOLIDATED INCOME STATEMENT
For the years ended December 31,
(Expressed in thousands of Renminbi ("RMB"), except for per share and per ADS data)

                                       2004          2003          2002             2001       2000
Revenues from railway businesses
  Passenger                          2,259,671     1,790,204     1,903,782     1,471,895     1,278,213
  Freight                              611,807       526,382       530,776       585,616       567,176
                                    ----------    ----------    ----------    ----------    ----------
  Sub-total                          2,871,478     2,316,586     2,434,558     2,057,511     1,845,389
Revenues from other businesses         166,671       151,596       166,266       167,064       198,352
                                    ----------    ----------    ----------    ----------    ----------
Total revenues                       3,038,149     2,468,182     2,600,824     2,224,575     2,043,741
Total operating expenses            (2,407,976)   (1,905,469)   (1,978,327)   (1,670,464)   (1,524,336)
                                    ----------    ----------    ----------    ----------    ----------
Profit from operations                 630,173       562,713       622,497       554,111       519,405
Profit before tax                      665,160       605,169       661,587       631,362       590,687
                                    ----------    ----------    ----------    ----------    ----------
Profit from ordinary activities
  after tax                            566,738       511,730       557,196       531,996       491,307
Minority interests                         746            32          (113)        1,499           782
                                    ----------    ----------    ----------    ----------    ----------
Profit attributable to shareholders    567,484       511,762       557,083       533,495       492,089
                                    ==========    ==========    ==========    ==========    ==========
Earnings per share
   --  Basic                           RMB0.13       RMB0.12       RMB0.13       RMB0.12       RMB0.11
   --  Diluted                             N/A           N/A           N/A           N/A           N/A
                                    ==========    ==========    ==========    ==========    ==========
Earnings per ADS (Unaudited)           RMB6.54       RMB5.90       RMB6.42       RMB6.15        MB5.68
                                    ==========    ==========    ==========    ==========    ==========

NOTE: IN ORDER TO BETTER CONFORM TO "INTERNATIONAL ACCOUNTING STANDARDS (IAS) 18
      -- REVENUE", THE "REVENUES" IN THIS ANNUAL REPORT (INCLUDING THE TABLES) ARE SET OUT BEFORE THE DEDUCTION OF BUSINESS TAX, WHILE THE "REVENUES" IN THE ANNUAL REPORTS OF THE PREVIOUS YEARS WERE SET OUT AFTER THE DEDUCTION OF BUSINESS TAX.

                          Annual Report 2004 Guangshen Railway Company Limited 3

FINANCIAL HIGHLIGHTS

                      BREAKDOWN OF REVENUES FROM OPERATION

                                  [LINE GRAPH]

ASSET SUMMARY (AUDITED)
As of December 31,
(Expressed in thousands of RMB, except for per share data)

                                       2004          2003          2002          2001          2000
Total Assets                        11,409,051    11,073,953    11,257,594    10,997,216    10,917,564
Total Liabilities                      936,865       699,237     1,001,866       860,976       882,126
Minority interests                      51,612        52,358        11,577         5,617        14,755
Net Assets                          10,420,574    10,322,358    10,244,151    10,120,623    10,020,683
Net Assets per share (Unaudited)       RMB2.40       RMB2.38       RMB2.36       RMB2.33       RMB2.31

4 Guangshen Railway Company Limited Annual Report 2004

                                   CHAIRMAN'S
                                    STATEMENT

                                   [PICTURE]

CHAIRMAN'S STATEMENT

                      Mr. Wu Junguang Chairman of the Board

Dear Shareholders,

I am pleased to present the audited operating results of the Company and its subsidiaries for the year ended December 31, 2004.

OPERATING RESULTS

In 2004, due to the continuing and stable economic growth in the PRC, including in the Guangdong Province, and Hong Kong Special Administrative Region ("Hong Kong"), the ongoing implementation of the Closer Economic Partnership Arrangement between Hong Kong and Chinese Mainland ("CEPA"), as well as the implementation of the "Relaxed Individual Travel" program to Hong Kong and Macau Special Administrative Region ("Macau"), the Company benefited from strong demand in the passenger and freight transportation market. The Company took advantage of the opportunities brought about by the economic growth, improved its operation and management, enhanced marketing and intensely developed its passenger and freight transportation core businesses, hence, the operating results for the full year achieved overall growth from 2003.

For the year ended December 31, 2004, the total revenues of the Company and its subsidiaries were RMB3,038.1 million, profit attributable to shareholders was RMB567.5 million, and earnings per share were RMB0.13.

Passenger transportation business is the most important business of the Company. In 2004, the Company continued to enhance the operation of the Guangzhou-Shenzhen High Speed Passenger Trains and The Canton-Kowloon Through Trains, improved transportation capacity, increased the operation of standby trains during holidays, increased the frequency of stopping at intermediary stations, carried out timely and efficient refurbishment on passenger stations for the convenience of passengers, and enhanced service quality to attract more passengers. In 2004, the total number of passengers of the Company was 46.012 million, representing an increase of 21.5% when compared to 2003; passenger transportation revenues were RMB2,259.7 million, representing an increase of 26.2% from 2003.

During 2004, due to substantial increase in demand for fuel and raw materials as a result of significant growth in the PRC economy, increase in demand in the transportation market, the Chinese government's large-scale crackdown on oversize and overloaded trucks on highways, the implementation of the New Road Traffic Safety Law, the increased marketing of freight transportation, and the increase in the transportation capacity of the Company, the Company 's freight transportation business achieved overall growth. The Company transported a total of 34.199 million tonnes of freight, representing an increase of 24.0% from that of last year. The freight transportation revenues in 2004 were RMB611.8 million, representing an increase of 16.2% when compared to that of 2003.

Revenues from other businesses of the Company were RMB166.7 million in 2004, representing an increase of 9.9% from that of last year.

6 Guangshen Railway Company Limited Annual Report 2004

CHAIRMAN'S STATEMENT

CORPORATE GOVERNANCE

In 2004, in order to regulate the management of economic contracts, the Company drew up and implemented "The Measures of Contract Management" [CHINESE CHARACTER]. Pursuant to the amendments to the Rules Governing the Listing of Securities on the Hong Kong Exchange (the "Listing Rules") and the relevant requirements in the Sarbanes-Oxley Act, the Company amended its Terms of Reference of the Audit Committee. To regulate the corporate actions and professional ethics of the senior management, the Company formulated a "Code of Ethics for the Senior Management of the Company" [CHINESE CHARACTER]. To meet applicable securities regulations in the PRC relating to the Company's proposed application for the issuance of A shares, the Company amended certain articles in the Articles of Association [CHINESE CHARACTER], and formulated the "Working Regulations for Independent Directors" [CHINESE CHARACTER], the "Decision Making System Concerning Connected Transactions" [CHINESE CHARACTER], and the "System for Shareholders' General Meeting System" [CHINESE CHARACTER]. Such amendments and systems will take effect if the Company completes the issue and listing of its A shares.

FUTURE PROSPECTS

2005 is an important year for the Company to expand, to grow and to implement the Great-leap-forward development strategies. The Company will adhere to its goal of "safety, quality, efficiency, development and stability", actively enhance its capital operation, vigorously expand its scope of development and strengthen its core passenger and freight transportation businesses. It will also accelerate its railway capacity expansion projects and construction of infrastructure and enhance its transportation capacity. The Company will also promote innovations on management, systems and technology continuously in order to enhance the Company's efficiency, technology and management. It plans to implement the following development projects in 2005:

- Proposed issuance of A shares to acquire the railway transportation assets of Yangcheng Railway Company. To enlarge the operation scale and to strengthen and reinforce the Company's predominant position in the railway transportation industry in the Pearl River Delta, the Company proposes to issue not more than 2.75 billion Renminbi-denominated ordinary shares to raise funds for the proposed acquisition of the railway transportation business between Guangzhou and Pingshi of Guangzhou Railway Group Yangcheng Railway Company and all assets and liabilities relating to such business. The Company believes that the acquisition will help improve the Company's competitiveness and overall performance, optimize distribution of the Company's transportation resources, improve the image of the Company in capital markets and propel the "Great-leap-forward" development plan of the Company.

- Continuously increase the transportation capacity of Guangshen Railway. To satisfy the requirement of additional long-distance passenger trains in Shenzhen, to solve the shortage of passenger transportation capacity in Shenzhen Station, to accommodate future transportation growth and market competition and to promote the growth of its core business of passenger and freight transportation, the Company plans to increase the transportation capacity of Guangshen Railway in all aspects, including the continuous construction of the fourth line between Guangzhou and Shenzhen.

                          Annual Report 2004 Guangshen Railway Company Limited 7

CHAIRMAN'S STATEMENT

-     In relation to its passenger transportation business, the Company plans to
      (1) further improve the operation of Guangshen high-speed passenger trains and the Canton-Kowloon Through Trains and appropriately adjust the stops at intermediary stations to attract more passengers along the routes and increase the Company's market share; (2) focus on the research on the introduction of advanced electric trains from international markets to further increase transportation capacity of its "As-frequent-as-buses" Train Project for the Guangzhou-Shenzhen high-speed passenger trains; (3) continue the integrated refurbishment of its stations, improve its passenger service facilities and enhance its service quality for the convenience of passengers in buying tickets and waiting for trains; (4) implement booking tickets business through telephone, or internet, improve the computerized ticket sale system for the "As-frequency-as-buses" Train Project, research on the introduction of the IC Card Ticketing System to provide the passengers with more convenience.

- In relation to its freight transportation business, the Company will: (1) take full advantage of railway transportation and strive for commencing operation of freight through trains to improve the competitive capacity of the Company; (2) enhance cooperation with key ports, mines, factories and corporate entities to maintain existing demand and capture new freight transportation business, and in particular emphasize on the transportation of coal and ore; (3) improve the organization and efficiency of freight transportation to attract more sources of freight; and (4) appropriately adjust freight transportation resources, increase the investment in freight transportation facilities to enhance the service quality and provide the consignors with better and faster transportation service.

In 2004, the Company achieved good operating results. The achievements were attributable to the enthusiasm and diligence of our employees as well as to the support and confidence of the shareholders of the Company. I would like to take this opportunity to express my highest regards and my sincere gratitude to all of them. In 2005, the Chinese economy is expected to experience a continuous and fast growth. With the strengthening economic cooperation of the Pan Pearl River Delta, the further implementation of "Relaxed Individual Travel" to Hong Kong and Macau, the commencement of operation of the Shenzhen Subway, and the opening of Hong Kong Disneyland in September this year, the Company expects that demand in the passenger and freight transportation market in the Company's service region to further increase. I believe that the Company will continue to strive for better results for its shareholders in the new year.

                                                              WU JUNGUANG
                                                         Chairman of the Board

Shenzhen, the PRC
March 17, 2005

8 Guangshen Railway Company Limited Annual Report 2004

                                  MANAGEMENT'S
                                   DISCUSSION
                                  AND ANALYSIS

                                   [PICTURE]

MANAGEMENT'S DISCUSSION AND ANALYSIS

                    Mr. Li Kelie Director and General Manager

This discussion and analysis should be read in conjunction with the audited consolidated financial statements of the Company and the accompanying notes appearing in the 2004 annual report. The consolidated results of the Company and its subsidiaries for the year ended December 31, 2004 were prepared in accordance with International Financial Reporting Standards (IFRS), which differ in certain material respects from PRC generally accepted accounting principles and United States generally accepted accounting principles (see "Supplementary Financial Information" for a discussion of these differences).

IN ORDER TO BETTER CONFORM TO "INTERNATIONAL ACCOUNTING STANDARDS (IAS) 18 -- REVENUE", THE "REVENUES" IN THIS ANNUAL REPORT (INCLUDING THE MANAGEMENT'S DISCUSSION AND ANALYSIS) ARE SET OUT BEFORE THE DEDUCTION OF BUSINESS TAX, WHILE THE "REVENUES" IN THE ANNUAL REPORTS OF PREVIOUS YEARS WERE SET OUT AFTER THE DEDUCTION OF BUSINESS TAX.

1.    BUSINESS OVERVIEW

      In 2004, with continuous and rapid growth in the economy of the PRC, the expansion of regional economic cooperation in the Great Pearl River Delta and Pan Pearl River Delta, the gradual implementation of CEPA and the implementation of the "Relaxed Individual Travel" program to Hong Kong and Macau, the Company had excellent development opportunities as there was strong demand for passenger and freight transportation services in the Company's service region. The Company aggressively captured market opportunities, strengthened passenger and freight transportation marketing and took advantage of its the transportation capacity. Good operating results were achieved with the joint effort of the management and the employees.

      In 2004, the total revenues of the Company were RMB3,038.1 million, representing an increase of 23.1% from RMB2,468.2 million in 2003. The revenues of the Company from passenger transportation service, freight transportation service and other businesses were RMB2,259.7 million, RMB611.8 million and RMB166.7 million, accounting for approximately 74.4%, 20.1% and 5.5% of the total revenues of the Company in 2004, respectively. In 2004, profit attributable to shareholders of the Company was RMB567.5 million, representing an increase of 10.9% from RMB511.8 million in 2003.

2.    RESULTS ANALYSIS

      (1)   Passenger Transportation

            The passenger transportation business was the most important business of the Company. As of December 31, 2004, the Company operated 117 pairs of passenger trains according to its train schedule everyday, representing an increase of five pairs from the number in operation as of December 31, 2003. There were 64 pairs of high-speed passenger trains between Guangzhou and Shenzhen, an increase of one pair; two pairs of regular-speed passenger trains between Guangzhou and Shenzhen, a decrease of one pair; 13 pairs of Hong Kong Through Trains, an increase of two pairs and 38 pairs of long-distance passenger trains, an increase of three pairs.

10 Guangshen Railway Company Limited Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS

      *Note: 64 pairs of high-speed passenger trains between Guangzhou and Shenzhen include eight standby trains; 13 pairs of Hong Kong Through Trains include 11 pairs of Canton-Kowloon through trains, one pair of Through Trains between Zhaoqing and Kowloon and one pair of Through Trains between Beijing and Kowloon or between Shanghai and Kowloon. (The Hong Kong Through Trains between Beijing and Kowloon and the Through Trains between Shanghai and Kowloon are accounted for as one pair of Through Trains due to their operations on alternate day).

      In 2004, the Company's total number of passengers was 46.0 million, representing an increase of 21.5% from 37.861 million in 2003. Its revenue from passenger transportation was RMB2,259.7 million, representing an increase of 26.2% from RMB1,790.2 million in 2003. In particular:

      -     GUANGZHOU-SHENZHEN TRAINS

            The Company's Guangzhou-Shenzhen trains consist of high-speed passenger trains and regular- speed passenger trains between Guangzhou and Shenzhen. The number of passengers travelling on the Company's Guangzhou-Shenzhen trains increased by 26.5% from 16.027 million in 2003 to 20.270 million in 2004. The number of passengers travelling on the high-speed passenger trains between Guangzhou and Shenzhen increased by 29.4% from 15.170 million in 2003 to 19.630 million in 2004 while the number of passengers travelling on the regular-speed passenger trains between Guangzhou and Shenzhen decreased by 25.4% from 0.857 million in 2003 to 0.640 million in 2004. The revenues from Guangzhou-Shenzhen trains increased by 26.2% from RMB913.4 million in 2003 to RMB1,152.5 million in 2004. The increase in business volume of Guangzhou-Shenzhen trains was mainly due to: (1) the official implementation of CEPA as well as the gradual expansion of scope of the "Relaxed Individual Travel" program to Hong Kong and Macau in more mainland cities resulted in an increase in the number of business persons and tourists traveling via Luohu; (2) the disappearance of the impact of the Severe Acute Respiratory Syndrome ("SARS") epidemic, which had caused significant decrease in the number of passengers in the first half of 2003; (3) the further improvement of the "As-frequent-as-buses" Train Project of the Guangzhou-Shenzhen high-speed passenger trains: the Company increased the frequency of the trains and added stops at the intermediary stations to meet the market demand; (4) the overall refurbishment of passenger stations, which led to further improvement in passenger boarding and disembarking.

      -     HONG KONG THROUGH TRAINS

            The number of passengers traveling on the Hong Kong Through Trains of the Company increased by 43.4% from 2.015 million in 2003 to
            2.890 million in 2004. Revenues from Hong Kong Through Trains increased by 35.6% from RMB322.3 million in 2003 to RMB436.9 million. The substantial increase in business volume of Through Trains was mainly due to: (1) the official implementation of CEPA as well as the gradual implementation of the "Relaxed Individual Travel" program to Hong Kong and Macau, which led to evident increase in the number of business travellers and tourists traveling between Hong Kong and the Mainland; (2) the operation of two additional pairs of Canton- Kowloon Through Trains in April 2004, the extension of service hours of Through Trains and the promotion of ticketing on-line, which made traveling more convenient; (3) the disappearance of the impact of the SARS epidemic, which had caused significant decrease in the number of passengers in the first half of 2003.

                         Annual Report 2004 Guangshen Railway Company Limited 11

MANAGEMENT'S DISCUSSION AND ANALYSIS

      -     LONG-DISTANCE TRAINS

            The number of passengers traveling on long-distance trains of the Company increased by 15.3% from 19.819 million in 2003 to 22.852 million in 2004. The revenues from long-distance trains increased by 20.9% from RMB554.4 million in 2003 to RMB670.2 million. The significant increase in passenger volume of the long-distance train business was mainly due to: (1) the gradual advancement of regional economic cooperation within the Pearl River Delta and the Pan Pearl River Delta as well as the continuous and rapid economic growth in the Pearl River Delta, which led to substantial increase in the number of business travellers, tourists and labourers traveling between Guangzhou and Shenzhen and other provinces; (2) the operation of another three pairs of long- distance trains from Shenzhen to Guilin, Hankou and Shenyang North in April and December 2004, respectively and the large-scale operation of temporary passenger trains during the Spring Festival; (3) the elimination of impact of the SARS epidemic, which caused significant decrease in the number of passengers in the first half of 2003; hence the Company operated all the trains in full schedules and configuration during 2004.

      The table below illustrates the revenues from passenger transportation business and the volume of passengers for the year ended December 31, 2004 as compared to those of the same period last year:

                                                   FOR THE YEAR ENDED     Change in 2004
                                                     DECEMBER 31,       compared to 2003
                                                   2004       2003      Increase/(Decrease)
Revenues from passenger transportation
  (RMB thousands)                                2,259,671  1,790,204           26.2%
   --  Guangzhou-Shenzhen trains                 1,152,529    913,444           26.2%
   --  Hong Kong Through Trains                    436,918    322,316           35.6%
   --  Long-distance trains                        670,224    554,444           20.9%
                                                 ---------  ---------           ----
Total number of passengers (thousand persons)       46,012     37,861           21.5%
   --  Guangzhou-Shenzhen trains                    20,270     16,027           26.5%
   --  Hong Kong Through Trains                      2,890      2,015           43.4%
   --  Long-distance trains                         22,852     19,819           15.3%
                                                 ---------  ---------           ----
Revenue per passenger (RMB)                          49.11      47.28            3.9%
   --  Guangzhou-Shenzhen trains                     56.86      56.99           (0.2%)
   --  Hong Kong Through Trains                     151.18     159.96           (5.5%)
   --  Long-distance trains                          29.33      27.98            4.8%
                                                 ---------  ---------           ----
Total passenger-kilometres (millions)              4,200.2    3,295.5           27.5%
Revenue per passenger-kilometre (RMB)                 0.54       0.54             --
                                                 =========  =========           ====

12 Guangshen Railway Company Limited Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS

      (2)   FREIGHT TRANSPORTATION

            Freight transportation is the core business of the Company. The total tonnage of freight transported by the Company in 2004 was
            34.199 million tonnes, representing an increase of 24.0% from 27.584 million tonnes in 2003. Revenues from freight transportation business were RMB611.8 million, representing an increase of 16.2% from RMB526.4 million in 2003. In particular:

            -     OUTBOUND FREIGHT

                  In 2004, the Company's outbound freight tonnage was 8.241 million tonnes, representing an increase of 27.5% from 6.466 million tonnes in 2003. Outbound freight revenues were RMB113.4 million, representing an increase of 28.8% from RMB88.04 million in 2003. The main reasons for the increase in outbound freight tonnages in 2004 were: (1) the economic growth in the Mainland China created increasing demands for energy and raw materials, such as coal, ore and petroleum imports, etc, which led to greater demand for freight transportation service; (2) the severe crackdown on oversize and overloaded trucks on highways and the implementation of the Road Traffic Safety Law led to increase in price of road transport, as a result, part of the freight shifted to railway transportation; (3) the additional operation of the special container trains from Dongguan to Kowloon and the "5 fixed" (fixed locations, fixed line, fixed time, fixed price and fixed schedule) freight trains, namely from Pinghu South to Chengdu East, etc. led to the significant increase in the transportation of containers; and (4) the end of the SARS epidemic, which and affected the freight transportation business last year.

            -     INBOUND AND PASS-THROUGH FREIGHT

                  In 2004, the Company's inbound and pass-through freight tonnages were 25.958 million tonnes, representing an increase of 22.9% from 21.118 million tonnes in 2003. Its inbound and pass-through freight revenues were RMB323.1 million, representing an increase of 20.6% from RMB267.8 million in 2003. The increase in inbound and pass-through freight tonnages was mainly due to: (1) the rapid economic growth in the PRC, especially in the Pearl River Delta, which created great demand for raw materials like steel, cement, etc.; (2) the recovery of the global economy, including that of Hong Kong, and the increase of Chinese export volume, led to large increase in the demand of freight transportation; (3) the Chinese government's crackdown on oversize and overloaded trucks on highways, which led to a shift of part of truck freight to railway transportation.

                         Annual Report 2004 Guangshen Railway Company Limited 13

MANAGEMENT'S DISCUSSION AND ANALYSIS

            -     STORAGE, LOADING AND UNLOADING AND OTHER MISCELLANEOUS ITEMS

                  In 2004, the Company's revenues from storage, loading and unloading and other miscellaneous items were RMB175.3 million, representing an increase of 2.8% from RMB170.5 million in 2003. The increase was mainly due to the relatively large increase in the total tonnage of freight, while the downward adjustments of fares for certain customers and some categories of freight to attract source of freight partly offset the increase in revenues brought about by the increase in freight volume.

            Set out below are the Company's revenues from its freight transportation business and the freight volume for the year ended December 31, 2004 as compared with that of the same period in the previous year:

                                    FOR THE YEAR ENDED      Change in 2004
                                       DECEMBER 31,        compared to 2003
                                      2004      2003      Increase/(Decrease)
REVENUES FROM FREIGHT
 TRANSPORTATION
 (RMB thousand)                     611,807    526,382           16.2%
 --  Revenues from outbound
     freight transportation         113,421     88,042           28.8%
 --  Revenues from inbound and
     pass-through transportation    323,108    267,844           20.6%
 -- Revenues from storage,
     loading and unloading
     and othermiscellaneous
     items                          175,278    170,496            2.8%
                                    -------    -------           ----
TOTAL TONNAGE (thousand tonnes)      34,199     27,584           24.0%
   --  Outbound freight tonnage       8,241      6,466           27.5%
   --  Inbound and pass-through
        freight tonnage              25,958     21,118           22.9%
                                    -------    -------           ----
Revenue per tonne (RMB)               17.89      19.08           (6.2%)
                                    -------    -------           ----
Total tonne-kilometres (millions)   2,489.5    1,978.9           25.8%
                                    -------    -------           ----
Revenue per tonne-kilometre (RMB)      0.25       0.27           (7.4%)
                                    =======    =======           ====

14 Guangshen Railway Company Limited Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS

      (3)   OTHER BUSINESSES

            The Company's other businesses mainly consist of sales of goods and food, advertising and tourism services on board and in stations. Revenues from other businesses of the Company in 2004 were RMB166.7 million, representing an increase of 9.9% from RMB151.6 million in 2003. Such increase was mainly due to the increase in passenger volume, which led to the rise of revenues from sales of goods, food and beverages in stations and on board.

            The table below sets forth the revenues of other businesses of the Company for the year ended December 31, 2004 compared with that of the same period in the previous year:

                                 FOR THE YEAR ENDED
                                   DECEMBER 31,                   Change in 2004
                            2004               2003              compared to 2003
CATEGORY OF BUSINESSES  (RMB THOUSAND)     (RMB thousand)       Increase/(Decrease)
----------------------  -------------      --------------       -------------------
On-board and
station good sales          48,496            39,217                    23.7%
Station services            45,206            41,610                     8.6%
Others                      72,969            70,769                     3.1%
                           -------           -------                    ----
Total                      166,671           151,596                     9.9%
                           =======           =======                    ====

3.    COST ANALYSIS

      In 2004, the total operating expenses of the Company were RMB2,408.0 million, representing an increase of
      26.4% from RMB1,905.5 million in 2003, among which the railway operating expenses were RMB2,241.8 million, representing an increase of 27.7% from RMB1,755.9 million in 2003. Other expenses were RMB166.2 million, representing an increase of 11.1% from RMB149.6 million in 2003.

                         Annual Report 2004 Guangshen Railway Company Limited 15

MANAGEMENT'S DISCUSSION AND ANALYSIS

As of December 31, 2004, the analysis of the railway operating expenses of the Company is as follows:

      -     BUSINESS TAX

            The business tax of 2004 was RMB83.73 million, representing an increase of 76.0% from RMB47.57 million in 2003. The increase was mainly due to: (1) the substantial increase in revenues from passenger and freight transportation in 2004; (2) the exemption of the Company from business tax on its revenue from passenger transportation according to relevant government policies between May 1, 2003 and September 30, 2003 due to the impact of SARS was not available to the Company in 2004.

      -     LABOR AND BENEFITS

            In 2004, labor and benefits expenses amounted to RMB492.6 million, representing an increase of 41.7% from RMB347.6 million in 2003. The increase was mainly due to: (1) the increase in passenger and freight volume, which led to the corresponding increase in average workload, salaries and welfare expenses; (2) the impact of the SARS epidemic had led to a significant decrease in salaries and welfare expenses in 2003; hence there was an increase in these expenses in 2004.

      -     MATERIAL AND SUPPLIES

            Material and supplies included materials, fuel, water and electricity consumption. In 2004, the Company's material and supplies expenses amounted to RMB245.5 million, representing an increase of 13.2% from RMB217.0 million in 2003. The increase was mainly due to: (1) the increase in the prices of oil and electricity, which caused the increase in the expenses on fuels and electricity used by locomotives and vehicles; (2) the increased consumption of materials and supplies resulted from the additional operation of the high- speed passenger trains between Guangzhou and Shenzhen, Hong Kong Through Trains and temporary passenger trains during the Spring Festival.

      -     DEPRECIATION

            Depreciation expenses of fixed assets increased by 15.3% from RMB290.0 million in 2003 to RMB334.5 million in 2004, which was mainly due to an increase in the Company's fixed assets; hence the depreciation correspondingly increased.

      -     REPAIR EXPENSES (EXCLUDING MATERIALS AND SUPPLIES)

            Repair expenses increased by 141.3% from RMB89.64 million in 2003 to RMB216.3 million in 2004. The main reasons were: (1) the substantial increase in the repair expenses as a result of the replacement of worn-out high-speed rails; (2) the increase in the number of trains, and vehicles that needed overhaul, leading to the increase in equipment repair expenses; (3) the further refurbishment of Guangzhou East Station, Shenzhen Station and passenger stations along the line, causing increase in the repair expenses on buildings.

16 Guangshen Railway Company Limited Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS

      -     EQUIPMENT LEASES AND SERVICES

            The expenses on equipment leases and services mainly consist of the railway line usage fees, train hauling fees and train leasing fees paid to other railway companies (administrations). In 2004, expenses on equipment leases and services of the Company amounted to RMB452.2 million, representing an increase of 3.3% from RMB437.7 million in 2003. This was mainly due to the operation of additional Guangshen high-speed passenger trains and Hong Kong Through Trains as well as the operation of several pairs of temporary long-distance passenger trains during the peak seasons of passenger transportation such as the Spring Festival holidays and Golden Week holidays, which resulted in an increase in the railway line usage fees and train hauling fees. Moreover, the leasing fees of trucks paid to the MOR increased due to the increase in freight transportation.

      -     SOCIAL SERVICES FEES

            Social services fees of the Company in 2004 were RMB84.64 million, representing an increase of 35.3% from RMB62.58 million in 2003. The increase was mainly due to the implementation of segmentation of principal and subordinate businesses reform of railway industry. The hospitals and schools that used to provide medical and education services to the Company were transferred to local authorities, thus the Company had to pay certain amount of subsidy according to government policies.

      -     GENERAL AND ADMINISTRATION EXPENSES

            General and administration expenses on the Company's railway businesses increased by 41.3% from RMB134.7 million in 2003 to RMB190.3 million in 2004. This was mainly due to: (1) the payment of supplemental medical insurance fees and maternity medical premium for all of its employees and the one- off payment of medical insurance premium for retired employees of the Company in accordance with government policies as a result of reform of the medical insurance system; and (2) the increase in provision for bad debt in respect of the deposit with Zengcheng Licheng Urban Credit Cooperative, which was overdue and not recovered.

      -     OTHER EXPENSES

            The other expenses of the Company in 2004 were RMB126.3 million, representing an increase of 11.4% from RMB113.4 million in 2003. This was mainly due to the increase in other relevant expenses, such as communication services fees and various surcharges for production, as a result of the significant increase in railway passenger and freight volume.

4.    TAXATION

As the Company is a corporation incorporated in Shenzhen Special Economic Zone, it is subject to income tax at a rate of 15%. According to relevant tax regulations, other businesses of the Company and its subsidiaries are subject to income tax at the rate of 15% or 33%, depending on the location of incorporation. Income tax expense of the Company and its subsidiaries were RMB98.42 million in 2004, implying an actual tax rate of 14.8%. Income tax expense in 2004 increased by RMB4.98 million from RMB93.44 million in 2003, mainly due to the increase in the Company's profits before tax.

                         Annual Report 2004 Guangshen Railway Company Limited 17

MANAGEMENT'S DISCUSSION AND ANALYSIS

5.    ANALYSIS OF FINANCIAL POSITION

      ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

      Set out below are the assets, liabilities and shareholders' equity of the Company and its subsidiaries as at December 31, 2004 compared with that as at December 31, 2003:

                                 2004               2003
                            (RMB THOUSAND)     (RMB thousand)   Increase/(Decrease)
Current assets                 2,988,455          2,597,986      390,469
Non-current assets             8,420,596          8,475,967      (55,371)
Total assets                   1,409,051         11,073,953      335,098
                              ----------         ----------      -------

Current liabilities              936,865            699,237      237,628
Non-current liabilities               --                 --           --
Total liabilities                936,865            699,237      237,628
                              ----------         ----------      -------

Minority interests                51,612             52,358         (746)
                              ----------         ----------      -------
Net assets                    10,420,574         10,322,358       98,216
                              ----------         ----------      -------
Share capital                  4,335,550          4,335,550           --
Reserves                       6,085,024          5,986,808       98,216
Total shareholders' equity    10,420,574         10,322,358       98,216
                              ==========         ==========      =======

      As of December 31, 2004, total assets of the Company were RMB11,409.1 million, representing an increase of RMB335.1 million from RMB11,074.0 million as of December 31, 2003.

      As of December 31, 2004, current assets of the Company were RMB2,988.5 million, representing an increase of RMB390.5 million from RMB2,598.0 million as of December 31, 2003. This was mainly due to the increase in temporary cash investment, trade receivables and materials and supplies in the sum of RMB799.8 million; however, the decline in cash and cash equivalent, trade receivables from connected companies, prepayments and other trade receivables in the amount of RMB409.3 million partly offset the increase in current assets.

      As of December 31, 2004, non-current assets of the Company were RMB8,420.6 million, representing a decrease of RMB55.37 million from RMB8,476.0 million as of December 31, 2003. This was primarily due to a decrease in construction-in-progress in the amount of RMB45.08 million and the amortization in land use right fees and the deferred staff costs in the amount of RMB15.70 million and RMB15.09 million, respectively, in 2004.

18 Guangshen Railway Company Limited Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS

      As of December 31, 2004, all the liabilities of the Company were current liabilities and the total amount was RMB936.9 million, representing an increase of RMB237.6 million from RMB699.2 million in 2003. This was mainly due to the increase in pre-payment and other payables, tax, payments due to related parties, trade payables and payment on constructions in the amount of RMB250.0 million.

      As of December 31, 2004, the shareholders' equity of the Company were RMB10,420.6 million, representing an increase of RMB98.22 million from RMB10,322.4 million as of December 31, 2003. This was mainly due to the increase in reserves of RMB98.22 million when compared with that of 2003, which was the balance of net profits of RMB567.5 million in 2004 after deducting dividends of RMB455.2 million declared for 2003 and the expenses in relation to the proposed A share issue and the plan for acquisition of railway business of Yangcheng Railway Company and the related assets and liabilities in the amount of RMB14.04 million in 2004.

      As of December 31, 2004, the gearing ratio of the Company was 8.2%.

      As of December 31, 2004, the Company had no charge on any of its assets and had not provided any guarantees.

      LIQUIDITY AND CAPITAL RESOURCES

      The principal source of capital of the Company was revenues generated from operations. In 2004, the net cash inflow from the Company's operations were RMB1,236.6 million, representing an increase of RMB438.1 million from RMB798.4 million in 2003. The increase in net cash inflow from the Company's operations was mainly due to the substantial increase in the Company's total revenues.

      The Company's capital was mainly used for temporary cash investments, capital and operating expenses and payment of taxes and dividends. In 2004, the Company increased the temporary cash investments in the amount of RMB751.9 million, expended RMB310.2 million on the purchase of fixed assets and construction-in-progress. It also paid RMB84.24 million for income tax and approximately RMB455.0 million for dividends.

      The table below sets forth the major items in the consolidated cash flow statements of 2004 and 2003.

                                           2004          2003        Increase/(Decrease)
                                      (RMB THOUSAND) (RMB thousand)   (RMB thousand)
Net cash inflows from
    operating activities                 1,236,579      798,449          438,130
Net cash used in investing activities   (1,000,639)    (375,469)        (625,170)
Net cash used in  financing activities    (469,044)    (433,666)         (35,378)
                                        ----------     --------         --------
Net cash and cash equivalents
  (outflows) inflows                      (233,104)     (10,686)        (222,418)
                                        ----------     --------         --------

                         Annual Report 2004 Guangshen Railway Company Limited 19

MANAGEMENT'S DISCUSSION AND ANALYSIS

      The Company has sufficient cash flow and has no commercial loans. The Company has a credit facility of RMB3 billion from China Development Bank, which has not been utilized so far. The Company believes it has sufficient working capital to meet its operation and development requirements.

6.    COMMITMENTS

      (1)   CAPITAL COMMITMENTS

            As of December 31, 2004, the Company had the following capital commitments which were authorized but not contracted for and contracted but not provided for:

                                                      2004                  2003
                                                  (RMB THOUSAND)       (RMB thousand)
Authorized but not contracted for                       451,500               --
Contracted but not provided for                         693,828               --

      (2)   OPERATING LEASE COMMITMENTS

            Total future minimum lease payments under non-cancellable operating leases were as follows:

                                                     2004               2003
                                                (RMB THOUSAND)     (RMB thousand)
Machinery and equipment
--  not more than 1 year                             108,000            108,000
--  more than 1 year but not more than 5 years        75,375            183,375
                                                     -------            -------
                                                     183,375            291,375
                                                     =======            =======

            The above said operating lease commitments were for leasing eight AC-driving electric passenger trains ("Blue Arrow") with a speed of up to 200 kilometres per hour.

7.    FOREIGN EXCHANGE RISK AND HEDGING

      The Company currently hold certain amounts of United States dollars and Hong Kong dollars deposits. It also earns revenues in HK dollars from its railway transportation businesses. Dividends to the shareholders of H shares and the holders of ADSs are paid in foreign currencies. Some of the Company's contracts, particularly with respect to the high-speed passenger train projects, are payable by the Company in foreign currencies. If the exchange rate of RMB to the relative foreign currencies fluctuates, the operating results of the Company will be affected. The Company has not entered into any contract for the purpose of hedging.

20 Guangshen Railway Company Limited Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS

8.    INTEREST RATE RISK

      Funds that are not needed for immediate use are placed as temporary cash deposits or time deposits in commercial banks and in the Railway Deposit-taking Centre of the Ministry of Railways (the "MOR"). The Company does not hold any market risk-sensitive instruments for trading purposes. As of December 31, 2004, the Company had no commercial bank loans outstanding. Accordingly, the Company is not exposed to any material interest rate risks.

9.    CONTINGENCY

      As of December 31, 2004, the Company's interest in an associated company, Guangzhou Tiecheng Enterprise Company Limited ("Tiecheng"), amounted to approximately RMB140 million. In 1996, Tiecheng and a Hong Kong incorporated company jointly established Guangzhou Guantian Real Estate Company Limited ("Guangzhou Guantian"), a sino-foreign cooperative joint venture to develop certain properties near a railway station operated by the Company.

      On October 27, 2000, Guangzhou Guantian together with Guangzhou Guanhua Real Estate Company Limited ("Guangzhou Guanhua") and Guangzhou Guanyi Real Estate Company Limited ("Guangzhou Guanyi") agreed to act as joint guarantors of certain payables of Guangdong Guangcheng Real Estate Company Limited ("Guangdong Guancheng") to an independent third party. Guangzhou Guanhua, Guangzhou Guanyi, Guangdong Guancheng and Guangzhou Guantian were related companies with a common chairman. As Guangdong Guancheng failed to repay the payables, according to a court verdict on November 4, 2001, Guangzhou Guantian, Guangzhou Guanhua and Guangzhou Guanyi were liable to the independent third party for an amount of approximately RMB257 million plus interest from Guangdong Guancheng. As such, if Guangzhou Guantian were held responsible for the guarantee, the Company may need to make provision for impairment on its interest in Tiecheng.

      On December 15, 2003, the High People's Court of Guangdong Province ("the Court") received Guangzhou Guantian's application for discharging the aforesaid guarantee. As a necessary procedure for the Court to decide whether to grant a re-trial, a hearing was held on March 18, 2004. In this respect, Guangzhou Guantian appointed an independent lawyer to represent its to attend the hearing. Up to the date of this report, the Court has not yet determined whether to grant a re-trial as the necessary procedures have not been completed. However, having consulted that independent lawyer, the directors are of the opinion that the guarantee arrangement should be invalid according to the relevant PRC rules and regulations. Accordingly, the directors consider that as of the date of this report, the chance of Guangzhou Guantian to settle the above claim is remote and no provision for the interest in Tiecheng was made in the accounts. To avoid the possible loss resulting from the litigation, the Company has obtained a letter of undertaking issued by Guangzhou Railway (Group) Company (the parent company of the Company). The Parent Company undertook to resolve through relevant channels or to take up the responsibilities so that the equity interest of the Company in Tiecheng will not be affected by the litigation.

                         Annual Report 2004 Guangshen Railway Company Limited 21

MANAGEMENT'S DISCUSSION AND ANALYSIS

10.   OVERDUE TIME DEPOSITS

      As of December 31, 2004 the Company had an overdue time deposit in the amount of approximately RMB31.365 million placed with Zengcheng Licheng Urban Credit Cooperative. The Company had initiated legal proceedings and obtained a judgment in its favour regarding the unpaid time deposits. However, as the debtor was undergoing restructuring, the court ordered a stay of execution of the judgment obtained by the Company. The said overdue time deposit accounts for approximately 0.3% of the net assets and 1.05% of the total current assets of the Company and has no material impact on the capital usage and operations of the Company. For prudence, the Company has reclassified such amount to other receivables and made full provision in its financial statements for impairment.

      Except for such overdue time deposit, the Company has no other overdue time deposit that has not been repaid. The Company has not encountered any difficulty in withdrawing deposits. The Company has placed its deposits with other commercial banks in the PRC and the Railway Deposit-taking Centre.

11.   EMPLOYEES, SALARY DISTRIBUTION POLICY AND TRAINING PLANS

      As of December 31, 2004, the Company had in total 8,964 employees, representing a decrease of 65 compared to that of December 31, 2003.

      The Company's a salary policy is closely linked to operating results, labour efficiency and individual performance. Employees' salaries distribution is subject to macro-economic control and is based on their post scores and performance reviews. The Company paid approximately RMB492.6 million in salaries and benefits for its railroad businesses in 2004.

      Pursuant to applicable state policies and regulations, the employees of the Company enjoy the following benefits: (1) retirement pension -- the Company is required to set aside a sum equivalent to 18% of the aggregate amount of the salaries of all of its employees for the year and 5% of the aggregate amount of the salaries of all of its employees for the year as employees' retirement pension and supplemental retirement pension, respectively; (2) basic medical insurance -- the Company is required to set aside 8% (for residents in Guangzhou area or along the Guangzhou-Shenzhen route) and 6% (for Shenzhen residents) of the aggregate amount of salaries of all of its employees for the year as employees' basic medical insurance fees; and (3) housing fund -- both the Company and its employees are required to deposit 7% (for residents in Guangzhou area or along the Guangzhou-Shenzhen route), or 13% (for Shenzhen residents) of the employee's monthly salary into the employee's personal housing fund account; (4) supplemental medical insurance and maternity medical insurance -- the Company is required to set aside 1% and 0.4% (for residents in Guangzhou area or along the Guangzhou-Shenzhen route) and 0.5% and 0.5% (for Shenzhen residents) of the aggregate amount of salaries of all of its employees for supplemental medical insurance and maternity medical insurance, respectively; (5) other welfare fund -- the Company is required to set aside 6% (for residents in Guangzhou area or along the Guangzhou-Shenzhen route) and 8% (for Shenzhen residents) of the aggregate amount of salaries of all of its employees for the year as employees' other welfare expenses.

22 Guangshen Railway Company Limited Annual Report 2004

MANAGEMENT'S DISCUSSION AND ANALYSIS

      During 2004, the Company provided 338 employees with training on post standardization and 5,799 employees with training on adaptability. Training included the Fifth Great Speed Up Projects in China railways, office automation, etiquette for passenger transportation, safety code of operation, handling of emergency and further education of professionals and technicians. The training plan of 2004 was fully implemented and the total expenses for these training programmes in 2004 were approximately RMB3.36 million.

12.   SIGNIFICANT DIFFERENCE FROM NYSE CORPORATE GOVERNANCE STANDARDS

      As a foreign private issuer under the U.S. Securities Exchange Act (the "Exchange Act"), the Company is permitted to follow the corporate governance practice of its home country, which the Company considers to be the PRC, in lieu of the provisions of Section 303A of the Listed Company Manual of the New York Stock Exchange (the "NYSE"), except that the Company is required to comply with the requirements of Sections 303A.06, 303A.11 and 303A.12(b) and (c). The Company is currently in compliance with Section 303A.06 of the Listed Company Manual, which requires the Company to have an audit committee that satisfies the requirements of Rule 10A-3 under the Exchange Act. The Company expects to comply with the certification requirements of Sections 303A.12(b) and (c) shortly after it files its annual report on Form 20-F with the Securities and Exchange Commission and, in any event, prior to the deadlines specified by the NYSE.

      In accordance with Rule 303A.11 of the Listed Company Manual of the New York Stock Exchange (the "NYSE"), the following is a summary of the significant ways in which the corporate governance practices of the Company differ from those followed by a U.S. domestic company in compliance with applicable corporate governance rules of the NYSE.

      1. According to the Audit Committee Charter, the members of the audit committee, who are all non- management directors, shall meet at lease four times a year pursuant to the schedule determined by the audit committee.

      2. the Company does not have a nominating committee or a corporate governance committee similar to that required for U.S. domestic companies under Section 303A.04 of the Listed Company Manual;

      3. the Company does not have a compensation committee similar to that required for U.S. domestic companies under Section 303A.05 of the Listed Company Manual. Under the Corporate Governance Code implemented by the HKSE in January 2005, there is mandatory requirement for a company listed on the HKSE to have a remuneration committee composed of a majority of independent non-executive directors.

                         Annual Report 2004 Guangshen Railway Company Limited 23

MANAGEMENT'S DISCUSSION AND ANALYSIS

4. the Company does not have formal corporate governance guidelines similar to those required for U.S. domestic companies under Section 303A.09 of the Listed Company Manual. However, in accordance with applicable PRC laws and regulations and the HKSE Listing Rules, the Company has adopted its Articles of Association, the General Meeting System, the Working Ordinance for the Board of Directors, the Working Ordinance for the Board of Supervisors, the Working Ordinance for the General Manager, the Capital Management Measures, the Investment Management Measures, the Code of Ethics for Senior Officers and the Audit Committee Charter that contain provisions which address the following subjects:

      -     director qualification standards and responsibilities;

      -     key board committee responsibilities;

      - director access to management and, as necessary and appropriate, independent advisors;

      -     director compensation;

      -     management succession; and

      -     director orientation and continuing education;

      In addition, as a company listed on the HKSE, the Company is required to comply with applicable corporate governance and other related requirements of the HKSE Listing Rules, including the Corporate Governance Code, unless an exemption is available.

5. The Company has not adopted a code of business conduct and ethics for its directors, officers and employees similar to that required for U.S. domestic companies under Section 303A.10 of the Listed Company Manual. The Company has implemented code of business conduct and ethics for senior management, including its General Manager, Deputy General Manager, Chief Accountant, Chief Engineer and Company Secretary. A translation of the Company's Code of Ethics for Senior Officers has been filed as an exhibit to its annual report on Form 20-F for the fiscal year ended December 31, 2003. In addition, the directors of the Company are required to comply with the Model Code for Securities Transactions by Directors of Listed Companies (the "Model Code") set out in the HKSE Listing Rules, which sets out standards with which directors are required to comply with respect to transactions involving securities of the Company.

24 Guangshen Railway Company Limited Annual Report 2004

                              [REPORT OF DIRECTORS]

                                    [IMAGE]

REPORT OF DIRECTORS

The Board is pleased to present the Report of Directors together with the audited financial statements of the Company and its subsidiaries for the year ended December 31, 2004.

PRINCIPAL ACTIVITIES AND FINANCIAL RESULTS

The Company and its subsidiaries are mainly engaged in railway passenger and freight transportation between Guangzhou and Shenzhen and certain long-distance passenger transportation services. They also operate the passenger transportation service of Hong Kong Through Trains together with KCR in Hong Kong. They are also engaged in other businesses such as provision of railway facilities and technical services and sales of food, beverages and merchandise in railway stations and on trains.

The consolidated operating results of the Company and its subsidiaries for the year ended December 31, 2004 and the financial positions of the Company and its subsidiaries as of December 31, 2004 are set out in the consolidated income statement and balance sheets prepared in accordance with International Financial Reporting Standards ("IFRS") as set out on page 66 and page 120 of this annual report, respectively.

PROPOSED PROFIT APPROPRIATION

For the year ended December 31, 2004, the appropriations of profit as dividends and reserves proposed by the Board are set out in Note 9 and Note 24 to the financial statements, respectively.

DIVIDENDS

The Company did not declare any interim dividend for the six months ended June 30, 2004.

On March 17, 2005, the Board proposed a distribution of final dividend of RMB0.11 per share to the shareholders of the Company for the year ended December 31, 2004.

Shareholders whose names appear on the Register of Members on April 12, 2005 will qualify for the final dividend for the year ended December 31, 2004. The Register of Members for H shares will be closed from April 12, 2005 to May 12, 2005, both days inclusive.

Holders of H shares who wish to qualify for entitlement to the final dividend must lodge all transfer forms, together with the relevant share certificates, with the Company's share registrars, Hong Kong Registrars Limited, at Rooms 1712-1716 on 17th Floor, Hopewell Center, 183 Queen's Road East, Wanchai, Hong Kong no later than 4:00 p.m. on April 11, 2005, the last trading day before the Register of Members is closed.

Details concerning the final dividend payments to holders of H shares are to be announced subject to the approval of the shareholders at the 2004 annual general meeting, which is to be held on May 12, 2005. The specific date and procedure for the payment of the final dividends will be announced separately.

26 Guangshen Railway Company Limited Annual Report 2004

REPORT OF DIRECTORS

In accordance with the articles of association of the Company (the "Articles of Association"), the dividend for domestic shares will be paid in RMB while the dividend for H Shares will be calculated in RMB and paid in Hong Kong dollars. The exchange rate will be based on the average of the closing exchange rates for RMB to Hong Kong dollars as announced by the People's Bank of China during the calendar week preceding the date on which the dividend is to be distributed.

ENTRUSTED DEPOSITS

As of December 31, 2004, the Company did not have any entrusted deposits placed with any financial institutions in the PRC.

BANK BORROWINGS

As of December 31, 2004, the Company had no bank loans or borrowings.

CHARGE ON ASSETS AND GUARANTEE

As of December 31, 2004, there were no outstanding charges against any of the Company's assets and the Company did not have any guarantee outstanding.

INTEREST CAPITALIZED

There was no interest capitalized in the construction-in-progress or fixed assets of the Company and its subsidiaries during 2004.

FIXED ASSETS

Changes in fixed assets of the Company and its subsidiaries during 2004 are set out in Note 10 to the financial statements.

TAXATION

As the Company was registered and established in the Shenzhen Special Economic Zone of the PRC, it is subject to income tax at a rate of 15%. The rate is 18% lower than that of the standard income tax rate of 33% applicable to PRC companies.

Details regarding taxation of the Company and its subsidiaries are set out in
Note 6 to the financial statement.

RESERVES

Changes in the reserves of the Company and its subsidiaries during the year are set out in Note 24 to the financial statements.

                         Annual Report 2004 Guangshen Railway Company Limited 27

REPORT OF DIRECTORS

STATUTORY PUBLIC WELFARE FUND

Details of the Company's statutory common welfare fund are set out in Note 24 to the financial statements.

SUBSIDIARIES

Details of the Company's principal subsidiaries as of December 31, 2004 are set out in Note 13 to the financial statements.

EQUIPMENT AND MAINTENANCE

The Company owned 12 diesel high-speed locomotives, 5 high-speed electric locomotives, 18 shunting locomotives, 1 high-speed electric passenger train, 84 quasi-high-speed passenger coaches, 41 regular-speed passenger coaches and 112 long-distance express train passenger coaches. The Company leased eight high-speed electric passenger trains from [CHINESE CHARACTERS] Guangzhou China Railway Rolling Stocks Sales and Service Company Limited. The freight cars used by the Company are all leased from the MOR, to which the Company paid rental fees and depreciation based on the uniform rate set by the MOR.

INFORMATION RELATING TO THE ORIGINAL ISSUE AND LISTING

20,536,760 ADSs (each ADS represents 50 H shares) of the Company were listed on the NYSE on May 13, 1996 (New York time) and 217,812,000 H shares were listed on the Hong Kong Exchange on May 14, 1996 (Beijing time). Upon the exercise of the over-allotment options by the underwriters, the Company issued 186,650,000 H shares in the form of ADSs on May 24, 1996. The aggregate number of issued H Shares was therefore increased to 1,431,300,000. Each share has a par value of RMB1.00.

                                                       H SHARES LISTED   ADSS LISTED
                                                         IN HONG KONG    IN NEW YORK
                                                          (HK$/SHARE)     (US$/ADS)
Issue price                                                  2.91            19.00
Highest trading price during 2004                            3.35            20.74
Lowest trading price during 2004                             1.76            11.50
Opening price on the first trading day of 2004               2.20            14.12
Closing price on the last trading day of 2004                3.18            20.47
                                                    -------------       ----------
Total number of turnover in 2004                    1,503,000,000       10,280,000
                                                    =============       ==========

28 Guangshen Railway Company Limited Annual Report 2004

REPORT OF DIRECTORS

SHARE CAPITAL STRUCTURE

As of December 31, 2004, the share capital of the Company consisted of:

                                                NUMBER          PERCENTAGE
 TYPE OF SHARE CAPITAL                        OF SHARES          OF SHARE
                                                ('000)             (%)
 State-owned legal person shares              2,904,250            66.99
 H Shares                                     1,431,300            33.01
                                              ---------           ------
 Total                                        4,335,550           100.00
                                              =========           ======

There was no change in the share capital of the Company during the year.

SHAREHOLDERS

So far as the Directors are aware, as at December 31, 2004, the interests and short positions of the persons, other than directors or supervisors of the Company, in the shares and underlying shares of the Company as recorded in the register required to be kept under section 336 of the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) were as follows:

                                                                                                       PERCENTAGE    PERCENTAGE
                                                                                                        OF CLASS      OF TOTAL
NAME OF                           CLASS             NUMBER                                TYPE OF       OF SHARES   SHARE CAPITAL
SHAREHOLDER                     OF SHARES         OF SHARES             CAPACITY          INTEREST        (%)           (%)
Guangzhou Railway               Domestic      2,904,250,000 (L)        Beneficial owner   Corporate         100.00        66.99
   (Group) Company                shares
 Sumitomo Life                  H Shares        128,916,000 (L)        Interest of        Corporate           9.01         2.97
   Insurance                                                             controlled
   Company (Note)                                                        corporation
 Sumitomo Mitsui Asset          H Shares        128,916,000 (L)        Investment         Corporate           9.01         2.97
   Management                                                            Manager
   Company Limited
 Mondrian Investment            H Shares         71,818,500 (L)        Investment         Corporate           5.02         1.66
   Partners Ltd (formerly
   Manager known as Delaware
   International Advisers
   Limited)

                         Annual Report 2004 Guangshen Railway Company Limited 29

REPORT OF DIRECTORS

Note: As at December 31, 2004, Sumitomo Life Insurance Company was deemed to be interested in 128,916,000 H Shares (representing 9.01% of the total H Shares of the Company or 2.97% of the total share capital of the Company) held by Sumitomo Mitsui Asset Management Company, Limited, a controlled corporation of Sumitomo Life Insurance Company.

      The letter "L" denotes a long position.

PUBLIC FLOAT

As at March 17, 2005, at least 25% of its total issued share capital was held by the public. The Company is therefore in compliance with the Listing Rules as regard to sufficiency of public float.

PURCHASE, SALE AND REDEMPTION OF SHARES

During the year ended December 31, 2004, there was no purchase, sale or redemption by the Company, or any of its subsidiaries, of the shares of the Company.

PRE-EMPTIVE RIGHTS

There is no provision regarding pre-emptive right under the Articles of Association and the laws of the PRC.

CONFIRMATION BY INDEPENDENT NON-EXECUTIVE DIRECTORS OF CONNECTED TRANSACTIONS

The independent non-executive directors of the Company confirmed that the connected transactions (as defined in the Listing Rules) entered into by the Company during 2004 were entered into in the ordinary and usual course of its business and conducted on normal commercial terms. Such transactions were conducted in accordance with the terms of the agreements governing them. The terms were fair and reasonable and in the interests of the shareholders of the Company as a whole.

30 Guangshen Railway Company Limited Annual Report 2004

REPORT OF DIRECTORS

DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT

Information relating to the directors, supervisors and senior management of the Company as of March 17, 2005 is as follows:

   NAME                   AGE                POSITION                        NATIONALITY
 DIRECTORS:

 Wu Junguang               56      Chairman of the Board                      Chinese
 Li Kelie                  57      Director and General Manager               Chinese
 Hu Lingling               41      Director                                   Chinese
 Wu Houhui                 56      Director                                   Chinese
 Wen Weiming               42      Director                                   Chinese
 Li Qingyun                41      Director and Deputy General Manager        Chinese
 Li Peng                   58      Director and Chairman of the Trade Union   Chinese
 *Chang Loong Cheong       59      Director                                   Hong Kong, the PRC
 *Deborah Kong             45      Director                                   Australian
 *Wilton Chau              43      Director                                   Singaporean

 Supervisors:

 Yao Muming                51      Chairman of the  Supervisory Committee     Chinese
 Tang Dinghong             55      Supervisor                                 Chinese
 Zhao Genrong              59      Supervisor                                 Chinese
 Chen Yongbao              53      Supervisor                                 Chinese
 Chen Yunzhong             52      Supervisor                                 Chinese
 Yang Rongjiu              57      Supervisor                                 Chinese

 OTHER SENIOR MANAGEMENT:

 Wu Weimin                 47      Deputy General Manager                     Chinese
 Han Dong                  43      Deputy General Manager                     Chinese
 Yang Yuzheng              42      Deputy General Manager                     Chinese
 Yao Xiaocong              51      Chief Accountant                           Chinese
 Guo Xiangdong             39      Company Secretary                          Chinese

*     Independent non-executive directors who are also Hong Kong residents.

On January 6, 2004, resolutions were passed at the seventh meeting of the third session of the Board of the Company to terminate the engagement of Mr. Yan Ping as Deputy General Manager and the engagement of Mr. Yao Xiaocong as Chief Accountant and Company Secretary. Resolutions were also passed at the same meeting to appoint each of Mr. Shao Huaping and Mr. Wu Weimin as Deputy General Manager, Ms. Li Ruizhi as Chief Accountant and Mr. Guo Xiangdong as Company Secretary.

                         Annual Report 2004 Guangshen Railway Company Limited 31

REPORT OF DIRECTORS

On June 10, 2004, the Company convened the annual general meeting of the Company. Resolutions were passed at the annual general meeting to appoint Mr. Wilton Chau Chi Wai as an independent non-executive director, terminate the engagement of Mr. Gu Hongxi as a supervisor of the third session of the Supervisory Committee of the Company and appoint Mr. Tang Dinghong, a representative of shareholders, as a supervisor of the third session of the Supervisory Committee.

On June 10, 2004, resolution was passed at the sixth meeting of the third session of the Supervisory Committee to appoint Mr. Yao Muming as chairman of the Supervisory Committee.

On August 12, 2004, resolutions were passed at the ninth meeting of the third session of the Board of the Company to terminate the engagement of Mr. Shao Huaping as Deputy General Manager and Ms. Li Ruizhi as Chief Accountant, to appoint Mr. Han Dong and Mr. Yang Yuzheng as Deputy General Manager and to appoint Mr. Yao Xiaocong as Chief Accountant of the Company.

On October 4, 2004, resolutions were passed at the tenth meeting of the third session of the Board of the Company to terminate the engagement of Mr. Feng Qifu and appoint Mr. Li Kelie as the General Manager of the Company.

On December 30, 2004, resolutions were passed at the extraordinary general meeting to terminate the engagement of Mr. Feng Qifu and appoint Mr. Li Kelie as a director of the Company.

On March 17, 2005, resolution was passed at the fourteenth meeting of the third session of the Board of the Company to terminate the engagement of Mr. Luo Qingming as the Deputy General Manager and Chief Engineer of the Company.

PROFILE OF DIRECTORS, SUPERVISORS AND SENIOR MANAGEMENT

DIRECTORS

WU JUNGUANG, age 56, joined the Company in June 2003 and is the Chairman of the Board of the Company. Mr. Wu graduated from South China Normal University [CHINESE CHARACTERS] Since 1964, he has served in various managerial positions in various railway departments. He had served as the Stationmaster of Guangzhou Station, the General Manager of Yangcheng Railway Company and in other positions. He is currently the Chairman of the board of directors and the General Manager of Guangzhou Railway (Group) Company, the parent company of the Company.

LI KELIE, age 57, joined the Company in October 2004. He is a Director and the General Manager of the Company. Mr. Li is a member of Chinese Writers' Association and a vice chairman of Guangzhou Writers' Association [CHINESE CHARACTERS] Mr. Li has participated in the operation and management of railway transportation for years and has extensive industry experience. Since 1994, Mr. Li has held various senior positions within Guangzhou Railway (Group) Company and its subsidiaries. He is currently a member of the senior management of Guangzhou Railway (Group) Limited. Before he joined the Company, he was the Chairman and the General Manager of Sanmao Railway Company Limited [CHINESE CHARACTERS]

32 Guangshen Railway Company Limited Annual Report 2004

Report of Directors

HU LINGLING, age 41, joined the Company in June 2003 and is a Director of the Company. He graduated from Changsha Railway Institute [CHINESE CHARACTERS] and is an engineer. Since 1985, Mr. Hu has served in various technical and managerial positions in various railway departments. He had served as the Deputy General Manager of Yangcheng Railway Company and the Director of Transportation Department of Guangzhou Railway (Group) Company. Mr. Hu is currently the Deputy General Manager of Guangzhou Railway (Group) Company.

WU HOUHUI, age 56, joined the Company in March 1999 and is a Director of the Company. He graduated from Dalian Railway College [CHINESE CHARACTERS] and is a senior economist. Mr. Wu served in various managerial positions in Guangzhou Railway (Group) Company from 1984 to 2003. He is currently the Chief Economist of Guangzhou Railway (Group) Company.

WEN WEIMING, age 42, joined the Company in June 2003 and is a Director of the Company. Mr. Wen graduated from Workers University of Guangzhou Railway Bureau [CHINESE CHARACTERS] and Party School of the CPC [CHINESE CHARACTERS] and is a senior accountant. He has many years of experience in the financial field. He had served as the Director of the Finance Sub-section of Yangcheng Railway Company and the Director of Finance Department of Guangzhou Railway (Group) Company. Mr. Wen is currently the Deputy Chief Accountant of Guangzhou Railway (Group) Company.

LI QINGYUN, age 41, joined the Company in September 1999. He is a Director and Deputy General Manager of the Company. Mr. Li graduated from North Jiaotong University [CHINESE CHARACTERS], majored in railway transportation and organization in 1989. He holds a master degree. He served in managerial positions in technical and transportation departments of Guangzhou Railway (Group) Company from 1989 to August 1999.

LI PENG, age 58, joined the Company in December 1997. He is a Director and the Chairman of the Trade Union of the Company. Mr. Li graduated from the East China Civil Engineering Institute [CHINESE CHARACTERS]. He had served in various executive and labour administration positions in Yangcheng Railway Company since 1977. He was the Deputy General Manager of the predecessor of the Company, Guangshen Railway Company, and Guangshen Railway Enterprise Development Company from 1992 to 1997.

CHANG LOONG CHEONG, age 59, joined the Company in March 1996 and is an independent non-executive Director of the Company. Mr. Chang holds a management certificate from the Hong Kong Management Association. He is also a director of Shanghai Xinhua Iron & Steel Company Limited and Orient International (Shanghai) Limited. Mr. Chang had been a manager of Cathay Restaurant in Lagos, Nigeria, a member of the senior management of Island Navigation Corporation International Limited in West Africa and Orient Overseas Container Line Limited, and the General Manager and a director of Noble Ascent Company Limited.

DEBORAH KONG, age 45, joined the Company in March 1996 and is an independent non-executive Director of the Company. Ms. Kong is currently an executive director of Centennial Resources Company Limited. Ms. Kong holds a Bachelor of Arts degree from Sydney University and has obtained a Master Diploma in Finance from Macquarie University in Australia. She is a member of the People's Political Consultative Standing Committee of Shandong Province in the PRC.

                         Annual Report 2004 Guangshen Railway Company Limited 33

REPORT OF DIRECTORS

WILTON CHAU CHI WAI, age 43, joined the Company in June 2004 and is an independent non-executive Director of the Company. Mr. Chau holds a bachelor degree in applied mathematics from the University of Hong Kong, a Bachelor of Laws degree from University of Wolverhampton and a Master of Business Administration from the University of Wales. Mr. Chau is a fellow member of the Association of Chartered Certified Accountants, a member of Singapore Institute of Arbitrators and Council member of Hong Kong Biotechnology Association. Since 1987, Mr. Chau has served in senior positions in various financial institutes overseeing investment and development in railway, road and airport infrastructure projects. Mr. Chau is currently the chairman of Qleap Venture Limited.

The appointment of each non-executive Director of the Company was for a period from his/her date of appointment until new Directors of the Company are being elected at the general meeting of the Company to be held in 2005.

SUPERVISORS

YAO MUMING, age 51, joined the Company in April 1997 and is the Chairman of the Supervisory Committee of the Company. Mr. Yao graduated from South China Normal University [CHINESE CHARACTERS] and had served as the Deputy Director of the Guangzhou and Zhuhai Animal and Plant Quarantine Bureaus. From 1997 to 2003, he was a member of the senior management of the Company. Since July 2003, Mr. Yao has been a member of the senior management of Guangzhou Railway (Group) Company.

TANG DINGHONG, age 55, joined the Company in July 2003 and is a Supervisor of the Company. Mr. Tang graduated from Zhongshan University [CHINESE CHARACTERS]. He joined the railway departments in 1969 and had served in various senior managerial positions of Guangzhou Railway (Group) Company.

ZHAO GENRONG, age 59, joined the Company in January 1996 and is a Supervisor of the Company. Mr. Zhao graduated from Northern Jiaotong University [CHINESE CHARACTERS]. He served in finance position in Hengyang Railway Sub-administration from 1968. Since 1983, Mr. Zhao had served as the Deputy Director and the Director of the Finance Department of Guangzhou Railway (Group) Company. Since August 1999, Mr. Zhao has been the Director of the Auditing Department of Guangzhou Railway (Group) Company. He was a Director of the Company from January 1996 to June 2000.

CHEN YONGBAO, age 53, joined the Company in June 2002 and is a Supervisor of the Company. Mr. Chen graduated from Zhuzhou Railway Mechanical Secondary Technical School [CHINESE CHARACTERS]. Since 1975, he had served in various managerial positions in Guangzhou Railway Sub-administration and Yangcheng Railway Company. From 1997 to 2001, Mr. Chen served in the administration supervisory position of Guangzhou Railway (Group) Company. Since May 2001, Mr. Chen has been the chief of the Supervision Department of Guangzhou Railway (Group) Company.

CHEN YUNZHONG, age 52, joined the Company in May 2000 and is a Supervisor of the Company. Mr. Chen graduated from Guangzhou Railway Driver's School [CHINESE CHARACTERS], Guangdong Jinan University [Chinese Characters] and Party School of the CPC [Chinese Characters]. He was a member of the senior management of Hainan Railway Company.

YANG RONGJIU, age 57, is a Supervisor of the Company. Mr. Yang graduated from Cadres Refresh Class [CHINESE CHARACTERS] in Guangzhou Zhongshan University [CHINESE CHARACTERS]. He joined the Company in September 1964 and was the Stationmaster of Shenzhen Railway Station, which belongs to the Company. Since May 2001, Mr. Yang has been the Deputy Chairman of the Trade Union of the Company.

34 Guangshen Railway Company Limited Annual Report 2004

REPORT OF DIRECTORS

OTHER SENIOR MANAGEMENT

WU WEIMIN, age 47, joined the Company in January 2004 and is a Deputy General Manager of the Company. Mr. Wu graduated from Guangdong Radio & TV University [CHINESE CHARACTERS] and is an engineer. Since 1984, he had served in various managerial positions in the Material and Equipment Department, the Planning and Statistic Department and the Labour and Wage Department of Yangcheng Railway Company. He also had served as an engineer in the Material and Equipment Section, the Director of the Planning and Statistic Sub-department of Yangcheng Railway Company. Mr. Wu was the Director of Labour and Wage Sub-department and Director of Social Insurance Centre of Yangcheng Railway Company before joining the Company as a Deputy General Manager in January 2004.

HAN DONG, age 43, joined the Company in May 2000 and is a Deputy General Manager of the Company. Mr. Han graduated from Party School of the CPC[Chinese Characters] majored in economics and management, and is an engineer. Mr. Han joined the Company in August 1985 and had served in various managerial positions in the Material and Equipment Department, the Planning and Statistic Department, Passenger and Freight Transportation Marketing Department. Mr. Han was director of each of the Passenger and Freight Management Department and Equipment and Property Department of the Company.

YANG YUZHENG, age 42, is a Deputy General Manager of the Company. Mr. Yang graduated from Changsha Railway Institute [CHINESE CHARACTERS] and is an engineer. Since 1985, Mr. Yang had served in Transportation Scheduling Department in railway departments and was a Deputy Director of the Scheduling Department and Chief Scheduler of the Company.

YAO XIAOCONG, age 51, is the Chief Accountant of the Company. Mr. Yao graduated from Party School of the CPC [CHINESE CHARACTERS] , majored in economics and management. Since 1975, Mr. Yao has served in the Financial Accounting Department in railway departments and has acquired nearly 30-year experience in financial accounting. Mr. Yao was a member of the senior management of the Company from June 1997 to January 2004. Mr Yao was the Director of the Accounting Department of Guangzhou Railway (Group) Company before he was appointed as the Chief Accountant of the Company in August 2004.

GUO XIANGDONG, age 39, is the Company Secretary and the Director of Secretariat of the Board of Directors. Mr. Guo graduated from the Central China Normal Universityi [CHINESE CHARACTERS] with a Bachelor of Laws degree and is a economist. He joined the Company in 1991, and had served as the Deputy Section Chief, Deputy Director and the Director of Secretariat of the Board of Directors of the Company. Mr. Guo has been the Company Secretary since January 2004.

INTERESTS OF DIRECTORS, SUPERVISORS AND OTHER SENIOR MANAGEMENT IN THE SHARE CAPITAL OF THE COMPANY

As of December 31, 2004, there was no record of interests and short positions (including the interests and short positions which were taken or deemed to have under the provisions of the Securities and Futures Ordinance) of the directors or supervisors of the Company in the shares, underlying shares and debentures of the Company or any associated corporation (within the meaning of the Securities and Futures Ordinance) in the register required to be kept under section 352 of the Securities and Futures Ordinance. The Company had not received notification of such interests and short positions from each director or supervisor of the Company as required to be made to the Company and the Hong Kong Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Companies in Appendix 10 to the Listing Rules. The Company has not granted to any of the Company's directors or supervisors or their spouses or children under the age of 18 any right to subscribe for any shares or debentures of the Company.

                         Annual Report 2004 Guangshen Railway Company Limited 35

REPORT OF DIRECTORS

SERVICE CONTRACTS OF DIRECTORS AND SUPERVISORS

Each of the directors of the Company has entered into a service agreement with the Company. Save as disclosed, no other service contract has been entered into between the Company or any of its subsidiaries and any of the directors or supervisors that is not determinable by the Company within one year without payment of compensation (other than statutory compensation).

CONTRACTS ENTERED INTO BY THE DIRECTORS AND SUPERVISORS

No director or supervisor of the Company has any direct or indirect material interests in any contract of significance subsisting during or at the end of the year to which the Company or any of its subsidiaries was a party.

REMUNERATION OF THE DIRECTORS AND SUPERVISORS

The level of remuneration of the directors and supervisors of the Company was determined pursuant to the level of remuneration in Shenzhen, where the Company is located, and the job nature of each director and supervisor of the Company. The remuneration standard of each session of directors and supervisors is determined by the shareholder's general meeting of the Company.

The remuneration of the directors and supervisors and senior management of the Company are set out in Note 5 to the financial statements of this annual report.

IMPACT OF THE RECENT ECONOMIC DEVELOPMENTS ON THE COMPANY

The Company believes that no factor caused adverse effect to the Company's business and financial position in 2004.

ADJUSTMENT OF PRICE

In 2004, the Company made the following adjustments to the price for its passenger and freight transportation: (1) during the Spring Festival, the Company made different adjustments to passenger fares of different classes of long- distance domestic trains; (2) with the approval of the MOR, the Company made certain adjustments to the price for part of its freight and the overall price of freight transportation increased 3.6% in 2004 when compared with that of 2003; (3) during the New Year holidays, the Spring Festival, the Labour Day holidays and the National Day holidays, the Company increased the fare of the high-speed passenger trains and the regular-speed passenger trains between Guangzhou and Shenzhen by RMB5 per trip.

MATERIAL LITIGATION

The Company and its subsidiaries were not involved in any material litigation or dispute in 2004.

36 Guangshen Railway Company Limited Annual Report 2004

REPORT OF DIRECTORS

AUDITORS

On June 10, 2004, resolutions were passed at the annual general meeting of the Company to appoint PricewaterhouseCoopers (certified public accountants in Hong
Kong) as the international auditors of the Company for 2004 and to appoint Pan-China (Schinda) Certified Public Accountants as its PRC auditor for 2004. Resolutions to re- appoint these two firms as the international and PRC auditors of the Company for 2005 will be proposed at the annual general meeting of the Company to be held on May 12, 2005.

PricewaterhouseCoopers was the international auditors of the Company for 2003 and 2002.

ACCOUNTING TREATMENT REGARDING THE DIFFERENCES BETWEEN THE SELLING PRICES AND COSTS OF EMPLOYEES' HOUSING

The Company constructed and purchased new residential properties for its employees to improve their living conditions. Under a housing benefit scheme, the Company sold these residential properties to its employees at a price approved by the government. The losses arising from the difference between the net book value and the proceeds from the sales of staff quarters to the employees was not more than RMB226.4 million as of December 31, 2004. Pursuant to the prevailing policies of the Ministry of Finance, the aforesaid losses should be credited to retained earnings in the statutory accounts as of January 1, 2001, or in case of a debit balance, to offset against statutory public welfare fund, statutory surplus reserve, discretionary surplus reserve and capital surplus reserve upon the approval of the Board. Such treatment conforms with the accounting principles and regulations applicable to the Company and its subsidiaries in the PRC.

In the financial statements of the Company for the year ended December 31, 2004 prepared in accordance with IFRS, the Company accounted for the losses arising from housing scheme as follows: losses from the sale of completed staff quarters to employees, or from the sale of premises under construction of which could be reasonably estimated for future services was approximately RMB226.4 million. Such losses were amortized on a straight line basis over the estimated remaining average service period of employees of 15 years from the time of such sales. During the year ended December 31, 2004, the amortization charged to the deferred labour costs of the consolidated income statement was RMB15.09 million and the accumulated amortization amounted to RMB75.46 million.

As of December 31, 2004, the unamortized deferred losses, which were recorded as deferred staff costs in the balance sheet of the Company and its subsidiaries, were RMB150.9 million.

MAJOR SUPPLIERS AND CUSTOMERS

Most of the locomotives, passenger coaches and major railway supplies and equipment of the Company are supplied directly or indirectly by the MOR or obtained in the market. The Company may also purchase some of its equipment from overseas or domestic suppliers. The five largest customers of the Company accounted for less than 30% of the revenue of the Company and the five largest suppliers of the Company accounted for less than 30% of the purchases of the Company.

                         Annual Report 2004 Guangshen Railway Company Limited 37

REPORT OF DIRECTORS

PROPOSED ISSUE OF A SHARES, VERY SUBSTANTIAL ACQUISITION AND CONTINUING CONNECTED TRANSACTIONS

The Company and Guangzhou Railway Group Yangcheng Railway Company ("Yangcheng Railway Company") entered into an agreement for the acquisition by the Company of the railway transportation business between Guangzhou and Pingshi currently operated by Yangcheng Railway Company and the assets and liabilities relating to such business (the "Acquisition") on November 15, 2004 (the "Acquisition Agreement"). The consideration of the Acquisition was RMB10,264,120,700 (the amount as assessed in a valuation). The Company had applied to the relevant authorities for the issue and allotment of not more than 2.75 billion A shares (the "A Share Issue") and intended to use the proceeds from the A Share Issue to finance the Acquisition. Pursuant to the Listing Rules, the Acquisition constitutes a very substantial acquisition of the Company. As Yangcheng Railway Company is a wholly-owned subsidiary of Guangzhou Railway (Group) Company, the controlling shareholder of the Company, the Acquisition also constituted a connected transaction of the Company. In anticipation of the A Share Issue and the Acquisition, the Company had entered into various agreements with each of the vendor and its parent company in respect of certain continuing connected transactions. Such agreements shall take effect upon the completion of the Acquisition and shall replace all existing connected transaction agreements relating to the same categories of transactions.

The Company had made an announcement in respect of the above matters on November 15, 2004 and had also sent a circular to its shareholders on December 5, 2004. The circular contained details relating to the A Share Issue, the proposed amendments to the Articles of Association, the Acquisition and the continuing connected transactions, a letter from the independent board committee of the Company to the independent shareholders of the Company containing their recommendation and a letter from the independent financial adviser to the independent board committee and the independent shareholders containing its advice, etc. The Company held its domestic shareholders' class meeting, H shares shareholders' class meeting and extraordinary general meeting on December 30, 2004 to approve related matters. The Company submitted its application proposal relating to the A Share Issue to the China Securities Regulatory Commission (the "CSRC") on December 31, 2004.

The Acquisition Agreement is conditional upon the fulfilment of, among other things, the following conditions:

(1) the formal approval of the relevant authorities or bodies in relation to the A Share Issue being obtained;

(2) the A Share Issue having completed and raised an amount of not less than 65% of the consideration;

(3) the approval of the relevant government bodies responsible for the supervision and management of state-owned assets in relation to the vendor's proposal on disposal of state-owned assets being obtained; and

(4) the approval of the National Development and Reform Committee in relation to the price determination for passenger and freight railway transportation services between Guangzhou and Pingshi being obtained.

Save for condition (2) which can be waived by the Company, none of the above conditions can be waived. If the above conditions are not fulfilled within 2 years from the date of signing of the Acquisition Agreement, November 15, 2004, the Acquisition Agreement shall lapse and no party shall have any liability thereunder. In the event that any party rescinds the Acquisition Agreement for whatever reason after the A Share Issue has been completed, it is expected that the Company will retain the proceeds from the A Share Issue as general working capital.

38 Guangshen Railway Company Limited Annual Report 2004

REPORT OF DIRECTORS

It is expected that the A Share Issue will be completed by the end of the second quarter of 2005, subject to the market conditions and policies of the CSRC.

CONNECTED TRANSACTIONS

The connected transactions of the Company were carried out on usual terms in 2004 in accordance with the conditions and waiver granted by the Hong Kong Exchange and the contracts entered into by the contracting parties. Save for the above conditional Acquisition Agreement and ongoing connected transactions agreements, which take effect upon the completion of the Acquisition, there has been no new connected transaction.

INDEPENDENCE OF INDEPENDENT DIRECTORS

The Company had received an annual confirmation of independence from each of Mr. Chang Loong Cheong, Ms. Deborah Kong and Mr. Wilton Chau Chi Wai, the independent non-executive directors of the Company, pursuant to Rule 3.13 of the Listing Rules. The Company confirms independent non-executive director of the Company to be independent.

AUDIT COMMITTEE

The Audit Committee consists of three independent non-executive directors of the Company. Its main duties include review and supervision of the financial reporting process and internal controls of the Company. The audited annual financial statements for the year ended December 31, 2004 have been reviewed by the Audit Committee.

COMPLIANCE WITH THE CODE OF BEST PRACTICE

The Company and its directors hereby state that, to the best of their knowledge, the Company has, throughout the financial year ended December 31, 2004, complied with the Code of Best Practice set out in Appendix 14 of the Listing Rules.

Note: Appendix 14 of Listing Rules -- Code of Best Practice was replaced by the new Appendix 14 -- Code on Corporate Governance Practices on January 1, 2005.

                                                          By Order of the Board
                                                               WU JUNGUANG
                                                                Chairman

Shenzhen, the PRC
March 17, 2005

                         Annual Report 2004 Guangshen Railway Company Limited 39

                     [Report of the Supervisory Committee]

                                   [PICTURE]

REPORT OF THE SUPERVISORY COMITTEE

Dear shareholders,

During the year ended December 31, 2004, the Supervisory Committee (the "Committee") fulfilled its duties faithfully and carried out work actively in accordance with the Company Law of the PRC and the Articles of Association of the Company, adhered to the principle of honesty and diligence for the purpose of protecting the interests of the Company and its shareholders. The Supervisory Committee held four meetings during the period under review, at which resolutions concerning certain major issues were passed and notified to the Board. The supervisors attended all meetings of the Board and important meetings concerning operation of the Company during the period under review. The Committee has carefully reviewed the Report of Directors, the financial report and proposed profit distribution to be presented by the Board at the annual general meeting.

In 2004, the Company achieved substantial growth in its revenue by optimizing the schedule of passenger trains, improvement of the environment on board, strengthening the passenger transportation marketing during holidays and efficient transportation of coal, grain and fertilizer, etc. The Company has also been active in respect of capital operation and has acquired periodic achievement. The Committee is satisfied with the achievement of the Company in the past year and is confident of the Company's future. We expect that the Company will continue to improve its management and promote the capital operation to enlarge and strengthen itself.

As far as the Committee knows, the Board of Directors, the workgroup of General Manager and the senior management of the Company carried out their duties with sincerity and honesty. They acted in the best interests of the Company and did not violate any laws, regulations, and the Company's Articles of Association and management system in the course of performing their duties.

We would like to express our gratitude to the shareholders, the Directors and all employees for their sincere support to our work.

BY ORDER OF THE SUPERVISORY COMMITTEE
YAO MUMING
Chairman

Shenzhen, the PRC
March 17, 2005

                         Annual Report 2004 Guangshen Railway Company Limited 41

CORPORATE INFORMATION

REGISTERED NAME OF THE COMPANY

[CHINESE CHARACTERS]

ENGLISH NAME OF THE COMPANY

Guangshen Railway Company Limited

REGISTERED ADDRESS OF THE COMPANY

No. 1052 Heping Road
Shenzhen, Guangdong Province
The People's Republic of China
Postal Code: 518010

COMPANY WEB SITE

www.gsrc.com

AUTHORIZED REPRESENTATIVES

Wu Junguang
Guo Xiangdong

COMPANY SECRETARY

Guo Xiangdong

DOMESTIC AUDITORS
Pan-China (Schinda)
Certified Public Accountants
16th Floor, Securities Building
No. 5020 Binhe Road
Shenzhen
The People's Republic of China

42 Guangshen Railway Company Limited Annual Report 2004

CORPORATE INFORMATION

INTERNATIONAL AUDITORS

PricewaterhouseCoopers
22nd Floor, Prince's Building
Central
Hong Kong

LEGAL ADVISER AS TO PRC LAW

Haiwen & Partners
Room 1016, Beijing Silver Tower
No. 2 Dong San Huan North Road
Chao Yang District
Beijing
The People's Republic of China

LEGAL ADVISER AS TO HONG KONG LAW

Norton Rose
38th Floor, Jardine House
1 Connaught Place
Central
Hong Kong

LEGAL ADVISER AS TO THE UNITED STATES LAW

Shearman & Sterling LLP
12th Floor
Gloucester Tower
The Landmark
11 Pedder Street
Central
Hong Kong

                         Annual Report 2004 Guangshen Railway Company Limited 43

CORPORATE INFORMATION

PRINCIPAL BANKER

China Construction Bank
Shenzhen Railway Branch
1st to 4th Floors
Jinwei Building
Jiabin Road
Shenzhen
The People's Republic of China

HONG KONG SHARE REGISTRAR

Hong Kong Registrars Limited
Rooms 1712-16 on 17th Floor
Hopewell Centre
183 Queen's Road east
Hong Kong

DEPOSITARY

JP Morgan Chase Bank
13th Floors, No. 4 New York Plaza
New York
USA

INFORMATIONS OF LISTING

H Shares       : The Stock Exchange of Hong Kong Limited
Share Code     : 0525
ADSs           : The New York Stock Exchange, Inc.
Ticker Symbol  : GSH

44 Guangshen Railway Company Limited Annual Report 2004

CORPORATE INFORMATION

PUBLICATIONS

The Company's 2004 interim and annual reports were published in August 2004 and March 2005, respectively. As required by the United States securities laws, the Company will file an annual report together with the Form 20-F with the U.S. Securities and Exchange Commission before June 30, 2005. Copies of the interim and annual reports as well as the Form 20-F, once filed, will be available at:

GUANGSHEN RAILWAY COMPANY LIMITED

Secretariat to the Board of Directors
No.1052 Heping Road
Shenzhen, Guangdong Province
The People's Republic of China
Postal Code : 518010
Tel         : (86-755) 25587920 or (86-755) 25588146
Fax         : (86-755) 25591480

                         Annual Report 2004 Guangshen Railway Company Limited 45

Notice of Annual General Meeting

Notice is hereby given that the board of directors ("Board") of Guangshen Railway Company Limited (the "Company") has resolved that the annual general meeting (the "AGM") of the Company is to be held at the meeting room of the Company on 3rd Floor, No. 1052 Heping Road, Shenzhen, Guangdong Province, the People's Republic of China ("PRC") at 9:30 a.m. on May 12, 2005 (Thursday) to consider and, if thought fit, to pass the following resolutions (apart from items 8 and 25 as special resolutions, all other items as ordinary resolutions):

1. "That the work report of the Board of the Company for 2004 be and is hereby considered and approved.";

2. "That the work report of the Supervisory Committee of the Company for 2004 be and is hereby considered and approved.";

3. "That the audited financial statements of the Company for 2004 be and is hereby considered and approved.";

4. "That the proposed profit distribution of the Company for 2004 be and is hereby considered and approved.";

5. "That the budget of the Company for 2005 be and is hereby considered and approved.";

6. "That the appointment of Pan-China (Schinda) Certified Public Accountants as the PRC auditor of the Company for 2005 be and is hereby considered and approved and the Board and the Audit Committee be and are hereby authorized to determine its remunerations.";

7. "That the appointment of PricewaterhouseCoopers (certified public accountants in Hong Kong) as the international auditor of the Company for 2005 be and is hereby considered and approved and the Board and the Audit Committee be and are hereby authorized to determine its remunerations.";

8.    "That:

      (a) the proposed amendment to Article 94 of the articles of association of the Company be and is hereby approved (Explanatory Note (A)); and

      (b) the Board be and is hereby authorized to do all such further acts and things and take all steps which in its opinion may be necessary, desirable and expedient to give effect to such amendment, including but not limited to application for approval of, registration of or filing the amendment with the governmental bodies of the PRC and Hong Kong and making further amendments as governmental bodies of the PRC may require.";

9. "That the appointment of Mr. Wu Junguang as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

10. "That the appointment of Mr. Li Kelie as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

46 Guangshen Railway Company Limited Annual Report 2004

Notice of Annual General Meeting

11. "That the appointment of Mr. Hu Lingling as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

12. "That the appointment of Mr. Wu Houhui as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

13. "That the appointment of Mr. Wen Weiming as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

14. "That the appointment of Mr. Li Peng as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

15. "That the appointment of Mr. Chang Loong Cheong as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

16. "That the appointment of Ms. Deborah Kong as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine her remunerations.";

17. "That the appointment of Mr. Wilton Chau Chi Wai as a director of the fourth session of the Board be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

18. "That the appointment of Mr. Yao Muming as a supervisor of the fourth session of Supervisory Committee be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

19. "That the appointment of Mr. Tang Dinghong as a supervisor of the fourth session of Supervisory Committee be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

20. "That the appointment of Mr. Chen Yongbao as a supervisor of the fourth session of Supervisory Committee be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

21. "That the appointment of Ms. Tan Jia as a supervisor of the fourth session of Supervisory Committee be and is hereby considered and approved and the Board be and is hereby authorized to determine her remunerations.";

22. "That the appointment of Mr. Chen Yunzhong as a supervisor of the fourth session of Supervisory Committee be and is hereby considered and approved and the Board be and is hereby authorized to determine his remunerations.";

                         Annual Report 2004 Guangshen Railway Company Limited 47

NOTICE OF ANNUAL GENERAL MEETING

23. "That the remuneration of the directors of the Company be and is hereby considered and approved.";

24. "That the remuneration of the supervisors of the Company be and is hereby considered and approved.";

25. "That subject to the completion of the proposed public issue of Renminbi-denominated ordinary shares of the Company ("A Share Issue"), details of which is set out in the circular of the Company dated December 5, 2004,:

      (a) the articles of association of the Company, a copy of which has been initialled by the chairman of the AGM and for the purpose of identification marked "A", be and is hereby approved and adopted (Explanatory Note (B)); and

      (b) the Board be and is hereby authorized to do all such further acts and things and take all steps which in its opinion may be necessary, desirable and expedient to give effect to such approval and adoption, including but not limited to application for approval of, registration of or filing the articles of association with the governmental bodies of the PRC and Hong Kong and making further amendments as governmental bodies of the PRC may require.";

26. "That subject to the completion of the A Share Issue, the proposed amendments to the "Decision Making System Concerning Connected Transactions of the Company" be and is hereby approved and adopted." (Explanatory Note (C)); and

27.   to consider and approve any other businesses.

48 Guangshen Railway Company Limited Annual Report 2004

NOTICE OF ANNUAL GENERAL MEETING

EXPLANATORY NOTES:

(A) PROPOSED AMENDMENT TO THE EXISTING ARTICLE 94 OF THE ARTICLES OF ASSOCIATION OF THE COMPANY AND THE REASON FOR THE AMENDMENT

      The existing Article 94 of the articles of association of the Company shall be deleted in its entirety and replaced with the following:

      "Article 94 The Company shall establish a board of directors. The board shall be composed of 9 directors. The board shall have one chairman."

      An extraordinary general meeting of the Company was held on December 30, 2004, at which the proposed application for the issue of A shares by the Company was approved. Pursuant to the relevant regulations of the China Securities Regulatory Commission ("CSRC"), board members of the Company shall include at least one-third of independent directors. The Board currently has 10 directors, 3 of which are independent directors. To satisfy the rules of the CSRC, adjustment has to be made to a representative of the shareholders acting as a director. The existing
      Article 94 of the articles of association of the Company shall be amended accordingly.

(B) PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION OF THE COMPANY (DRAFT) AND THE REASON FOR THE AMENDMENTS

      An extraordinary general meeting of the Company was held on December 30, 2004, at which the "Articles of Association of Guangshen Railway Company Limited (Draft)" (the "Draft") was approved. Pursuant to [Chinese Characters] ("Certain Regulations Regarding Strengthening of Protection of Interests of Public Shareholders") and other requirements, the Company proposes to make the further amendments to the Draft as follows:

      1. ARTICLE 63 OF THE DRAFT SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

            "When the Company convenes a shareholders' general meeting, written notice of the meeting shall be given forty-five (45) days before the date of the meeting to notify all of the shareholders in the share register of the matters to be considered and the date and the place of the meeting. A shareholder who intends to attend the meeting shall deliver his written reply concerning the attendance of the meeting to the Company twenty (20) days before the date of the meeting. After giving notice of an annual general meeting, the Company shall give the notice of the annual general meeting once again within three days after the record date."

                         Annual Report 2004 Guangshen Railway Company Limited 49

      NOTICE OF ANNUAL GENERAL MEETING

2. ARTICLE 69 OF THE DRAFT SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "Any shareholder entitled to attend and vote at the shareholders' general meeting shall be entitled to appoint one or more other persons (whether a shareholder or not) as his proxies to attend and vote on his behalf, and a proxy so appointed shall be entitled to exercise the following rights pursuant to the authorization from that shareholder:

      (1)   the shareholder's right to speak at the meeting;

      (2)   the right to demand or join in demanding a poll;

      (3) the right to vote by hand or on a poll, but a proxy of a shareholder who has appointed more than one proxy may only vote on a poll.

      The board of directors of the Company, independent directors and shareholders who meet certain requirements may demand for voting rights in a shareholders' general meeting from the Company's shareholders pursuant to relevant regulations."

3. ARTICLE 76 OF THE DRAFT SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "When shareholders (including proxies) vote at the shareholders' general meeting, they shall exercise their voting rights according to the number of voting shares that they represent. Each share shall carry one voting right. For appointment of directors and supervisors, however, each share shall carry voting rights equal to the number of directors or supervisors to be appointed. Shareholders' voting rights can be used in a centralized manner to vote in relation to the appointment of one or several directors and supervisors."

4.    INSERT ONE ARTICLE BETWEEN ARTICLE 82 AND ARTICLE 83 OF THE DRAFT:

      "Subject to laws, administrative regulations and the articles of association of the Company and without violating the regulations, rules or codes formulated and/or implemented from time to time by the regulatory authorities of the places where the shares of the Company are listed, implementation of the following matters, or the application for the following matters can only be made upon approval by all shareholders in the general meeting of the Company and by more than half of the voting rights represented by the public shareholders (including both holders of overseas-listed foreign-invested shares and holders of domestic-invested shares listed in the PRC) voting on the resolutions:

      1. the Company issuing new shares (including issue of overseas-listed foreign-invested shares or other rights or instruments in the nature of shares) to social public, issuing convertible bonds and placing of shares to existing shareholders (other than shareholders with de facto control undertaking to subscribe for such shares in full in cash before the meeting);

50 Guangshen Railway Company Limited Annual Report 2004

  NOTICE OF ANNUAL GENERAL MEETING

      2. material asset restructuring of the Company, the total consideration payable for acquiring the assets has a premium which is equal to or exceeds 20% of the audited net book value of such assets;

      3. the repayment of debt owed to the Company by a shareholder using the shares of the Company that he holds;

      4. the listing of a subsidiary of material importance to the Company overseas;

      5. relevant matters in the development of the Company which have material impact on the interests of social public shareholders.

      When voting on the above matters, the Company shall provide its shareholders with a network voting platform. The shareholders may vote through the network."

5. ARTICLE 83 OF THE DRAFT SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "Where the shareholders' general meeting is considering matters related to a connected transaction, a connected shareholder shall not participate in voting and the shares with voting rights which they represent shall not be counted in the total number of valid votes. Announcement on the resolutions passed at the shareholders' general meeting shall adequately disclose the details of the unconnected shareholders' votes. If the connected shareholders are unable to abstain from voting due to special reasons, they may vote according to the normal procedures after the Company has obtained consent of the competent authority. Detailed explanation shall be given in the announcement regarding the resolutions passed at the general meeting.

      A connected transaction referred to in the preceding paragraph refers to an event whereby a transfer of resources or obligations takes place between connected parties, regardless of whether a consideration is paid, for instance:

      (1)   the sale or purchase of merchandise;

      (2)   the sale or purchase of assets other than merchandise;

      (3) external investments (including entrusted financial management, entrusted loans, etc.);

      (4)   provision of financial assistance;

      (5)   provision of guarantee (excluding counter-guarantee);

      (6)   leasing of assets;

                         Annual Report 2004 Guangshen Railway Company Limited 51

      NOTICE OF ANNUAL GENERAL MEETING

      (7) entrusting others or entrusted by others to manage assets and business;

      (8)   giving out or receiving assets as gift;

      (9)   restructuring of creditor's rights or debt ;

      (10)  signing of licence agreements;

      (11) transfer of research and development projects to others or accepting transfer of research and developments projects from others;

      (12)  provision or receipt of labour services;

      (13)  entrusting others or entrusted by others to conduct sales;

      (14)  joint investment with connected parties;

      (15) other matters leading to transfer of resources or obligations through agreement or other transactions deemed to be connected transactions by stock exchanges.

            Without violating the regulations, rules or codes formulated and/or implemented from time to time by the regulatory authorities of the places where the shares of the Company are listed, the following transactions between the Company and a connected party can be exempted from voting and disclosure requirements applicable to connected transactions:

            (1) a party subscribing for publicly issued shares, company debentures, corporate debentures, convertible bonds or other derivative products of another party in cash;

            (2) a party underwriting the publicly issued shares, company debentures, corporate debentures, convertible bonds or other derivative products of another party as a member of an underwriting syndicate;

            (3) a party receiving dividends, bonuses or remuneration pursuant to a resolution of shareholders' general meeting of another party;

            (4) a connected transaction resulting from a connected party participating in open bidding and auction, etc.;

            (5) other transactions deemed to be connected transactions by stock exchanges.

52 Guangshen Railway Company Limited Annual Report 2004

  NOTICE OF ANNUAL GENERAL MEETING

      A connected shareholder shall voluntarily abstain from voting and surrender his voting rights in the shareholders' general meeting. In the event that a connected shareholder does not voluntarily abstain from voting, the chairman of the meeting shall request the connected shareholder to abstain from voting. In case where the chairman needs to abstain from voting, the vice-chairman or other directors shall request the chairman and other connected shareholders to abstain from voting. Any shareholder who does not need to abstain from voting may request connected shareholders to abstain from voting.

      Should a shareholder being requested to abstain from voting or other shareholders object to the nature of the connected transaction and the disclosure of interest, abstention from voting and surrender of voting rights in the meeting arising therefrom, an extraordinary board meeting of the directors who do not need to abstain from voting may be sought to resolve the matter. Such resolution shall be final. Should the dissenter still have an objection, he may file a complaint to the agency of the Securities Regulatory Commission or seek to solve the case in other ways after the shareholders' general meeting."

6. ARTICLE 88 OF THE DRAFT SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "If votes are counted at a shareholders' general meeting, the result of the count shall be recorded in the minutes of the meeting and signed by directors present at the meeting. The minutes of the shareholders' general meeting shall record the following matters:

      (1) the number of shares carrying the right to vote attending the shareholders' general meeting and its ratio to the total number of shares of the Company;

      (2)   the date and venue of the meeting;

      (3)   the name of the chairman of the meeting and agenda;

      (4) the key points of speech made by all speakers on each matter under consideration;

      (5)   the voting result of each matter resolved;

      (6) details of the queries and suggestions of shareholders and the responses or explanations of the board of directors and supervisory committee;

      (7) other matters that should be recorded in the minute book according to the shareholders' general meeting and these articles of association.

      The minutes, the signature book of shareholders attending the meeting and the proxy forms shall be kept at the office of the Company.

                         Annual Report 2004 Guangshen Railway Company Limited 53

      NOTICE OF ANNUAL GENERAL MEETING

      When the Company announces the resolutions of the shareholders' general meeting, the number of social public shareholders attending the meeting, the total number of shares held by them, the ratio of such shares to the total number of social public shares of the Company and voting results should be included. Shareholdings and voting results of the ten largest social public shareholders participating in the voting should also be disclosed."

7.    INSERT A NEW ARTICLE BETWEEN ARTICLE 150 AND ARTICLE 151 OF THE DRAFT

      "When any current director behaves against Article 57 or Article 58 of the Company Law or is considered by the China Securities Regulatory Commission as a person who shall be prohibited from participating in the securities market, the board should immediately suspend the relevant director's duties from the day the board learns about the occurrence of the relevant situation and should propose to the general meeting to dismiss him.

      When any current supervisor behaves against Article 57 or Article 58 of the Company Law or is considered by the China Securities Regulatory Commission as a person who shall be prohibited from participating in the securities market, the supervisory committee should immediately suspend the relevant supervisor's duties from the day the committee learns about the occurrence of the relevant situation and should propose to the general meeting to dismiss him.

      When any current manager behaves against Article 57 or Article 58 of the Company Law or is considered by the China Securities Regulatory Commission as a person who shall be prohibited from participating in the securities market, the board should immediately suspend the relevant manager's duties since the day the board learns about the occurrence of the relevant situation and should convene a board meeting to dismiss him."

8. ARTICLE 160 OF THE DRAFT SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "The Company adopts internal audit system, establishes internal audit department or should have internal auditors to conduct internal audit and supervision for financial balances and economic activities of the Company under the leadership of the board."

9.    OTHERS

      The number of Articles or other Articles being affected by the above proposed amendments will be accordingly adjusted in proper order.

54 Guangshen Railway Company Limited Annual Report 2004

  NOTICE OF ANNUAL GENERAL MEETING

(C) PROPOSED AMENDMENTS TO THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" OF THE COMPANY AND THE REASON FOR THE AMENDMENTS

      The Company held the 2004 extraordinary general meeting on December 30, 2004 at which the "Decision Making System Concerning Connected Transactions of Guangshen Railway Company Limited" was approved. Pursuant to the latest listing rules of the Shanghai Stock Exchange, the following amendments are proposed:

      1. THE EXISTING ARTICLE 2 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

            "ARTICLE 2

            Connected transactions of the Company refer to transactions which involve the transfer of resources or obligations between the Company or its controlling subsidiaries and their respective connected persons, including but not limited to:

            (1)   the sale or purchase of merchandise;

            (2)   the sale or purchase of assets other than merchandise;

            (3) external investments (including entrusted financial management, entrusted loans, etc.);

            (4)   provision of financial assistance;

            (5)   provision of guarantee (excluding counter-guarantee);

            (6)   leasing of assets;

            (7) entrusting others or entrusted by others to manage assets and business;

            (8)   giving out or receiving assets as gift;

            (9)   restructuring of creditor's rights or debt;

            (10)  signing of licence agreements;

            (11) transfer of research and development projects to others or accepting transfer of research and developments projects from others;

            (12)  provision or receipt of labour services;

            (13)  entrusting others or entrusted by others to conduct sales;

                         Annual Report 2004 Guangshen Railway Company Limited 55

      NOTICE OF ANNUAL GENERAL MEETING

            (14)  joint investment with connected parties;

            (15) other matters leading to transfer of resources or obligations through agreement or other transactions deemed to be connected transactions by stock exchanges."

2. UNDER THE TITLE OF CHAPTER 2 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" The current provision: "Connected persons of the Company include connected legal persons, connected natural persons and potential connected persons." should be changed to:

      "ARTICLE 3

      Connected persons of the Company include connected legal persons and connected natural persons."

      This provision shall be listed separately as new Article 3.

3. THE EXISTING ARTICLE 3 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE
      FOLLOWINGS:

      "ARTICLE 4

      Any legal person who has the following relationship with the Company shall be deemed to be a connected legal person of the Company:

      (1)   legal person which has direct or indirect control over the Company;

      (2) other legal persons directly or indirectly controlled by the legal person in (1) above, except for the Company and its controlling subsidiaries;

      (3) legal persons directly or indirectly controlled by a connected natural person referred to in Article 5, or those of which the connected natural person is a director or senior management, except for the Company and its controlling subsidiaries;

      (4) legal person holding more than 5 per cent of the shares of the Company;

      (5) other legal persons who are considered by securities regulatory authorities, stock exchanges or the Company pursuant to the principle of "substance over form" as having special relationship with the Company and such relationship would lead to possible bias of the Company's interests in their favour."

56 Guangshen Railway Company Limited Annual Report 2004

NOTICE OF ANNUAL GENERAL MEETING

4. THE EXISTING ARTICLE 4 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE
      FOLLOWING:

      "ARTICLE 5

      Any person who falls within any of the following categories shall be deemed to be a connected natural person of the Company:

      (1) any natural person who holds directly or indirectly more than 5 per cent of the shares of the Company;

      (2)   a director, supervisor or senior management of the Company;

      (3) the director, supervisor and senior management of the legal person referred to in item (1) of Article 4;

      (4) closely-tied family members of the natural person refereed to in items 1 and 2 of this Article, including spouse, children of the age of 18 and their spouses, parents and parents of spouse, siblings and spouse of the siblings, siblings of the spouse, parents of the children's spouse;

      (5) other legal persons who are considered by securities regulatory authorities, stock exchanges or the Company pursuant to the principle of "substance over form" as having special relationship with the Company and such relationship would lead to possible bias of the Company's interests in their favour."

5. THE EXISTING ARTICLE 5 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE
      FOLLOWING:

      "ARTICLE 6

      Any legal person or natural person who falls within any of the following categories shall be deemed to be a connected person of the Company:

      (1) any person who will fall within either Article 4 or Article 5 of this Chapter pursuant to any agreement or arrangement entered into with a connected person after the agreement or arrangement becoming effective or within the next 12 months;

      (2) any person who fell within either Article 4 or Article 5 of this Chapter during the past 12 months."

                         Annual Report 2004 Guangshen Railway Company Limited 57

NOTICE OF ANNUAL GENERAL MEETING

6. THE EXISTING ARTICLE 16 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "ARTICLE 17

      Where the board of directors considers any proposal or matter which involves any connected director, the connected director may attend the board meeting and explain his view in accordance with the laws and regulations, but he may not vote on such proposal or matter. If any director absent from the board meeting is a connected director, he may not authorize other directors to vote on his behalf on such proposal or matter.

      Any resolution in respect of any proposal or matter which involves any connected director shall be valid when it is passed by a majority of the unconnected directors. Should there be an insufficient quorum as a result of connected directors abstaining from voting, all directors (including the connected directors) should pass resolutions on procedural issues relating to submitting such transactions to the shareholders' meeting for approval, etc. and relevant resolutions on such transactions shall be passed by the shareholders' meeting."

7. THE EXISTING ARTICLE 31 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "ARTICLE 32

      Disclosure of a connected transaction by the Company shall include but not limited to the following:

      (1) a summary of transaction and the basic information of the subject matter of the transaction;

      (2)   prior approval and independent advice of the independent directors;

      (3)   voting result of the board (if applicable);

      (4) connection of the parties to the transaction and basic information of the connected person;

      (5) policy for determining the consideration and basis of determination of the consideration of the transaction, the relationship between the consideration and book value or valuation of the subject matter of the transaction and the clear and fair market price, and other matters relevant to the determination of consideration which have to be set out due to the special nature of the subject matter of the transaction;

      (6) explanation should be given if there is a huge difference between the consideration and the book value, valuation or the market price. Disclosure of flow of benefits generated by the connected transaction should also be made if the transaction is not fair;

58 Guangshen Railway Company Limited Annual Report 2004

  NOTICE OF ANNUAL GENERAL MEETING

      (7) other main terms of the transaction agreement, including consideration and settlement, nature and extent of the interests of the connected person in the transaction, conditions precedent to the agreement taking effect, when the agreement will take effect and implementation period;

      (8) the estimated total amount of the connected transaction for the full year shall be set out for those continuing and regular connected transactions in the ordinary course of business;

      (9) purpose of the transaction and the impact on the Company, including the true intention and necessity of conducting the connected transaction, the impact on the Company's current and future financial position and operating result etc.;

      (10) total amount of all kinds of connected transactions with the connected person from the beginning of the year up to the date disclosure is made;

      (11) other content which assists in explaining the real situation of the transaction as requested by the securities regulatory authorities and stock exchanges."

8. THE EXISTING ARTICLE 32 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "ARTICLE 33

      In the event that the aggregate amount of a connected transaction proposed to be entered into between the Company and a connected person exceeds RMB30,000,000 and 5 per cent of the latest audited net asset value of the Company, the board of directors shall disclose the transaction promptly after the resolution has been passed. The particulars to be disclosed shall comply with the requirements of Article 32.

      For such kind of connected transaction, the board of directors of the Company shall advise whether such transaction is in the interests of the Company. Meanwhile, the Company shall engage an independent financial adviser to advise whether such transaction is fair and reasonable so far as the shareholders as a whole are concerned and shall explain the reasons, major assumptions and factors taken into account. Meanwhile, the Company shall engage intermediaries with relevant qualifications to conduct securities and futures businesses to audit or assess the subject matter of the transaction, and put forward the transaction to the shareholders' general meeting for consideration. Such connected transaction can only be implemented after receiving the approval of the shareholders at a general meeting of the Company. Any connected person interested in such connected transaction shall abstain from voting on the resolution in the shareholders' general meeting. The Company shall disclose the information of the relevant transaction in detail in the forthcoming periodic report.

                         Annual Report 2004 Guangshen Railway Company Limited 59

NOTICE OF ANNUAL GENERAL MEETING

      If the subject matter of the connected transaction in the preceding paragraph is shares of a company, the Company shall engage an accountant firm with relevant qualifications to conduct securities and futures businesses to audit the financial report of the subject matter of the transaction for the most recent 1 year and 1 quarter. The last day of the reporting period of the audit shall not exceed six months from the day the agreement is signed. If the subject matter of the connected transaction is non-cash assets other than a company's shares, the Company shall engage an asset valuation firm with relevant qualifications to conduct securities and futures businesses to conduct a valuation. The reference day of the valuation should not exceed one year from the day the agreement is signed.

      Audit or valuation is not required for subject matters of the following connected transactions relating to ordinary business:

      (1)   purchase of raw materials, fuel and power;

      (2)   sale of products and merchandise;

      (3)   provision or receipt of labour services;

      (4)   entrusting other to or entrusted by others to conduct sales."

9. THE EXISTING ARTICLE 36 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "ARTICLE 37

      If the Company and the connected person enter into the following connected transactions, the Company shall be exempted from voting and disclosure requirements applicable to connected transactions:

      (1) a party subscribing for publicly issued shares, company debentures, corporate debentures, convertible bonds or other derivative products of another party in cash;

      (2) a party underwriting the publicly issued shares, company debentures, corporate debentures, convertible bonds or other derivative products of another party as a member of an underwriting syndicate;

      (3) a party receiving dividends, bonuses or remuneration pursuant to a resolution of shareholders' general meeting of another party;

      (4) a connected transaction resulting from a connected party participating in open bidding and auction, etc.;

      (5) other transactions deemed to be connected transactions by stock exchanges."

60 Guangshen Railway Company Limited Annual Report 2004

NOTICE OF ANNUAL GENERAL MEETING

10. THE EXISTING ARTICLE 38 OF THE "DECISION MAKING SYSTEM CONCERNING CONNECTED TRANSACTIONS" SHALL BE DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

      "ARTICLE 39

      In the event of any circumstances which is not regulated by this System and any conflict with the Company Law, the Articles of Association and the relevant laws, regulations, policies of the State or rules of securities regulatory authorities or stock exchanges, the Company Law, the Articles of Association and the relevant laws, regulations, policies of the State or rules of securities regulatory authorities or stock exchanges shall prevail. Meanwhile, the implementation of this System shall not affect the compliance by the Company with those principles and obligations that the Company is required to follow or fulfil in accordance with the regulations, rules or codes formulated and/or implemented from time to time by the regulatory authorities overseas where its shares or securities are listed."

11.   OTHERS

      The number of Articles or other Articles being affected by the above proposed amendments will be accordingly adjusted in proper order.

CANDIDATES OF DIRECTORS:

WU JUNGUANG, age 56, is the Chairman of the third session of the board of directors of the Company (the "Board") and the Chairman of the board of directors and the General Manager of Guangzhou Railway (Group) Company (the parent company of the Company). Mr. Wu graduated from South China Normal University [CHINESE CHARACTER]. Since 1964, he has served in various managerial positions in various railway departments. He had served as the Stationmaster of Guangzhou Station, the General Manager of Yangcheng Railway Company and in other positions.

LI KELIE, age 57, is a Director of the third session of the Board and the General Manager of the Company. Mr. Li is a member of Chinese Writers' Association and a vice chairman of Guangzhou Writers' Association [CHINESE CHARACTER]. Mr. Li has participated in the operation and management of railway transportation for years and has extensive industry experience. Since 1994, Mr. Li held various senior positions within Guangzhou Railway (Group) Company and its subsidiaries. He is currently a member of the senior management of Guangzhou Railway (Group) Company. Before he joined the Company, he was the Chairman and the General Manager of Sanmao Railway Company Limited [CHINESE CHARACTER].

HU LINGLING, age 41, is a Director of the third session of the Board. Mr. Hu graduated from Changsha Railway Institute [CHINESE CHARACTER]and is an engineer. Since 1985, Mr. Hu has served in various technical and managerial positions in various railway departments. He had served as the Deputy General Manager of Yangcheng Railway Company and the Director of Transportation Department of Guangzhou Railway (Group) Company. Mr. Hu is currently the Deputy General Manager of Guangzhou Railway (Group) Company.

                         Annual Report 2004 Guangshen Railway Company Limited 61

NOTICE OF ANNUAL GENERAL MEETING

WU HOUHUI, age 56, is a Director of the third session of the Board. He graduated from Dalian Railway College [CHINESE CHARACTER] and is a senior economist. Mr. Wu served in various managerial positions in Guangzhou Railway (Group) Company from 1984 to 2003. He is currently the Chief Economist of Guangzhou Railway (Group) Company.

WEN WEIMING, age 42, is a Director of the third session of the Board. Mr. Wen graduated from Workers University of Guangzhou Railway Bureau [CHINESE CHARACTER] and Party School of the CPC [CHINESE CHARACTER] and is a senior accountant. He has many years of experience in the financial field. He had served as the Director of the Finance Sub-section of Yangcheng Railway Company and the Director of Finance Department of Guangzhou Railway (Group) Company. Mr. Wen is currently the Deputy Chief Accountant of Guangzhou Railway (Group) Company.

LI PENG, age 58, is a Director of the third session of the Board and the Chairman of the Trade Union of the Company. Mr. Li graduated from the East China Civil Engineering Institute [CHINESE CHARACTER]. He had served in various executive and labour administration positions in Yangcheng Railway Company since 1977. He was the Deputy General Manager of the predecessor of the Company, Guangshen Railway Company, and Guangshen Railway Enterprise Development Company from 1992 to 1997. Mr. Li joined the Company in December 1997.

CHANG LOONG CHEONG, age 59, is an independent non-executive Director of the third session of the Board. Mr. Chang holds a management certificate from the Hong Kong Management Association. He is also a director of Shanghai Xinhua Iron & Steel Company Limited and Orient International (Shanghai) Limited. Mr. Chang had been a manager of Cathay Restaurant in Lagos, Nigeria, a member of the senior management of Island Navigation Corporation International Limited in West Africa and Orient Overseas Container Line Limited, and the General Manager and a director of Noble Ascent Company Limited.

DEBORAH KONG, age 45, is an independent non-executive Director of the third session of the Board. Ms. Kong is currently an executive director of Centennial Resources Company Limited. Ms. Kong holds a Bachelor of Arts degree from Sydney University and has obtained a Master Diploma in Finance from Macquarie University in Australia. She is a member of the People's Political Consultative Standing Committee of Shandong Province in the PRC.

WILTON CHAU CHI WAI, age 43, is an independent non-executive Director of the third session of the Board. Mr. Chau holds a bachelor degree in applied mathematics from The University of Hong Kong, a Bachelor of Laws degree from University of Wolverhampton and a Master of Business Administration from the University of Wales. Mr. Chau is a fellow member of the Association of Chartered Certified Accountants, a member of Singapore Institute of Arbitrators and a Council member of Hong Kong Biotechnology Association. Since 1987, Mr. Chau has served in senior positions in various financial institutions overseeing investment and development in railway, road and airport infrastructure projects. Mr. Chau is currently the chairman of Qleap Venture Limited.

62 Guangshen Railway Company Limited Annual Report 2004

NOTICE OF ANNUAL GENERAL MEETING

CANDIDATES OF SUPERVISORS:

YAO MUMING, age 51, is a Supervisor of the third session of the Supervisory Committee of the Company. Mr. Yao graduated from South China Normal University [CHINESE CHARACTER] and had served as the Deputy Director of the Guangzhou and Zhuhai Animal and Plant Quarantine Bureaus. From 1997 to 2003, he was a member of the senior management of the Company. Since July 2003, Mr. Yao has been a member of the senior management of Guangzhou Railway (Group) Company.

TANG DINGHONG, age 55, is a Supervisor of the third session of the Supervisory Committee of the Company. Mr. Tang graduated from Zhongshan University [CHINESE CHARACTER]. He joined the railway departments in 1969 and had served in various senior managerial positions of Guangzhou Railway (Group) Company. Mr. Tang joined the Company in July 2003.

CHEN YONGBAO, age 53, is a Supervisor of the third session of the Supervisory Committee of the Company. Mr. Chen graduated from Zhuzhou Railway Mechanical Secondary Technical School [CHINESE CHARACTER]. Since 1975, he had served in various managerial positions in Guangzhou Railway Sub-administration and Yangcheng Railway Company. From 1997 to 2001, Mr. Chen served in the administration supervisory position of Guangzhou Railway (Group) Company. Since May 2001, Mr. Chen has been the chief of the Supervision Department of Guangzhou Railway (Group) Company.

TAN JIA, age 51, graduated from North Jiaotong University [CHINESE CHARACTER]and is a senior accountant. Ms Tan joined the railway industry in 1977 and had served as chief accountant to Sanmao Railway Enterprise Co. Ltd, Deputy Director of Auditing Department, Deputy Director of Financial Department, Director of Transportation Settlement Office to Guangazhou Railway (Group) Company and Chief Accountant to Huaihua Railway Company Ltd. Since August, 2004 she has been the Director of Auditing Department to Guangzhou Railway (Group) Company.

CHEN YUNZHONG, age 52, is a Supervisor of the third session of the Supervisory Committee of the Company. Mr. Chen graduated from Guangzhou Railway Driver's School [CHINESE CHARACTER]. Guangdong Jinan University [CHINESE CHARACTER] and Party School of the CPC [CHINESE CHARACTER]. He was a member of the senior management of Hainan Railway Company. Mr. Chen joined the Company in May 2000 and is currently a member of the senior management of the Company.

                         Annual Report 2004 Guangshen Railway Company Limited 63

NOTICE OF ANNUAL GENERAL MEETING

Notes:

(1) Holders of the H shares of the Company are advised that the register of members of the Company's H shares will be closed from April 12, 2005 to May 12, 2005 (both days inclusive), during which no transfer of H shares will be registered. To qualify for the final dividend, holders of H shares must lodge the transfer documents together with the relevant share certificates with the Company's registrar, Hong Kong Registrar Limited at Rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen's Road East, Hong Kong by no later than 4:00 p.m. on April 11, 2005. Holders of the Company's H shares whose names appear on the register of members of the Company on April 12, 2005, or their proxies, are entitled to attend the AGM by presenting their identity cards or passports.

(2) Each shareholder entitled to attend and vote at the AGM may appoint one or more proxies (whether a shareholder or not) to attend the meeting and vote on his behalf.

(3) Where a shareholder appoints more than one proxy, his proxies may only vote on a poll.

(4) The instrument appointing a proxy must be in writing and signed by the appointer or his attorney duly authorized in writing. If the proxy form is signed by an attorney on behalf of the appointor, the power of attorney or other authority must be notarially certified. To be valid, the proxy form, together with a notarially certified copy of the power of attorney or other authority (if any), must be delivered to the registered address of the Company not less than 24 hours before the commencement of the AGM or any adjournment thereof (as the case may be).

(5) Shareholders who intend to attend the AGM are requested to deliver the attendance confirmation reply form to the registered office of the Company in person, by post or by facsimile on or before April 22, 2005.

(6) The AGM is expected to last for half a day. Shareholders and proxies attending the AGM shall be responsible for their own traveling, accommodation and other related expenses.

Registered Office of the Company:
No. 1052 Heping Road
Shenzhen, Guangdong Province
The People's Republic of China
Telephone: 86-755-25587920 or 25588146
Facsimile: 86-755-25591480

                                                By Order of the Board
                                                GUO XIANGDONG
                                                Company Secretary

Shenzhen, the PRC
March 17, 2005

64 Guangshen Railway Company Limited Annual Report 2004

AUDITORS' REPORT

[PRICEWATERHOUSECOOPERS LOGO]

[CHINESE CHARACTER]                     PRICEWATERHOUSECOOPERS
                                        22nd Floor Prince's Building
                                        Central, Hong Kong
                                        Telephone (852) 2289 8888
                                        Facsimile (852) 2810 9888
                                        www.pwchk.com

TO THE SHAREHOLDERS OF GUANGSHEN RAILWAY COMPANY LIMITED
(Incorporated in the People's Republic of China with limited liability)

We have audited the accompanying standing alone balance sheet of Guangshen Railway Company Limited (the "Company"), and the consolidated balance sheet of the Company and its subsidiaries (together, the "Group") as of December 31, 2004 and the related consolidated statements of income, cash flows and changes in shareholders' equity for the year then ended. These financial statements set out on pages 66 to 120 are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit and to report our opinion solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements give a true and fair view of the financial position of the Company standing alone and of the Group as of December 31, 2004 and of the Group's results of operations and cash flows for the year then ended in accordance with International Financial Reporting Standards, and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

PRICEWATERHOUSECOOPERS
Certified Public Accountants

Hong Kong,
March 17, 2005

                         Annual Report 2004 Guangshen Railway Company Limited 65

Consolidated Income Statement
For the year ended December 31, 2004

(All amounts in Renminbi thousands, except for per share data)

                                                           Notes       2004        2003
Revenues from railroad businesses
   Passenger                                                         2,259,671    1,790,204
   Freight                                                             611,807      526,382
                                                                    ----------   ----------
   Sub-total                                                         2,871,478    2,316,586
Revenues from other businesses                                         166,671      151,596
                                                                    ----------   ----------
Total revenues                                                       3,038,149    2,468,182
                                                                    ----------   ----------
Operating expenses
   Railroad businesses
     Business tax                                                      (83,732)     (47,569)
     Labour and benefits                                              (492,581)    (347,649)
     Equipment leases and services                                    (452,204)    (437,739)
     Materials and supplies                                           (245,534)    (216,993)
     Repair costs, excluding materials and supplies                   (216,294)     (89,640)
     Depreciation                                                     (334,501)    (290,014)
     Amortisation of leasehold land payments                           (15,704)     (15,602)
     Fees for social services                                          (84,643)     (62,579)
     General and administrative expenses                              (190,290)    (134,688)
     Others                                                           (126,338)    (113,382)
                                                                    ----------   ----------
     Sub-total                                                      (2,241,821)  (1,755,855)
                                                                    ----------   ----------
   Other businesses
     Business tax                                                       (7,840)      (7,226)
     Materials and supplies                                            (95,637)    (112,677)
     General and administrative expenses                               (62,678)     (29,711)
                                                                    ----------   ----------
     Sub-total                                                        (166,155)    (149,614)
                                                                    ----------   ----------
Total operating expenses                                            (2,407,976)  (1,905,469)
                                                                    ----------   ----------
Profit from operations                                                 630,173      562,713
Other income                                                            48,193       47,341
Finance costs                                                           (1,136)      (2,468)
Share of losses of associates before tax                       14      (12,070)      (2,417)
                                                          -------   ----------   ----------
Profit before tax                                               4      665,160      605,169
Income tax expense                                              6      (98,422)     (93,439)
                                                          -------   ----------   ----------
Profit from ordinary activities after tax                              566,738      511,730
Minority interests                                                         746           32
Profit attributable to shareholders                             7      567,484      511,762
                                                          -------   ----------   ----------
Dividends                                                       9      476,911      455,233
                                                          -------   ----------   ----------
Earnings per share                                              8
-- Basic                                                               RMB0.13      RMB0.12
                                                                    ==========   ==========
-- Diluted                                                                 N/A          N/A
                                                                    ==========   ==========

66 Guangshen Railway Company Limited Annual Report 2004

CONSOLIDATED BALANCE SHEET

As of December 31, 2004

(All amounts in Renminbi thousands)

                                                    Notes       2004         2003
NON-CURRENT ASSETS
Fixed assets                                         10       6,973,279    6,952,878
Construction-in-progress                             11         345,313      390,393
Leasehold land payments                              12         636,379      652,083
Interests in associates                              14         128,346      140,494
Available-for-sale investments                       15         167,962      167,962
Deferred tax assets                                  16          18,406        6,154
Deferred staff costs                                 17         150,911      166,003
                                                     --      ----------   ----------
                                                              8,420,596    8,475,967
                                                     --      ----------   ----------
CURRENT ASSETS
Materials and supplies, at cost                                  60,602       38,692
Trade receivables, net                               18         106,652       80,614
Due from related parties                             27(b)       56,064      199,921
Prepayments and other receivables, net               19         216,573      248,960
Temporary cash investments                           20       1,379,309      627,440
Cash and cash equivalents                            26(b)    1,169,255    1,402,359
                                                     --      ----------   ----------
                                                              2,988,455    2,597,986
                                                     --      ----------   ----------
CURRENT LIABILITIES
Trade payables                                       21          56,272       34,625
Payables for construction of fixed assets                       164,591      148,258
Due to Parent Company                                27(b)       24,617       37,230
Due to related parties                               27(b)      172,121      120,605
Dividends payable                                                   456          232
Taxes payable                                                    75,878       49,494
Accrued expenses and other payables                  22         442,930      308,793
                                                     --      ----------   ----------
                                                                936,865      699,237
                                                     --      ----------   ----------
NET CURRENT ASSETS                                            2,051,590    1,898,749
                                                             ----------   ----------
TOTAL ASSETS LESS CURRENT LIABILITIES                        10,472,186   10,374,716
                                                             ----------   ----------
MINORITY INTERESTS                                               51,612       52,358
                                                             ----------   ----------
NET ASSETS                                                   10,420,574   10,322,358
                                                             ----------   ----------
REPRESENTING:
Share capital                                        23       4,335,550    4,335,550
Reserves                                             24       6,085,024    5,986,808
                                                     --      ----------   ----------
TOTAL CAPITAL AND RESERVES                                   10,420,574   10,322,358
                                                     ==      ==========   ==========

                    WU JUNGUANG                             LI KELIE
                    Chairman                                Director

                         Annual Report 2004 Guangshen Railway Company Limited 67

Balance Sheet
As of December 31, 2004

(All amounts in Renminbi thousands)

                                                          Notes      2004         2003
NON-CURRENT ASSETS
Fixed assets                                              10       6,856,334    6,839,844
Leasehold land payments                                   12         617,558      637,380
Leasehold land payments                                   12         617,558      637,380
Interests in subsidiaries                                 13         193,677      215,803
Interests in associates                                   14         139,926      140,293
Available-for-sale investments                            15         167,962      167,962
Deferred tax assets                                       16          18,406        6,154
Deferred staff costs                                      17         150,911      166,003
                                                          --       ---------    ---------
                                                                   8,484,497    8,553,982
                                                          --       ---------    ---------
CURRENT ASSETS
Materials and supplies, at cost                                       47,692       24,930
Trade receivables, net                                    18          25,683       25,952
Due from related parties                                  27(b)       53,914      193,730
Prepayments and other receivables, net                    19         179,333      203,514
Temporary cash investments                                20       1,379,309      627,440
Cash and cash equivalents                                          1,081,358    1,291,700
                                                          --       ---------    ---------
                                                                   2,767,289    2,367,266
                                                          --       ---------    ---------
CURRENT LIABILITIES
Trade payables                                            21          48,857       23,689
Payables for construction of fixed assets                            136,518      143,139
Due to Parent Company                                     27(b)       25,818       40,140
Due to related parties                                    27(b)      170,865      112,104
Dividends payable                                                        456          232
Taxes payable                                                         69,727       43,622
Accrued expenses and other payables                       22         409,767      280,308
                                                          --       ---------    ---------
                                                                     862,008      643,234
                                                          --       ---------    ---------
NET CURRENT ASSETS                                                 1,905,281    1,724,032
                                                                   ---------    ---------
TOTAL ASSETS LESS CURRENT LIABILITIES                             10,389,778   10,278,014
                                                                   ---------    ---------
NET ASSETS                                                        10,389,778   10,278,014
                                                                   ---------    ---------
REPRESENTING:
Share capital                                             23       4,335,550    4,335,550
Reserves                                                  24       6,054,228    5,942,464
                                                          --       ---------    ---------
TOTAL CAPITAL AND RESERVES                                        10,389,778   10,278,014
                                                          ==       =========    =========

                              WU JUNGUANG                          LI KELIE
                                Chairman                           Director

68 Guangshen Railway Company Limited Annual Report 2004

Consolidated Cash Flow Statement

For the year ended December 31, 2004

(All amounts in Renminbi thousands)

                                                         Notes       2004           2003
  CASH FLOWS FROM OPERATING ACTIVITIES
  Cash generated from operations                         26(a)     1,321,850       900,487
  Interest paid                                                       (1,030)       (2,359)
  Tax paid                                                           (84,241)      (99,679)
                                                                  ----------     ---------
  Net cash from operating activities                               1,236,579       798,449
                                                                  ----------     ---------
  CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets and payments for
    construction-in-progress, net of related payables               (310,179)     (339,208)
  Proceeds from sale of fixed assets                                   4,041         1,105
  Increase in interests in associates                                     --          (374)
  Increase in temporary cash investments                            (751,869)      (60,101)
  Interest received                                                   57,368        23,109
                                                                  ----------     ---------
  Net cash used in investing activities                           (1,000,639)     (375,469)
                                                                  ----------     ---------
  CASH FLOWS FROM FINANCING ACTIVITIES
  Share issuance costs                                               (14,035)           --
  Dividends paid to the Company's shareholders                      (455,009)     (433,561)
  Dividends paid to minority interests                                    --          (105)
                                                                  ----------     ---------
  Net cash used in financing activities                             (469,044)     (433,666)
                                                                  ----------     ---------
  NET DECREASE IN CASH AND CASH EQUIVALENTS                         (233,104)      (10,686)

  CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   1,402,359     1,413,045
                                                                  ----------     ---------
  CASH AND CASH EQUIVALENTS AT END OF YEAR               26(b)     1,169,255     1,402,359
                                                                  ==========     =========

                         Annual Report 2004 Guangshen Railway Company Limited 69

Statements Of Changes In Shareholders' Equity

For the year ended December 31, 2004

(All amounts in Renminbi thousands)

                                                                              RESERVES
                                                               SHARE   STATUTORY     STATUTORY DISCRETIONARY
                                         SHARE      SHARE    ISSUANCE   SURPLUS       PUBLIC       SURPLUS      RETAINED
                                NOTES   CAPITAL    PREMIUM     COSTS    RESERVE    WELFARE FUND    RESERVE      EARNINGS    TOTAL
GROUP

Balance at January 1, 2003          -  4,335,550  3,984,135         -    491,409        454,302        341,659  637,096  10,244,151

Profit attributable to
 shareholders                       -          -          -         -          -              -              -  511,762     511,762

Appropriation from
 retained earnings                 24          -          -         -     54,165         27,092              -  (81,257)          -

Dividends relating to 2002                     -          -         -          -              -              - (433,555)   (433,555)
                                 ----  ---------  ---------  --------  ---------   ------------  ------------- --------  ----------
Balance at January 1, 2004             4,335,550  3,984,135         -    545,574        481,394        341,659  634,046  10,322,358

Profit attributable to
 shareholders                                  -          -         -          -              -              -  567,484     567,484

Share issuance costs                           -          -   (14,035)         -              -              -        -     (14,035)

Appropriation from retained
 earnings                          24          -          -         -     59,771         29,900              -  (89,671)          -

Dividends relating to 2003          9          -          -         -          -              -              - (455,233)   (455,233)
                                 ----  ---------  ---------  --------  ---------   ------------  ------------- --------  ----------
BALANCE AT DECEMBER 31,2004            4,335,550  3,984,135   (14,035)   605,345        511,294       341,659   656,626  10,420,574
                                 ====  =========  =========  ========  =========   ============  ============= ========  ==========

COMPANY

Balance at January 1, 2003             4,335,550  3,984,135         -    471,823        443,016        306,521  667,416  10,208,461

Profit attributable to
 shareholders                                  -          -         -          -              -              -  503,108     503,108

Appropriation from
 retained earnings                 24          -          -         -     53,384         26,692              -  (80,076)          -

Dividends relating to 2002                     -          -         -          -              -              - (433,555)   (433,555)
                                 ----  ---------  ---------  --------  ---------   ------------  ------------- --------  ----------

Balance at January 1, 2004             4,335,550  3,984,135         -    525,207        469,708        306,521  656,893  10,278,014

Profit attributable to
 shareholders                                  -          -         -          -              -              -  581,032     581,032

Share issuance costs                           -          -   (14,035)         -              -              -        -     (14,035)

Appropriation from retained
 earnings                          24          -          -         -     59,071         29,535              -  (88,606)          -

Dividends relating to 2003          9          -          -         -          -              -              - (455,233)   (455,233)
                                 ----  ---------  ---------  --------  ---------   ------------  ------------- --------  ----------
BALANCE AT DECEMBER 31, 2004           4,335,550  3,984,135   (14,035)   584,278        499,243        306,521  694,086  10,389,778
                                 ====  =========  =========  ========  =========   ============  ============= ========  ==========

70 Guangshen Railway Company Limited   Annual Report 2004

Notes to the Financial Statements

December 31, 2004

(All amounts expressed in Renminbi ("RMB") unless otherwise stated)

1. ORGANISATION AND OPERATIONS

      Guangshen Railway Company Limited (the "Company") was established as a joint stock limited company in the People's Republic of China (the "PRC") on March 6, 1996 to take over and operate certain railroad and other businesses (the "Businesses").

      Prior to the formation of the Company, the Businesses were carried on by the Company's predecessor, Guangshen

      Railway Company (the "Predecessor"), and certain of its subsidiaries, and in certain cases, by Guangzhou Railway (Group) Company (the "Parent Company") and certain of its subsidiaries, which were all under the common control and jurisdiction of the PRC Ministry of Railways (the "MOR"). The Predecessor was controlled by and under the administration of the Parent Company. Pursuant to a restructuring agreement entered into among the Parent Company, the Predecessor and the Company on March 8, 1996 and with effect from March 6, 1996 (the "Restructuring Agreement"), the Company issued to the Parent Company 100% of its equity interest in the form of 2,904,250,000 ordinary shares (the "State-owned Domestic Shares") in exchange for the assets and liabilities of the Businesses (the "Restructuring").

      In May 1996, the Company issued 1,431,300,000 shares, represented by 217,812,000 H Shares ("H Shares") and 24,269,760 American Depositary Shares ("ADSs", one ADS represents 50 H Shares) in a global public offering for cash of approximately RMB4,214,000,000 to finance the capital expenditures and working capital requirements of the Company and its subsidiaries (the "Group").

      The principal activities of the Group are railroad passenger and freight transportation. The Group also operates certain other businesses, principally services in the stations and sales of food, beverages and merchandise aboard the trains and in the stations.

      The directors of the Company considered Guangzhou Railway (Group) Company, a state-owned enterprise established in the PRC, to be the ultimate holding company.

                         Annual Report 2004 Guangshen Railway Company Limited 71

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES

      (a)   BASIS OF PRESENTATION

            The financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and the disclosure requirements of the Hong Kong Companies Ordinance. This basis of accounting differs in certain material respects from that used in the preparation of the Group's statutory accounts in the PRC, which have been prepared in accordance with generally accepted principles and relevant financial regulations in the PRC ("PRC GAAP"). In preparing these financial statements, appropriate adjustments have been made to the Group's statutory accounts to conform with IFRS. Differences arising from the adjustments are not incorporated in the accounting records of the Company and its subsidiaries.

            The principal adjustments made to conform to IFRS include the following:

            -     Additional depreciation charges on fixed assets;

            -     Write-down of reclaimed rails to realisable value;

            - Difference in the recognition policy on housing benefits to the employees;

            -     Reversal of amortisation of deferred renovation expenses;

            - Difference in depreciation charges on fixed assets resulting from reclassification;

            - Recognition of government grants by deducting the carrying value of fixed assets; and

            -     Recording of the share issuance costs to the reserves.

            The financial statements have been prepared under the historical cost convention except that, as disclosed in the accounting policies below, certain fixed assets are stated at valuation less accumulated depreciation and impairment losses.

72 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (a)   BASIS OF PRESENTATION (Cont'd)

            The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions, actual results ultimately may differ from those estimates.

            In 2003, there was a change of accounting estimate in respect of the useful lives of certain fixed assets. The financial effects of the change of accounting estimate were reported in the previous year's consolidated financial statements.

      (b)   GROUP ACCOUNTING

            The consolidated financial statements include those of the Company and its subsidiaries and also incorporate the Group's interest in associates on the basis as set out in Note 2(c) and 2(d) below. The equity and net income attributable to minority shareholders' interests are shown separately in the consolidated balance sheet and consolidated income statement, respectively.

            All significant intercompany balances and transactions, including intercompany profits and unrealised profits and losses are eliminated on consolidation; unrealised losses are also eliminated unless cost cannot be recovered. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

      (c)   SUBSIDIARIES

            Subsidiaries, which are those entities in which the Group has an interest of more than one half of the voting rights or otherwise has power to govern the financial and operating policies are consolidated.

            In the Company's stand alone financial statements, the Company's share of the post-acquisition profits or losses of subsidiaries is recognised in the income statement and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post-acquisition movements are adjusted against the cost of the investment. An assessment of interests in subsidiaries is performed when there is an indication that the asset has been impaired or the impairment losses recognised in prior years no longer exist.

                         Annual Report 2004 Guangshen Railway Company Limited 73

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (d)   ASSOCIATES

            Associates are entities over which the Group generally has between 20% and 50% of the voting rights, or over which the Group has significant influence, but which it does not control.

            Investments in associates are accounted for by the equity method of accounting. Under this method the Company's share of the post-acquisition profits or losses of associates is recognised in the income statement and its share of post-acquisition movements in reserves is recognised in reserves. The cumulative post- acquisition movements are adjusted against the cost of the investment.

            Unrealised gains on transactions between the Group and its associates are eliminated to the extent of the Group's interest in the associates; unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. When the Group's share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognise further losses, unless the Group has incurred obligations or made payments on behalf of the associates.

            In the Company's stand alone financial statements, interests in associates are carried at cost less provision for impairment in value. An assessment of interests in associates is performed when there is an indication that the asset has been impaired or the impairment losses recognised in prior years no longer exist.

      (e)   FOREIGN CURRENCY TRANSACTIONS

            The Group maintains its books and records in RMB.

            Foreign currency transactions are translated into RMB using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognised in the income statement in the period in which they arise. Translation differences on monetary assets measured at fair value are recognised in foreign exchange gains and losses.

            The Group did not enter into any hedge contracts during any of the periods presented.

            No foreign currency exchange gains or losses were capitalised for any periods presented.

74 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (f)   FINANCIAL INSTRUMENTS

            Financial assets and financial liabilities carried on the balance sheet include cash and cash equivalents, temporary cash investments, trade receivables and payables, other receivables and payables and available- for-sale investments. The accounting policies on recognition and measurement of these items are disclosed in the respective accounting policies.

            The Group had no derivative financial instruments in any of the years presented.

      (g)   FIXED ASSETS

            Fixed assets are initially recorded at cost less accumulated depreciation and impairment loss. Cost represents the purchase price of the asset and other costs incurred to bring the asset into existing use.

            Subsequent to the initial recognition, fixed assets are stated at cost or valuation less accumulated depreciation and impairment losses. Independent valuations, on a market value basis or depreciated replacement cost basis when there is no evidence of market value for such an item, are performed at least every five years or sooner if considered necessary by the directors. In the intervening years, the directors review the carrying values of the fixed assets and adjustment is made where there has been a material change. Increases in valuation are credited to the revaluation reserve. Decreases in valuation of fixed assets are first offset against increases from earlier valuations in respect of the same asset and are thereafter charged to the income statement. Any subsequent increases are credited to the income statement up to the amount previously charged. Upon the disposal of the fixed assets, the relevant portion of the realised revaluation reserve of previous valuations is transferred from the revaluation reserve to retained earnings and is shown as a movement in reserves.

                         Annual Report 2004 Guangshen Railway Company Limited 75

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (g)   FIXED ASSETS (Cont'd)

            Depreciation is calculated using the straight-line method to write off the cost or revalued amount, after taking into account the estimated residual value of not more than 4% of cost, of each asset over its estimated useful life. The estimated useful lives are as follows:

            Buildings                                   25 to 40 years
            Leasehold improvements                      over the lease terms
            Track, bridges and service roads            55 to 100 years
            Locomotives and rolling stock               20 years
            Communications and signalling systems       8 to 20 years
            Other machinery and equipment               7 to 25 years

            Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount.

            Gains and losses on disposals are determined by comparing proceeds with carrying amount and are included in the income statement. When revalued assets are sold, the amounts included in fair value and other reserves are transferred to retained earnings.

            Repairs and maintenance are charged to the income statement during the financial period in which they are incurred. The cost of major renovations is included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group. Major renovations are depreciated over the remaining useful life of the related asset.

76 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (h)   CONSTRUCTION-IN-PROGRESS

            Construction-in-progress represents plant and facilities, including railroad stations and maintenance facilities under construction and machinery pending for installation. This includes the costs of construction and acquisition. No depreciation is provided on construction in progress until the asset is completed and ready for use.

      (i)   LEASEHOLD LAND PAYMENTS

            All land in the PRC is state-owned and no individual land ownership right exists. The Group acquired the right to use certain land for its rail line, stations and other businesses. The premium paid for such leasehold land payments represents pre-paid lease payments, which are amortised over the lease terms of 36.5 to 50 years using the straight-line method.

      (j)   IMPAIRMENT OF LONG LIVED ASSETS

            Fixed assets and other non-current assets are reviewed for impairment losses whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the carrying amount of the asset exceeds its recoverable amount which is the higher of an asset's net selling price and value in use. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable cash flows.

      (k)   AVAILABLE-FOR-SALE INVESTMENTS

            Investments intended to be held for an indefinite period of time, which may be sold in response to needs for liquidity or changes in interest rates, are classified as available-for-sale investments; these are included in non-current assets unless management has the express intention of holding the investment for less than 12 months from the balance sheet date or unless they will need to be sold to raise operating capital, in which case they are included in current assets. All purchases and sales of available-for-sale investments are recognised on the date that the transaction is effective. Cost of purchase includes transaction costs. Available-for-sale investments are not subsequently fair-valued because they do not have quoted market prices in active markets and whose fair values cannot be reliably measured. These investments are carried at cost, and are subject to review for impairments.

                         Annual Report 2004 Guangshen Railway Company Limited 77

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (l)   DEFERRED STAFF COSTS

            The Group have finalised a scheme for selling staff quarters to its staff in 2000. Under the scheme, the Group sold certain staff quarters to their employees at preferential prices as housing benefits to the employees. The total housing benefits, which represented the difference between the net book value of the staff quarters sold and the proceeds collected from the employees, are expected to benefit the Group over 15 years, which is the estimated remaining average service lives of the employees participating in the scheme. Upon the sales of staff quarters to the employees, the housing benefits incurred are recorded as deferred staff costs and amortised over the remaining average service lives of the employees participating in the scheme.

      (m)   OPERATING LEASES

            Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

      (n)   MATERIALS AND SUPPLIES

            Materials and supplies consist mainly of items for repair and maintenance of track, and are stated at lower of cost and net realisable value. Materials and supplies are expensed when used.

      (o)   RECEIVABLES

            Receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows, discounted at the market rate of interest for similar borrowers.

78 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (p)   TEMPORARY CASH INVESTMENTS

            Temporary cash investments represent short-term deposits with original maturities ranging from three months to one year, which are held for investment purpose and are stated at amortised cost.

      (q)   CASH AND CASH EQUIVALENTS

            Cash and cash equivalents are carried in the balance sheet at cost. For the purposes of the cash flow statement, cash and cash equivalents comprise cash on hand, deposits held at call with banks and other financial institutions, other short-term highly liquid investments with original maturities of three months or less.

      (r)   INCOME TAX EXPENSE

            The Group provides for income tax expense on the basis of the results for the year as adjusted for items which are not assessable or deductible for income tax purposes. Taxation of the Group is determined in accordance with the relevant tax rules and regulations applicable to enterprises established/incorporated in the PRC.

            Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Currently enacted tax rates are used in the determination of deferred income tax. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future.

      (s)   EMPLOYEE BENEFITS

            Pursuant to the PRC laws and regulations, contributions to the basic old age insurance for the Group's local staff are to be made monthly to a government agency based on 26% of the standard salary set by the provincial government, of which 18% is borne by the Company or its subsidiaries and the remainder 8% is borne by the staff. The government agency is responsible for the pension liabilities relating to such staff on their retirement. The Group accounts for these contributions on an accrual basis and charges the related contributions to income in the year to which the contributions relate.

                         Annual Report 2004 Guangshen Railway Company Limited 79

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (t)   GOVERNMENT GRANTS

            Grants from the government are recognised at their fair value where there is a reasonable assurance that the grant will be received and the Group will comply with all attached conditions. Government grants relating to the purchase of fixed assets are deducted against the carrying amount of the fixed assets and are credited to the income statement on a straight-line basis over the useful lives of the fixed assets.

      (u)   PROVISIONS

            Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made.

      (v)   REVENUE RECOGNITION

            Provided it is probable that the economic benefits associated with a transaction will flow to the Group and the revenues and costs, if applicable, can be measured reliably, revenue is recognised on the following bases:

            (i)   RENDERING OF SERVICES AND SALES OF GOODS

                  Railroad revenues are recognised when services are performed. Revenues from other businesses include sales aboard the trains and in the stations of food, beverages and other merchandise and revenues from operating restaurants in major stations. Revenues from operating restaurants are recognised when services are rendered.

                  Sales aboard the trains and in the stations of food, beverages and merchandise are recognised upon delivery, when the significant risks and rewards of ownership of these goods have been transferred to the buyers.

80 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

2. PRINCIPAL ACCOUNTING POLICIES (Cont'd)

      (v)   REVENUE RECOGNITION (Cont'd)

            (ii)  INTEREST INCOME

                  Interest income from bank deposits is recognised on a time proportion basis, taking into account the principal outstanding and the effective rate over the period to maturity, when it is determined that such income will accrue to the Group.

            (iii) DIVIDEND INCOME

                  Dividend income is recognised when the right to receive payment is established.

      (w)   DIVIDENDS

            Dividends are recorded in the Group's financial statements in the period in which they are approved by the Company's shareholders.

      (x)   SEGMENTS

            Business segments: for management purposes the Group is organised into railroad transportation and other business operations. The divisions are the basis upon which the Group reports their primary segment information. Financial information on business segments is presented in Note 3.

            Inter-segment transactions: segment revenues, segment expenses and segment performance include transfers between business segments. Those transfers are eliminated on consolidation.

      (y)   COMPARATIVES

            Certain amounts reported in previous years have been reclassified to conform with current year presentation.

                         Annual Report 2004 Guangshen Railway Company Limited 81

Notes to the Financial Statements
December 31, 2004

      3.    SEGMENT INFORMATION

      (a)   BUSINESS SEGMENTS

      The Group conducts the majority of its business activities in railroad and other business operations (see Note 1). These segments are determined primarily because the senior management makes key operating decisions and assesses performance of the segments separately. The accounting policies of the Group's segments are the same as those described in the principal accounting policies in Note 2. The Group evaluates performance based on profit from operations. Segment assets consist primarily of fixed assets, materials and supplies, receivables and operating cash, and mainly exclude deferred tax assets and interests in associates. Segment liabilities comprise operating liabilities and exclude taxes payable. Capital expenditure comprises additions to fixed assets (see Note 10) and construction-in-progress (see Note 11).

      An analysis by business segment is as follows:

                               Railroad businesses    Other businesses     Unallocated       Elimination           Total
                                2004       2003      2004      2003       2004      2003     2004     2003     2004       2003
                               RMB'000    RMB'000   RMB'000   RMB'000    RMB'000   RMB'000 RMB'000  RMB'000  RMB'000     RMB'000
Revenues
  -- External                 2,871,478  2,316,586   166,671    151,596       --        --      --        --   3,038,149 2,468,182
  -- Inter-segment                   --         --    58,727     52,172       --        -- (58,727)  (52,172)         --        --
                             ----------  ---------  --------  ---------  -------   ------- -------  -------- ----------- ---------

                              2,871,478  2,316,586   225,398    203,768       --        -- (58,727)  (52,172)  3,038,149 2,468,182
                             ==========  =========  ========  =========  =======   ======= =======  ======== =========== =========

Segment results                 629,657    560,731       516      1,982       --        --      --        --     630,173   562,713

Other income                     47,025     46,158     1,168      1,183       --        --      --        --      48,193    47,341

Including:
                             ----------  ---------  --------  ---------  -------   ------- -------  -------- ----------- ---------
      Interest income            41,850     29,349       534        406       --        --      --        --      42,384    29,755
                             ----------  ---------  --------  ---------  -------   ------- -------  -------- ----------- ---------
Finance costs                        --         --        --         --   (1,136)   (2,468)     --        --      (1,136)   (2,468)

Share of losses of
      associates before tax     (12,070)    (2,417)       --         --       --        --      --        --     (12,070)   (2,417)

Income tax expense                                                                                               (98,422)  (93,439)

Minority interests                                                                                                   746        32
                                                                                                             ----------- ---------
Profit attributable to
      shareholders                                                                                               567,484   511,762
                                                                                                             =========== =========

82  Guangshen Railway Company Limited                         Annual Report 2004

Notes to the Financial Statements
December 31, 2004

3.    SEGMENT INFORMATION (Cont'd)

      (a)   BUSINESS SEGMENTS (CONT'D)

                            Railroad businesses      Other businesses     Unallocated        Elimination          Total
                               2004        2003       2004      2003    2004     2003     2004   2003       2004        2003
                              RMB'000     RMB'000    RMB'000   RMB'000  RMB'000  RMB'000 RMB'000 RMB'000    MB'000     RMB'000
Other information
Segment assets              11,046,722   10,082,637  215,577   844,668       --       --      --      --  11,262,299  10,927,305
Deferred tax assets                 --           --       --        --   18,406    6,154      --      --      18,406       6,154
Interests in associates        128,346      140,494       --        --       --       --      --      --     128,346     140,494
                                                                                                          ----------  ----------
Total assets                                                                                              11,409,051  11,073,953
                                                                                                          ==========  ==========

Segment liabilities            757,510      429,123  103,477   220,620       --       --      --      --     860,987     649,743

Taxes payable                       --           --       --        --   75,878   49,494      --      --      75,878      49,494
                                                                                                          ----------  ----------
Total liabilities                                                                                            936,865     699,237
                                                                                                          ==========  ==========
Capital expenditure            315,035      298,890   11,477     7,103       --       --      --      --     326,512     305,993
                                                                                                          ==========  ==========
Non-cash expenses

  -- Depreciation              334,501      290,014    1,588     1,639       --       --      --      --     336,089     291,653
                                                                                                          ==========  ==========
  -- Amortisation of
      leasehold land
      payments                  15,704       15,602       --        --       --       --      --      --      15,704      15,602
                                                                                                          ==========  ==========
  -- Provision for
       doubtful accounts        18,668          123       82        49       --       --      --      --      18,750         172
                                                                                                          ==========  ==========
  -- Amortisation of
      deferred staff costs      15,092       15,092       --        --       --       --      --      --      15,092      15,092
                                                                                                          ==========  ==========

(b) GEOGRAPHICAL SEGMENTS

      For the year ended December 31, 2004, all of the Group's business operations are conducted in the PRC.

                    Annual Report 2004      Guangshen Railway Company Limited 83

Notes to the Financial Statements
December 31, 2004

4.    PROFIT BEFORE TAX

      The following items have been (credited)/charged in arriving at profit before tax:

                                                                                  2004             2003
                                                                                 RMB'000          RMB'000
Interest income (included in other income)                                       (42,384)          (29,755)
Investment income (included in other income)                                      (3,273)           (7,897)
Finance costs
  -- Interest expenses for balances with related parties
       wholly repayable within five years                                          1,030             2,359
  -- Bank charges                                                                    106               109
Staff costs
  -- Salaries and wages                                                          282,980           214,502
  -- Provision for staff welfare and bonus                                       255,644           163,006
  -- Retirement benefits                                                          42,950            39,999
  -- Employee benefits*                                                           57,710            18,779
  -- Amortisation of deferred staff costs (included in
       general and administrative expenses of railroad businesses)                15,092            15,092
Operating lease rentals of locomotive, machinery and equipment                   218,102           173,950
Depreciation of fixed assets
  -- Included in railroad businesses                                             334,501           290,014
  -- Included in other businesses                                                  1,588             1,639
Loss on disposal of fixed assets                                                     234            16,935
Cost of materials and supplies
  -- Included in railroad businesses                                             245,534           216,993
  -- Included in other businesses                                                 95,637           112,677
Repair costs, excluding materials and supplies                                   216,294            89,640
Provision for doubtful accounts                                                   18,750               172
Auditors' remuneration                                                             3,200             3,300
Amortisation of leasehold land payments                                           15,704            15,602
                                                                                ========          ========

* Increase of employee benefits in 2004 was mainly due to the one-off payment for medical insurance premium in accordance with government policies as a result of reform of the medical insurance system.

84   Guangshen Railway Company Limited                        Annual Report 2004

Notes to the Financial Statements
December 31, 2004

5.    DIRECTORS', SUPERVISORS' AND SENIOR EXECUTIVES' EMOLUMENTS

      (a) Details of directors', supervisors' and senior executives' emoluments were as follows:

                                                                  2004              2003
                                                                 RMB'000           RMB'000
Fees for executive directors                                         692               371
Fees for independent non-executive directors                         297               309
Fees for supervisors                                                  --                --
Other emoluments for executive directors
   -- Basic salaries and allowances                                   46                59
   -- Bonus                                                           --                --
   -- Retirement benefits                                             10                12
Other emoluments for independent non-executive directors             63                 69
Other emoluments for supervisors                                     627               321
Emoluments for senior executives
   -- Basic salaries and allowances                                  199               198
   -- Bonus                                                          805               360
   -- Retirement benefits                                             19                18
                                                                 -------           -------

                                                                   2,758             1,717
                                                                 =======           =======

      No directors, supervisors or senior executives waived or agreed to waive any emoluments during the year.

(b) Analysis of directors' emoluments by number of directors and emolument ranges was as follows:

                                                                    2004              2003
Executive directors
   -- Nil to HK$1,000,000 (equivalent to RMB1,060,000)                 5                 5
                                                                    ----              ----
Non-executive directors
   -- Nil to HK$1,000,000 (equivalent to RMB1,060,000)                 6                 4
                                                                    ====              ====

                 Annual Report 2004         Guangshen Railway Company Limited 85

Notes to the Financial Statements
December 31, 2004

5.    DIRECTORS', SUPERVISORS' AND SENIOR EXECUTIVES' EMOLUMENTS (Cont'd)

      (c) Details of emoluments paid to the five highest paid individuals (including directors and supervisors) were as follows:

                                                      2004        2003
                                                     RMB'000    RMB'000
Fees for directors                                       648        461
Basic salaries and allowances                            104         81
Bonus                                                    420         73
Retirement benefits                                       16          9
                                                     -------    -------

                                                       1,188        624
                                                     =======    =======

                                                        2004       2003

Number of directors                                        3          4
Number of supervisors                                      2          1
                                                     -------    -------

                                                           5          5
                                                     =======    =======

      (d) Analysis of emoluments paid to the five highest paid individuals (including directors and supervisors) by number of individuals and emolument ranges was as follows:

                                                      2004       2003
Nil to HK$1,000,000 (equivalent to RMB1,060,000)           5          5
                                                     =======    =======

During the year, no emolument (2003: Nil) were paid to the five highest paid individuals (including directors and supervisors) as inducement to join or upon joining the Group or as compensation for loss of office.

86 Guangshen Railway Company Limited      Annual Report 2004

Notes to the Financial Statements
December 31, 2004

6.    INCOME TAX EXPENSE

      Enterprises established in Shenzhen Special Economic Zone are subject to income tax at a reduced rate of 15% as compared with the standard income tax rate for PRC companies of 33%. The Shenzhen Municipal Tax Bureau confirmed in 1996 that the Company is subject to a reduced income tax rate of 15% starting from the same year. The income tax rate of the Company for the year ended December 31, 2004 is 15%.

      According to the relevant income tax laws, other businesses of the Group are subject to income tax rates of 15% or 33%, depending mainly on their places of incorporation/establishment. Furthermore, certain subsidiaries engaged in other businesses are sino-foreign joint ventures which are entitled to full exemption from the PRC income tax for two years and a 50% reduction in the next three years starting from the first profit-making year, after offsetting available tax losses carried forward from prior years.

      Save as described above, the directors of the Company are not being informed of any change in the enterprise income tax treatment applicable to the Group.

      Details of taxation charged to the consolidated income statement during the year were as follows:

                                                                       2004         2003
                                                                      RMB'000      RMB'000
Provision for PRC income tax                                          110,625       91,925
Deferred tax benefits resulting from recognition of bad
   debts aging over three years                                        (9,404)          --
Deferred tax (income)/loss resulting from provision for
   doubtful accounts                                                   (2,813)         316
Deferred tax (income)/loss resulting from loss on disposal
   of fixed assets                                                        (35)       1,107
Share of tax of associates                                                 49           91
                                                                      -------      -------

                                                                       98,422       93,439
                                                                      =======      =======

                    Annual Report 2004     Guangshen Railway Company Limited  87

Notes to the Financial Statements
December 31, 2004

6.    INCOME TAX EXPENSE (Cont'd)

      The tax on the Group's profit before tax differs from the theoretical amount that would arise using the applicable tax rate of the Company as follows:

                                                                    2004         2003
                                                                   RMB'000      RMB'000
Accounting profit                                                  665,160      605,169
                                                                   =======      =======

Income tax rate of 15% (2003:15%)                                   99,774       90,775
Tax effect of expenses that are not deductible in
   determining taxable profit:
     -- Amortisation of deferred staff costs                         2,264        2,264
     -- Share of loss of associate                                   1,860           --
     -- Entertainment expenses over deductible limits                1,805           --
     -- Effect of different tax rates for certain subsidiaries       2,123          400
Deferred tax benefits resulting from recognition of
   bad debts aging over three years                                 (9,404)          --
                                                                   -------      -------

Income tax expense                                                  98,422       93,439
                                                                   =======      =======

7.    PROFIT ATTRIBUTABLE TO SHAREHOLDERS

      In the consolidated profit attributable to shareholders for the year, approximately RMB581,032,000 (2003: approximately RMB503,108,000) was dealt with in the financial statements of the Company.

8.    EARNINGS PER SHARE

      The calculation of basic earnings per share is based on the profit attributable to shareholders for the year attributable to ordinary shareholders of RMB567,484,000 (2003: RMB511,762,000), divided by the weighted average number of ordinary shares outstanding during the year of 4,335,550,000 shares (2003: 4,335,550,000 shares). No diluted earnings per share was presented as there were no dilutive potential ordinary shares as of year end.

9.    DIVIDENDS

                                                                          2004               2003
                                                                         RMB'000           RMB'000
Final, proposed, of RMB0.11 (2003: RMB0.105) per ordinary share          476,911           455,233
                                                                         =======           =======

      At a meeting held on March 17, 2005, the directors proposed a final dividend of RMB0.11 per ordinary share. This proposed dividend is not reflected as a dividend payable in these accounts, but will be reflected as an appropriation of retained earnings for the year ending December 31, 2005.

88   Guangshen Railway Company Limited   Annual Report 2004

Notes to the Financial Statements
December 31, 2004

10.   FIXED ASSETS

                                                                       Group
                                -----------------------------------------------------------------------------------------
                                                        Tracks,      Locomotives Communications      Other
                                            Leasehold  bridges and   and rolling and signalling  machinery and
                                Buildings improvements service roads    stock       systems          equipment    Total
                                 RMB'000     RMB'000      RMB'000      RMB'000      RMB'000           RMB'000    RMB'000
Cost or valuation
At January 1, 2004              1,887,368       38,500     4,315,705   1,042,892        300,078      1,969,338  9,553,881
Additions                          22,644           --                        --         15,232          3,379  35541,610
Transfer from                     229,261           --        26,851          --         17,905         55,965    329,982
construction-in-progress
Reclassification*                 171,753           --       (21,878)         --         21,992       (171,867)        --
Disposals                         (15,216)          --        (3,600)         --         (1,260)       (18,311)   (38,387)
                                --------- ------------ ------------- ----------- --------------  ------------- ----------

At December 31, 2004            2,295,810       38,500     4,317,078   1,058,124        342,094      1,835,480  9,887,086
                                --------- ------------ ------------- ----------- --------------  ------------- ----------

Representing:
At cost                           457,122       38,500       187,339      37,781         68,116        325,136  1,113,994
At 2002 professional valuation  1,838,688           --     4,129,739   1,020,343        273,978      1,510,344  8,773,092
                                --------- ------------ ------------- ----------- --------------  ------------- ----------

                                2,295,810       38,500     4,317,078   1,058,124        342,094      1,835,480  9,887,086
                                --------- ------------ ------------- ----------- --------------  ------------- ----------

Accumulated depreciation
At January 1, 2004                429,670       21,175     1,064,797     313,808        208,687        562,866  2,601,003
Charges for the year               75,363        7,700        51,103      44,126         35,609        122,188    336,089
Reclassification*                   9,226           --            77          --            777        (10,080)        --
Disposals                          (1,915)          --        (3,240)         --         (1,248)       (16,882)   (23,285)
                                --------- ------------ ------------- ----------- --------------  ------------- ----------

At December 31, 2004              512,344       28,875     1,112,737     357,934        243,825        658,092  2,913,807
                                --------- ------------ ------------- ----------- --------------  ------------- ----------

Net book value
At December 31, 2004            1,783,466        9,625     3,204,341     700,190         98,269      1,177,388  6,973,279
                                ========= ============ ============= =========== ==============  ============= ==========
At January 1, 2004              1,457,698       17,325     3,250,908     729,084         91,391      1,406,472  6,952,878
                                ========= ============ ============= =========== ==============  ============= ==========

Had the fixed assets been carried at cost less accumulated depreciation, the carrying amounts at December 31, 2004 would have been:

Cost                            1,595,705       38,500     3,667,016   1,038,319        316,272      1,739,089  8,394,901
Accumulated depreciation          265,812       28,875       736,830     314,177        222,916        582,978  2,151,588
                                --------- ------------ ------------- ----------- --------------  ------------- ----------

                                1,329,893        9,625     2,930,186     724,142         93,356      1,156,111  6,243,313
                                ========= ============ ============= =========== ==============  ============= ==========

                       Annual Report 2004  Guangshen Railway Company Limited  89

Notes to the Financial Statements
December 31, 2004

10.   FIXED ASSETS (Cont'd)

                                                                                 Company
                                        -------------------------------------------------------------------------------------------
                                                                    Tracks,    Locomotives Communications     Other
                                                      Leasehold  bridges and   and rolling and signalling machinery and
                                        Buildings  improvements service roads     stock       systems       equipment      Total
                                         RMB'000       RMB'000      RMB'000      RMB'000      RMB'000       RMB'000       RMB'000
Cost or valuation
At January 1, 2004                       1,732,904       38,500     4,285,117    1,042,892        299,994     1,921,143   9,320,550
Additions                                   18,218           --                         --         15,232         3,379         315
                                            37,144
Transfer from construction-in-progress     225,075           --        26,851           --         17,905        55,612     325,443
Reclassification*                          171,753           --       (21,878)          --         21,992      (171,867)         --
Disposals                                  (14,176)          --        (3,600)          --         (1,234)      (20,898)    (39,908)
                                        ---------- ------------ -------------  ----------- -------------- -------------  ----------

At December 31, 2004                     2,133,774       38,500     4,286,490    1,058,124        342,036     1,784,305   9,643,229
                                        ---------- ------------ -------------  ----------- -------------- -------------  ----------

Representing:
At cost                                    446,073       38,500       187,339       37,781         68,142       314,828   1,092,663
At 2002 professional valuation           1,687,701           --     4,099,151    1,020,343        273,894     1,469,477   8,550,566
                                        ---------- ------------ -------------  ----------- -------------- -------------  ----------

                                         2,133,774       38,500     4,286,490    1,058,124        342,036     1,784,305   9,643,229
                                        ---------- ------------ -------------  ----------- -------------- -------------  ----------
Accumulated depreciation
At January 1, 2004                         359,834       21,175     1,046,456      313,808        208,659       530,774   2,480,706
Charges for the year                        70,875        7,700        50,435       44,126         35,606       120,493     329,235
Reclassification*                            9,226           --            77           --            777       (10,080)         --
Disposals                                   (1,691)          --        (3,240)          --         (1,234)      (16,881)    (23,046)
                                        ---------- ------------ -------------  ----------- -------------- -------------  ----------

At December 31, 2004                       438,244       28,875     1,093,728      357,934        243,808       624,306   2,786,895
                                        ---------- ------------ -------------  ----------- -------------- -------------  ----------

Net book value
At December 31, 2004                     1,695,530        9,625     3,192,762      700,190         98,228     1,159,999   6,856,334
                                        ========== ============ =============  =========== ============== =============  ==========

At January 1, 2004                       1,373,070       17,325     3,238,661      729,084         91,335     1,390,369   6,839,844
                                        ========== ============ =============  =========== ============== =============  ==========

Had the fixed assets been carried at cost less accumulated depreciation, the carrying amounts at December 31, 2004 would have been:

Cost                                     1,433,669       38,500     3,636,428    1,038,319        316,214     1,687,914   8,151,044
Accumulated depreciation                   221,886       28,875       717,821      314,177        222,899       549,192   2,054,850
                                        ---------- ------------ -------------  ----------- -------------- -------------  ----------

                                         1,211,783        9,625     2,918,607      724,142         93,315     1,138,722   6,096,194
                                        ========== ============ =============  =========== ============== =============  ==========

90 Guangshen Railway Company Limited  Annual Report 2004

Notes to the Financial Statements
December 31, 2004

10.   FIXED ASSETS (Cont'd)

      * During the year ended December 31, 2004, based on the construction completion reports, the directors reclassified certain fixed assets to appropriate categories. Accordingly, the carrying amounts of the aforesaid fixed assets are depreciated over their remaining useful lives under the respective categories.

      On March 6, 1996, the fixed assets of the Group were revalued by Vigers Hong Kong Limited (the "Valuer"), a qualified independent valuer in Hong Kong, using a replacement cost approach and open market value approach. The replacement cost approach considers the cost to replace in new condition the assets appraised for similar assets, and includes purchase price, delivery charge and installation cost. The purchase price is based on the open market value. The Valuer assumed that the assets will be used for the purposes for which they are presently used and did not consider alternative uses. The total revalued amount based on the aforesaid 1996 revaluation was RMB 5,318,202,000. The revaluation surplus of fixed assets amounting to approximately RMB1,492,185,000 was recorded by the Group as of March 6, 1996, and depreciation on the increment to fixed assets commenced on that date. Upon the Restructuring, the revaluation surplus was converted to shares allotted to the Parent Company.

      On September 30, 2002, the fixed assets were revalued by Pan-China (Schinda) Certified Public Accountants, a qualified independent valuer registered in the PRC, on a replacement cost approach and open market value approach, where applicable. These fixed assets were stated at their revalued amounts in the financial statements as of September 30, 2002.

      The directors of the Company are of the opinion that the carrying values of fixed assets as of December 31, 2004 approximated to their fair values.

                       Annual Report 2004   Guangshen Railway Company Limited 91

Notes to the Financial Statements
December 31, 2004

11.   CONSTRUCTION-IN-PROGRESS

                                                       GROUP                COMPANY
                                                 2004       2003        2004       2003
                                               RMB'000     RMB'000    RMB'000     RMB'000
At January 1                                   390,393     672,827     380,543    664,679
Additions                                      284,902     250,315     284,623    246,484
Transfer to fixed assets                      (329,982)   (532,749)   (325,443)  (530,620)
                                              --------    --------    --------   --------

At December 31                                 345,313     390,393     339,723    380,543
                                              ========    ========    ========   ========

      As of December 31, 2004, there was no interest capitalised in the construction-in-progress as the Group had no bank borrowings.

92 Guangshen Railway Company Limited  Annual Report 2004

Notes to the Financial Statements
December 31, 2004

12.   LEASEHOLD LAND PAYMENTS

                                          GROUP               COMPANY
                                     2004      2003      2004      2003
                                   RMB'000    RMB'000   RMB'000   RMB'000
COST
At January 1                       770,774    760,087   755,760   755,760
Additions                               --     10,687        --        --
Disposals*                              --         --    (5,050)       --
                                   -------    -------   -------   -------

At December 31                     770,774    770,774   750,710   755,760
                                   -------    -------   -------   -------

ACCUMULATED AMORTISATION
At January 1                       118,691    103,089   118,380   103,264
Amortisation charge                 15,704     15,602    15,058    15,116
Disposals*                              --         --      (286)       --
                                   -------    -------   -------   -------

At December 31                     134,395    118,691   133,152   118,380
                                   -------    -------   -------   -------

NET BOOK AMOUNT
At December 31                     636,379    652,083   617,558   637,380
                                   =======    =======   =======   =======

At January 1                       652,083    656,998   637,380   652,496
                                   =======    =======   =======   =======

* The disposal of leasehold land payments in the Company's stand alone accounts represented certain leasehold land payments transferred from the Company to a subsidiary.

                         Annual Report 2004 Guangshen Railway Company Limited 93

Notes to the Financial Statements
December 31, 2004

13.   INTERESTS IN SUBSIDIARIES

      In the balance sheet of the Company, interests in subsidiaries as of December 31, 2004 comprised the following:

                                                                   COMPANY
                                                               2004       2003
                                                             RMB'000     RMB'000
Unlisted shares, at cost                                     167,555     178,789
                                                             =======     =======

Share of net assets                                          175,152     185,232
Due from subsidiaries                                         18,525      30,571
                                                             -------     -------

                                                             193,677     215,803
                                                             =======     =======

Analysis of the share of net assets of subsidiaries is as follow:

                                                                   COMPANY
                                                              2004        2003
                                                             RMB'000     RMB'000
At January 1                                                 185,232     118,892
(Decrease)/increase in investment in subsidiaries            (11,234)     62,419
Increase in share of net assets                                1,154       3,921
                                                             -------     -------

At December 31,                                              175,152     185,232
                                                             =======     =======

      The amounts due from subsidiaries were unsecured, interest free and had no fixed repayment terms.

      The Company's directors are of the opinion that the recoverable amount of its investments in its subsidiaries was not less than the Company's carrying value of the subsidiaries as of December 31, 2004.

94  Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements
December 31, 2004

13.   INTERESTS IN SUBSIDIARIES (Cont'd)

      As of December 31, 2004, the Company had direct or indirect interests in the following principal subsidiaries which were incorporated/established and are operating in the PRC:

                                                            PERCENTAGE OF
                                           DATE OF        EQUITY INTEREST
                                        INCORPORATION/     ATTRIBUTABLE TO
NAME OF THE ENTITY                      ESTABLISHMENT      THE COMPANY          PAID-UP CAPITAL  PRINCIPAL ACTIVITIES
DIRECTLY HELD BY THE COMPANY

Shenzhen Guangshen Railway              March 1, 1984                   100%      RMB55,000,000  Construction of railroad
    Civil Engineering Company                                                                       properties
Shenzhen Fu Yuan Enterprise             November 1, 1991                100%      RMB18,500,000  Hotel management
Development Company

Shenzhen Guangshen Railway              August 16, 1995                 100%       RMB2,400,000  Travel agency
    Travel Service Ltd.

Shenzhen Jing Ming Industrial &         January 18, 1994                100%       RMB2,110,000  Maintenance of water
    Commercial Company Limited                                                                      and electrical equipment

Shenzhen Jian Kai Trade Company         December 6, 1993                100%       RMB2,000,000  Construction materials
                                                                                                    trading

Shenzhen Railway Station                December 18, 1986               100%       RMB1,500,000  Food services and sale of
    Passenger Services Company                                                                      merchandise

Shenzhen Guangshen Railway              August 31, 1999                 100%       RMB1,040,000  Repair and maintenance of
    Electric Section Service Limited *                                                              railroad communications
                                                                                                    systems

                         Annual Report 2004 Guangshen Railway Company Limited 95

Notes to the Financial Statements
December 31, 2004

13.   INTERESTS IN SUBSIDIARIES (Cont'd)

                                                            PERCENTAGE OF
                                           DATE OF         EQUITY INTEREST
                                         INCORPORATION/    ATTRIBUTABLE TO
NAME OF THE ENTITY                       ESTABLISHMENT       THE COMPANY     PAID-UP CAPITAL     PRINCIPAL ACTIVITIES
DIRECTLY HELD BY THE COMPANY (CONT'D)

Guangzhou East Station Dongqun         November 23, 1992               100%        RMB1,020,000  Sale of merchandise
    Trade and Commerce
    Service Company

Shenzhen Railway Station Travel        January 1, 1990                  75%        RMB2,129,400  Food services and sales of
    Service Company                                                                                 merchandise

Shenzhen Longgang Pinghu Qun Yi        September 11, 1993               55%       RMB10,000,000   Cargo loading and
    Railway Store Loading and                                                                        unloading, warehousing,
    Unloading Company                                                                                freight transportation

Dongguan Changsheng                    May 22, 1992                     51%       RMB38,000,000  Warehousing
    Enterprise Company

INDIRECTLY HELD BY THE COMPANY

Shenzhen Railway Property              November 13, 2001               100%        RMB3,000,000  Property management
    Management Company Limited

Shenzhen Nantie Construction           May 8, 1995                     100%        RMB2,000,000  Supervision of construction
    Supervision Company                                                                            projects

Shenzhen Guangshen Railway             March 7, 2002                   100%        RMB2,000,000  Culinary management
    Economic and Trade
    Enterprise Company

96 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements
December 31, 2004

13.   INTERESTS IN SUBSIDIARIES (Cont'd)

                                                           PERCENTAGE OF
                                         DATE OF          EQUITY INTEREST
                                         INCORPORATION/   ATTRIBUTABLE TO
NAME OF THE ENTITY                       ESTABLISHMENT      THE COMPANY      PAID-UP CAPITAL     PRINCIPAL ACTIVITIES
INDIRECTLY HELD BY THE COMPANY (CONT'D)

Shenzhen Yuezheng Enterprise              June 24, 1996               100%      RMB1,000,000     Freight transport agency,
    Company Limited                                                                                  cargo loading and
                                                                                                     unloading, warehousing

Shenzhen Road Multi-modal                March 17, 1994                60%      RMB1,000,000     Freight transportation
    Transportation Company Limited

      All the above subsidiaries are limited liability companies.

* Pursuant to a board resolution dated March 1, 2005, the directors approved the disposal of Shenzhen Guangshen Railway Electric Section Service Limited. The disposal is expected to start and complete in 2005. The directors consider the impact of such disposal is not material to the consolidated financial statements as a whole.

                         Annual Report 2004 Guangshen Railway Company Limited 97

Notes to the Financial Statements
December 31, 2004

14.   INTERESTS IN ASSOCIATES

                                           GROUP                  COMPANY
                                     2004        2003          2004       2003
                                    RMB'000     RMB'000      RMB'000     RMB'000
Unlisted shares, at cost                 --           --     134,263     134,263
Share of net assets                 121,947      134,066          --          --
Due from associates                  48,402       48,437      47,664      48,036
Due to associates                        (2)          (8)         --          (5)
                                   --------     --------     -------     -------

                                    170,347      182,495     181,927     182,294

Less: Provision for impairment
       in value                     (29,689)     (29,689)    (29,689)    (29,689)
    Provision for doubtful
       accounts                     (12,312)     (12,312)    (12,312)    (12,312)
                                   --------     --------     -------     -------

                                    128,346      140,494     139,926     140,293
                                   ========     ========     =======     =======

      Analysis of share of net assets of the associates is as follows:

                                                                    GROUP
                                                              2004        2003
                                                             RMB'000     RMB'000
At January 1                                                 134,066     136,574
Share of losses before tax                                   (12,070)     (2,417)
Share of taxation                                                (49)        (91)
                                                             -------     -------

At December 31                                               121,947     134,066
                                                             =======     =======

      The amounts due from/to associates were unsecured, interest free and had no fixed repayment terms.

                      98 Guangshen Railway Company Limited    Annual Report 2004

Notes to the Financial Statements
December 31, 2004

14.   INTERESTS IN ASSOCIATES (Cont'd)

      As of December 31, 2004, the Company had direct or indirect interests in the following companies which were incorporated/established and are operating in the PRC:

                                                        PERCENTAGE OF
                                        DATE OF        EQUITY INTEREST
                                      INCORPORATION/   ATTRIBUTABLE TO
NAME OF THE ENTITY                    ESTABLISHMENT      THE COMPANY    PAID-UP CAPITAL  PRINCIPAL ACTIVITIES
DIRECTLY HELD BY THE COMPANY

Guangzhou Tiecheng Enterprise       May 2, 1995                     49%  RMB245,000,000  Properties management
    Company Limited                                                                        and trading of
                                                                                           merchandise

Zengcheng Lihua Stock Company       July 30, 1992                   27%  RMB100,000,000  Real estate, warehousing,
    Limited                                                                                cargo loading and
                                                                                           unloading

INDIRECTLY HELD BY THE COMPANY

Guangzhou Tielian Economy           December 27, 1994               34%    RMB1,000,000  Warehousing and freight
    Development Company Limited                                                            transport agency

Guangzhou Huangpu Yuehua            July 20, 1990                 33.3%    RMB6,610,000  Cargo loading and
    Freight Transportation                                                                 unloading, warehousing,
    Joint Venture Company Limited                                                          freight transport agency

                         Annual Report 2004 Guangshen Railway Company Limited 99

Notes to the Financial Statements

December 31, 2004

15.  AVAILABLE-FOR-SALE INVESTMENTS

                                                                  GROUP AND COMPANY
                                                                   2004      2003
NAME OF THE INVESTEE COMPANY                                      RMB'000   RMB'000
China Railway Communication Company Limited ("China Railcom")*    121,854   121,854
Shenzhen Innovation Technology Investment Company Limited          30,000    30,000
China Railway Express Company Limited                              13,608    13,608
Shenzhen Huatie Enterprise Company Limited                          2,000     2,000
Zhongtie Information Company Limited                                  500       500
                                                                  -------   -------

                                                                  167,962   167,962
                                                                  =======   =======

The Company's share of equity interests in each of the respective companies is not more than 10%. No quoted market prices are available for the above unlisted companies as of year end.

* China Railcom has confirmed in writing that the Company is entitled to the 0.69% equity interest in China Railcom as of December 31, 2003. The relevant legal registration procedures have not been completed in 2004. Taking into account of a legal opinion, the directors believe that as at December 31, 2004, the Company' s equity investment in China Railcom is valid.

     Pursuant to Tiezhengfa (2004) No. 6 jointly issued by MOR and State-owned Assets Supervision and Administration Commissions, the Company is required to dispose its investment in China Railcom. For fulfilling such requirement, the Company has been negotiating with the Parent Company, which would buy the Company's investment in China Railcom. The management expected that the consideration will be no less than the carrying book value of the Company's investment in China Railcom as at December 31, 2004.

100 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

16.  DEFERRED TAX ASSETS

                                                                       GROUP AND COMPANY
                                                                              2004
                                                                                LOSS ON
                                                                PROVISION FOR  DISPOSAL OF
                                                                 DOUBTFUL        FIXED
                                                                 ACCOUNTS       ASSETS     TOTAL
                                                                  RMB'000       RMB'000   RMB'000
At January 1                                                        2,699         3,455     6,154
Credited to income statement                                       12,217            35    12,252
                                                                   ------         -----    ------

At December 31                                                     14,916         3,490    18,406
                                                                   ======         =====    ======

The amounts shown in the balance sheet include the following:

                                                                  GROUP AND COMPANY
                                                                   2004        2003
                                                                 RMB'000     RMB'000
Deferred tax assets to be recovered after more than 12 months     14,916      2,699

                        Annual Report 2004 Guangshen Railway Company Limited 101

Notes to the Financial Statements

December 31, 2004

17.  DEFERRED STAFF COSTS

                                            GROUP AND COMPANY
                                          2004            2003
                                         RMB'000        RMB'000
COST, AT JANUARY 1 AND DECEMBER 31       226,369        226,369
                                         -------        -------
ACCUMULATED AMORTISATION
At January 1                             (60,366)       (45,274
Charges for the year                     (15,092)       (15,092
                                         -------        -------

At December 31                           (75,458)       (60,366
                                         -------        -------
NET BOOK AMOUNT
At December 31                           150,911        166,003
                                         -------        -------

At January 1                             166,003        181,095
                                         =======        =======

18.  TRADE RECEIVABLES, NET

                                        GROUP                     COMPANY
                                 2004           2003         2004         2003
                                RMB'000       RMB'000      RMB'000       RMB'000
Trade receivables               122,075        96,037       38,706        39,772
Less: Provision for

   doubtful accounts            (15,423)      (15,423      (13,023)      (13,820
                                -------       -------      -------       -------

                                106,652        80,614       25,683        25,952
                                =======       =======      =======       =======

102 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

18.  TRADE RECEIVABLES, NET (Cont'd)

     The credit terms of trade receivables are within one year. The aging analysis of trade receivables, net was as follows:

                                               GROUP                     COMPANY
                                        2004         2003          2004          2003
                                      RMB'000       RMB'000       RMB'000       RMB'000
Within 1 year                          99,297        75,674        21,409        21,233
Over 1 year but within 2 years          7,332         4,719         4,251         4,719
Over 2 years but within 3 years            23           221            23            --
                                      -------        ------        ------        ------

                                      106,652        80,614        25,683        25,952
                                      =======        ======        ======        ======

Concentrations of credit risk with respect to trade receivables are limited due to the Group's large number of customers, who are widely dispersed. Due to this factor, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Group's trade receivables.

19.  PREPAYMENTS AND OTHER RECEIVABLES, NET

                                      GROUP                       COMPANY
                               2004           2003          2004           2003
                              RMB'000        RMB'000       RMB'000        RMB'000
Other receivables             211,068        183,187       178,945        170,605
Less: Provision for
      doubtful accounts       (57,038)       (38,288)      (55,504)       (38,288)
                              -------        -------       -------        -------

Other receivables, net        154,030        144,899       123,441        132,317
Prepayments                    62,543        104,061        55,892         71,197
                              -------        -------       -------        -------

                              216,573        248,960       179,333        203,514
                              =======        =======       =======        =======

                        Annual Report 2004 Guangshen Railway Company Limited 103

Notes to the Financial Statements

December 31, 2004

19.  PREPAYMENTS AND OTHER RECEIVABLES, NET (Cont'd)

     Other receivables mainly represented miscellaneous deposits and receivables derived from services other than railway transportation provided by the Company. Prepayment mainly represented the amount paid in advance to the suppliers for utilities, locomotive rental and other expenses of the Company.

     As of December 31, 2004 and 2003, the Company had fixed deposit with the principal amount of approximately RMB31.365 million in Zeng Cheng City Li Cheng Credit Cooperative ("Li Cheng"). The Company had not been able to recover the principal from Li Cheng upon the expiry of the fixed deposit term . In March 1999, the Company instituted legal proceedings against Li Cheng to recover the deposit and the related interest. According to the court verdict dated October 12, 1999, Li Cheng was required to repay the deposit principal and the related interest to the Company. As Li Cheng failed to execute the court ruling, the Company further applied to the court for compulsory enforcement of the court order. In July 2000, Li Cheng filed a petition to the court for winding up. On November 9, 2000, the court ordered the suspension of execution of the court ruling dated October 12, 1999, while Li Cheng was undergoing a winding-up. On November 23, 2000, the Company applied to the Guangdong Provincial Government for allocation of special funds by the government to Li Cheng for repayment of the Company's deposit principal. The provincial government accepted the petition and requested the municipal government to follow up on the case. In 2002, the Company reclassified such amount from temporary cash investment and accounted for 50% provision pursuant to management's estimates. As of the date of this report, the fixed deposit has not yet been collected. Based on the current management's estimates, the Company accounted for full provision in 2004.

104 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

20.  TEMPORARY CASH INVESTMENTS

                                                                 GROUP AND COMPANY
                                                                      2004        2003
                                                            Note     RMB`000     RMB`000
Time deposits with maturities over three months in banks    (a)     1,211,309    459,440
Time deposits with maturities over three months
  in the MOR`s Railway Deposit-taking Centre                (b)       168,000    168,000
                                                                    ---------    -------

                                                                    1,379,309    627,440
                                                                    =========    =======

(a) Time deposits with maturities over three months in banks consist of short-term deposits denominated in RMB, Hong Kong dollars ("HK$"), and US dollars ("USD") (2003: RMB and USD) with original maturities ranging from six months to one year, placed with banks in the PRC. The annual interest rate of RMB deposits ranged from 1.71% to 2.07% in 2004 (2003: 1.98%), the annual interest rate of HK$ deposit was 1.2% (2003:1.13%), and the annual interest rates of USD deposits were LIBOR plus a floating rate ranged from -0.2% to 0% (2003: LIBOR plus a floating rate ranged from -0.2% to 0%). Total interest earned from such deposits amounted to approximately RMB15,015,000 for the year (2003: approximately RMB11,868,000).

(b) Time deposits with maturities over three months in the MOR's Railroad Deposit-taking Center consist of short-term deposits denominated in RMB (2003: RMB) with original maturities of one year (2003: one year). The annual interest rate of RMB deposits was 1.98% in 2004 (2003: 1.98%). Total interest earned from such deposits amounted to approximately RMB3,098,000 (2003: approximately RMB3,326,000) for the year (see Note 27(b)) .

21.  TRADE PAYABLES

     The aging analysis of trade payables was as follows:

                                              GROUP                      COMPANY
                                       2004           2003         2004          2003
                                     RMB'000        RMB'000       RMB'000       RMB'000
Within 1 year                          55,638        32,356        48,683        21,978
Over 1 year but within 2 years            333         1,726             7         1,661
Over 2 years but within 3 years           301           543           167            50
                                       ------        ------        ------        ------

                                       56,272        34,625        48,857        23,689
                                       ======        ======        ======        ======

                        Annual Report 2004 Guangshen Railway Company Limited 105

Notes to the Financial Statements

December 31, 2004

22.  ACCRUED EXPENSES AND OTHER PAYABLES

                                          GROUP                      COMPANY
                                   2004           2003         2004          2003
                                  RMB'000       RMB'000       RMB'000       RMB'000
Advances from customers           127,411        89,840       102,249        67,204
Accrued expenses                   74,173        24,000        74,173        23,785
Salary and welfare payables        24,257        15,138        23,000        14,946
Other payables                    217,089       179,815       210,345       174,373
                                  -------       -------       -------       -------

                                  442,930       308,793       409,767       280,308
                                  =======       =======       =======       =======

     Other payables mainly represented various payables and deposits for daily operation of business.

     Pursuant to Caishui [2004] No.36 and Caishui [2003] No.149 issued by MOF and State Administration of Taxation, the Group is exempted from certain real estate taxes amounting to approximately RMB14,000,000 for the year ended December 31, 2004 (2003: approximately RMB12,000,000). The grant of such exemption is subject to the acknowledgement of relevant authorities that the Company is a transportation company under the MOR. The directors believe that the Group is qualified for such exemption and is in the process of seeking the acknowledgement from the relevant authorities. Accordingly, such real estate taxes have not been accrued for in the accompanying financial statements.

106 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

23.  SHARE CAPITAL

     As of December 31, 2004, the authorised capital of the Company consisted of ordinary shares of par value RMB1.00 per share:

                                      NUMBER OF                      PERCENTAGE OF
                                        SHARES     NOMINAL VALUE     SHARE CAPITAL
                                       RMB'000       RMB'000
Authorised, issued and fully paid:
      State-owned Domestic Shares      2,904,250     2,904,250            67%
      H Shares                         1,431,300     1,431,300            33%
                                       ---------     ---------           ---

                                       4,335,550     4,335,550           100%
                                       =========     =========           ===

24.  RESERVES

     According to the articles of association of the Company, when distributing profit attributable to shareholders of each year, the Company shall set aside 10% of its profit attributable to shareholders after tax based on the Company's local statutory accounts for the statutory surplus reserve (except where the reserve has reached 50% of the Company's registered share capital) and 5% to 10% for the statutory public welfare fund at a percentage determined by the directors. The Company may make appropriation from its profit attributable to shareholders to the discretionary surplus reserve provided it is approved by a resolution of a shareholders' general meeting. These reserves cannot be used for purposes other than those for which they are created and are not distributable as cash dividends without prior approval from a shareholders' general meeting under certain conditions.

     When the statutory surplus reserve is not sufficient to make good for any losses of the Company from previous years, current year profit attributable to shareholders shall be used to make good the losses before allocations are set aside for the statutory surplus reserve or the statutory public welfare fund.

     The statutory public welfare fund is used to build or acquire capital items, such as dormitories and other facilities for the Company's employees and cannot be used to pay for welfare expenses. Title of these capital items will remain with the Company.

                        Annual Report 2004 Guangshen Railway Company Limited 107

Notes to the Financial Statements

December 31, 2004

24.  RESERVES (Cont'd)

     The statutory surplus reserve, the discretionary surplus reserve and the share premium may be converted into share capital provided it is approved by a resolution at a shareholders' general meeting and the balance of the statutory surplus reserve does not fall below 25% of the registered share capital. The Company may either distribute new shares in proportion to the number of shares held by shareholders, or increase the par value of each share.

     The directors proposed the following appropriations to reserves:

                                                       2004                                   2003
                                           PERCENTAGE           RMB'000            PERCENTAGE       RMB'000
The Company

  Statutory surplus reserve                    10%               59,071                10%           53,384
  Statutory public welfare fund                 5%               29,535                 5%           26,692
  Discretionary surplus reserve                --                    --                --                --
                                               --                ------                --            ------

                                               15%               88,606                15%           80,076
                                               --                ------                --            ------

Subsidiaries

  Statutory surplus reserve                                         700                                 781
  Statutory public welfare fund                                     365                                 400
                                               --                ------                --            ------

                                                                  1,065                               1,181
                                               --                ------                --            ------

                                                                 89,671                              81,257
                                               ==                ======                ==            ======

     In accordance with the articles of association of the Company, dividends are determined based on the least of retained earnings determined in accordance with (a) PRC GAAP, (b) IFRS and (c) the accounting standards of the countries in which its shares are listed. As the statutory accounts have been prepared in accordance with PRC GAAP, the retained earnings as reported in the statutory accounts may be different from the amount reported in the accompanying statement of changes in shareholders' equity.

     As of December 31, 2004, the reserve of the Company available for distribution was approximately RMB694,086,000 (2003: approximately RMB656,893,000).

108 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

25.  RETIREMENT BENEFITS

     All the full-time staff of the Group are covered by a defined-contribution pension scheme. Pursuant to a circular dated October 24, 1995 issued by the Parent Company, the Company is required to pay to the Parent Company an amount equivalent to 19% of the salary and certain amount of bonus of the staff for pension benefits, and the Parent Company is responsible for the ultimate pension liability to the staff. Starting from December 2000, the percentage borne by the Company changed to 18% pursuant to another circular dated December 21, 2000 issued by the Parent Company.

     Starting from April 2002, the ultimate pension liability is under the management of local government authority. For administrative purposes, during the transition period from April 2002 to November 2004, the Group continued to pay such contributions to the Parent Company, which in turn paid such amounts to the relevant government authority. Since November 2004, the Group has paid all such contributions directly to the relevant government authority.

     As of December 31, 2004, payable for pension obligations due to the Parent Company was nil (2003: nil).

                        Annual Report 2004 Guangshen Railway Company Limited 109

Notes to the Financial Statements

December 31, 2004

26.  NOTES TO THE CONSOLIDATED CASHFLOW STATEMENT

(a) RECONCILIATION FROM PROFIT ATTRIBUTABLE TO SHAREHOLDERS TO CASH GENERATED FROM OPERATIONS:

                                                                      2004           2003
                                                                    RMB'000         RMB'000
Profit attributable to shareholders                                 567,484         511,762
Adjustments for:

  Minority interests                                                   (746)            (32)
  Income tax expense                                                 98,422          93,439
  Depreciation                                                      336,089         291,653
  Amortisation of leasehold land payments                            15,704          15,602
  Loss on disposal of fixed assets                                      234          16,935
  Amortisation of deferred staff costs                               15,092          15,092
  Share of losses of associates                                      12,070           2,417
  Provision for doubtful accounts                                    18,750             172
  Interest expenses                                                   1,030           2,359
  Interest income                                                   (42,384)        (29,755)
                                                                  ---------         -------

Operating profit before working capital changes                   1,021,745         919,644
  Increase in trade receivables                                     (26,038)        (28,621)
  Increase in materials and supplies                                (21,910)          (4,58)
  Decrease in prepayments and other current assets                    3,998          17,320
  Decrease in due from related parties                              143,857          66,179
  Decrease in due from associates                                        29              --
  Increase/(decrease) in trade payables                              21,647          (7,10)
  Decrease in due to Parent Company                                 (12,613)        (13,8)1
  Increase/(decrease) in due to related parties                      51,516         (37,5)4
  Increase/(decrease) in accrued expenses and other payables        139,619         (10,9)4
                                                                  ---------         -------

Cash generated from operations                                    1,321,850         900,487
                                                                  =========         =======

110 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

26.  NOTES TO THE CONSOLIDATED CASHFLOW STATEMENT (Cont'd)

     (b)  Analysis of the balance of cash and cash equivalents

                                                 2004             2003
                                                RMB'000          RMB'000
Cash at bank and in hand                       1,084,766          580,226
Short term time deposits                          84,489          822,133
                                               ---------        ---------

Cash and deposits                              1,169,255        1,402,359
                                               =========        =========

          Cash at bank and in hand include a deposit of approximately RMB862,508,000 (2003: RMB321,985,000) with the MOR's Railway
          Deposit-taking Centre at an annual interest rate of 0.72% (2003:
          0.72%), as normally granted by banks. Short term time deposits with maturities no more than three months consist of deposits denominated in RMB and USD (2003: RMB, USD and HK$). The effective interest rate of RMB deposits was 1.71% (2003: 1.71%), the effective interest rates of USD deposits was 2.73% (2003: 0.94% to 1.88%), the effective interest rates of HK$ deposits in 2003 ranged from 0.90% to 0.96%. These deposits have an average maturity of 90 days.

     (c)  Non-cash transactions

          During the year ended December 31, 2004, the Group disposed certain staff quarters of approximately RMB11 million (2003: approximately RMB92 million) to their employees pursuant to its housing benefit scheme.

                        Annual Report 2004 Guangshen Railway Company Limited 111

Notes to the Financial Statements

December 31, 2004

27.   RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

      (a) DURING THE YEAR, THE GROUP HAD THE FOLLOWING MATERIAL TRANSACTIONS WITH RELATED PARTIES:

            RECURRING TRANSACTIONS

            A significant portion of transactions undertaken by the Group during the year was with related PRC state- owned enterprises and on such terms as determined by the relevant PRC authorities and/or stipulated in the related agreements entered into with these parties. The following is a summary of significant recurring transactions carried out in the ordinary course of business by the Group with its related parties during the year:

                                                                  2004           2003
                                                                 RMB'000        RMB'000
Lease of locomotives and related services from
  Guangzhou Railway Group Yang Cheng Railway Company,
  a subsidiary of the Parent Company (i)                          48,179         40,882

Provision of trains and related services from
  Guangmeishan Railway Company Limited,
  a subsidiary of the Parent Company (ii)                          6,066          5,305

Purchases of materials and supplies from
  Guangzhou Railway Material Supply Company,
  a subsidiary of the Parent Company (iii)                        65,998         50,687

Social services (employee housing,
  health care, educational and public
  security services and other ancillary
  services) provided by the Parent
  Company and related parties
  (including Guangzhou Railway (Group)
  Guangshen Railway Enterprise Development Company) (ii)          94,246         68,079

112 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

27.   RELATED PARTY TRANSACTIONS (Cont'd)

      (a) DURING THE YEAR, THE GROUP HAD THE FOLLOWING MATERIAL TRANSACTIONS WITH RELATED PARTIES: (Cont'd)

            RECURRING TRANSACTIONS (Cont'd)

                                                                  2004           2003
                                                                 RMB'000        RMB'000
Operating lease rentals paid to the MOR (i)                       65,485         58,904

Provision of trains and related services through MOR (i)         209,503        201,870

Provision of trains usage and related services from
  Guangzhou Railway (Group) Passenger Transportation
  Company, a subsidiary of the Parent Company (i)                      -          2,207

Interest expenses paid to the Parent Company, net (iv)                553         2,037

Interest received from the MOR's Railroad
  Deposit-taking Centre (see Note 20 (b) and 26(b))                 6,111         3,516

Interest received from Pingnan Railway Company Limited,
  an associate of the Parent Company (iv)                             527           827

Interest received from Guangmeishan
  Railway Company Limited (iv)                                        109           901

                        Annual Report 2004 Guangshen Railway Company Limited 113

Notes to the Financial Statements

December 31, 2004

27.   RELATED PARTY TRANSACTIONS (Cont'd)

      (a) DURING THE YEAR, THE GROUP HAD THE FOLLOWING MATERIAL TRANSACTIONS WITH RELATED PARTIES: (Cont'd)

            NON-RECURRING TRANSACTIONS

                                                                  2004           2003
                                                                 RMB'000        RMB'000
Provision of repair and maintenance services
  from Guangzhou Railway Engineer
  Construction Enterprise Development
  Company, a subsidiary of
  the Parent Company (i)                                          46,588              -

Provision of repair and maintenance services from
  Guangzhou Guangtie Huake Technology
  Service Company, a subsidiary of the Parent Company (i)         12,320              -

Provision of management services for construction
  of fixed assets from the Parent Company (v)                      5,300              -
                                                                 -------        -------

            (i)   The services are based on the pricing scheme set by the MOR.

            (ii) The services are based on the contractual prices determined at cost plus reasonable margin.

            (iii) The prices of materials and supplies are based on market price.

            (iv) The interest arose from the long-distance transportation services, which was calculated based on the average balances due from/to related parties on a quarterly basis, at the prevailing interest rates of six-month bank loans.

            (v) In 2004, the Company entered into certain management agreements and supplementary agreements (collectively, the "Management Agreements") with the Parent Company. Pursuant to the Management Agreements, the Parent Company, on behalf of the Company, provided monitoring and supervision to the sub-contractors, who are responsible for construction of certain railway and stations to the Company. The management service fees are based on the pricing scheme set by MOR.

114 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

27.   RELATED PARTY TRANSACTIONS (Cont'd)

      (b) AS OF DECEMBER 31, 2004, THE GROUP AND THE COMPANY HAD THE FOLLOWING MATERIAL BALANCES WITH RELATED PARTIES:

                                                         GROUP                       COMPANY
                                                  2004           2003          2004            2003
                                                RMB'000        RMB'000       RMB'000         RMB'000
Temporary cash investments in the MOR's
  Railroad Deposit-taking Centre
  (see Note 20(b))                               168,000        168,000       168,000         168,000

Bank deposits in the MOR's railroad
  Deposit-taking Centre
  (see Note 26 (b))                              862,508        321,985       820,595         286,793
Due to Parent Company (vi)                       (24,617)       (37,230)      (25,818)        (40,140)
Due from related parties                          56,064        199,921        53,914         193,730
                                                --------       --------      --------        --------
  --  Trading balance (vii)                       36,531         10,608        36,531          10,608
  --  Non-trading balance (vi)                    19,533        189,313        17,383         183,122
                                                --------       --------      --------        --------
Due to related parties                          (172,121)      (120,605)     (170,865)       (112,104)
                                                --------       --------      --------        --------
  --  Trading balance (vii)                      (83,492)       (60,128)      (83,492)        (59,827)
  --  Non-trading balance (viii)                 (88,629)       (60,477)      (87,373)        (52,277)
                                                --------       --------      --------        --------

            (vi) As of December 31, 2004, the balance with the Parent Company, which is non-trading in nature, and the non- trading balance due from related parties mainly represented the Company's payment on behalf of related parties, who were required to make settlements to the Parent Company in respect of their provision of long- distance transportation services. Interest arose from the balance due from the related parties is disclosed in Note 27 (a) (iv).

            (vii) The balances with related parties, which are of trading in nature, all aged within one year.

                        Annual Report 2004 Guangshen Railway Company Limited 115

Notes to the Financial Statements

December 31, 2004

27.   RELATED PARTY TRANSACTIONS (Cont'd)

           (viii) As of December 31, 2004, the non-trading balance due to related parties mainly represented the Company's collection of railroad revenue on behalf of the related parties.

      As of December 31, 2004, the balances with the MOR, the Parent Company and related parties are unsecured, non-interest bearing and repayable on demand, except for those disclosed in Notes 20(b), 26(b) and 27(a). The trading balances are resulted from transactions carried out by the Group with related parties in the ordinary course of business, and/or in accordance with the bases as set out in Note 27(a) (i)-(iii).

28.   CONTINGENCY

      As of December 31, 2004, the Company's interest in an associated company, Guangzhou Tiecheng Enterprise Company Limited ("Tiecheng"), amounted to approximately RMB140,000,000. In 1996, Tiecheng entered into an agreement with a Hong Kong incorporated company to establish Guangzhou Guantian Real Estate Company ("Guangzhou Guantian"), a sino-foreign contractual joint venture to develop certain properties near a railway station operated by the Group.

      On October 27, 2000, Guangzhou Guantian together with Guangzhou Guanhua Real Estate Company Limited ("Guangzhou Guanhua" ) and Guangzhou Guanyi Real Estate Company Limited ("Guangzhou Guanyi") agreed to act as joint guarantors (the "Guarantors") of certain payables of Guangdong Guancheng Real Estate Company Limited ("Guangdong Guancheng") to an independent third party.

      Guangzhou Guantian, Guangzhou Guanhua, Guangzhou Guanyi and Guangdong Guancheng were related companies with a common chairman. As Guangdong Guancheng failed to repay the payables, according to a court verdict on November 4, 2001, Guangzhou Guantian, Guangzhou Guanhua and Guangzhou Guanyi were liable to the independent third party to recover an amount of approximately RMB257,000,000 plus interest from Guangdong Guancheng.

      As stated above, if Guangzhou Guantian were held responsible for the guarantee, the Company may need to provide for impairment on its interests in Tiecheng. Having consulted with a PRC lawyer, the directors are of the opinion that the guarantee arrangement should be invalid according to the relevant PRC rules and regulations. Tiecheng is now in the process to apply to the court for discharging the obligation of Guangzhou Guangtian in relation to the guarantee. Accordingly, the directors consider that as of the date of this report, the chance of Guangzhou Guantian to settle the above claim is remote and no provision for impairment on the interests in Tiecheng has been made in the financial statements.

      To avoid the possible loss resulting from the litigation, the Company has obtained a letter of undertaking issued by the Parent Company. The Parent Company undertakes to resolve through relevant channels or to take up the responsibilities so that the equity interest of the Company in Tiecheng will not be affected by the litigation.

116 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

29.   FINANCIAL INSTRUMENTS

      The carrying amounts of the cash and cash equivalents, temporary cash investments and accounts receivable and payables of the Group approximate their fair values because of the short maturity of those instruments. Cash and cash equivalents and temporary cash investments denominated in foreign currencies have been translated at the applicable market exchange rates prevailing at the balance sheet date. The Company has not had and does not believe it will have any difficulty in exchanging its foreign currency cash and cash equivalents for RMB.

      As of December 31, 2004, cash and cash equivalents and temporary cash investments were mainly maintained with commercial banks in the PRC and the MOR's Railroad Deposit-taking Centre.

      As of December 31, 2004, balances denominated in USD and HK$ have been translated into RMB at the applicable market exchange rates as of that date.

30.   CONCENTRATION OF RISKS

      (a)   CREDIT RISK

            The carrying amount of cash and cash equivalents, accounts receivable and other receivables, and due from related parties and other current assets except for prepayments and deferred tax assets, represent the Group's maximum exposure to credit risk in relation to financial assets.

            The majority of the Group's accounts receivable relate to the rendering of services or sales of products to third party customers. The Group perform ongoing credit evaluations of their customers' financial condition and generally do not require collateral on accounts receivable. The Group maintain a provision for doubtful accounts and actual losses have been within management's expectation.

            No other financial assets carry a significant exposure to credit risk.

      (b)   INTEREST RATE RISK

            The directors of the Group believe that the exposure to interest rate risk of financial assets and liabilities as of December 31, 2004 was minimum since their deviation from their respective fair values was not significant.

                        Annual Report 2004 Guangshen Railway Company Limited 117

Notes to the Financial Statements

December 31, 2004

30.   CONCENTRATION OF RISKS (Cont'd)

      (c)   CURRENCY RISK

            Substantially all of the revenue-generating operations of the Group are transacted in Renminbi, which is not freely convertible into foreign currencies. On January 1, 1994, the Mainland China government abolished the dual rate system and introduced single rate of exchange as quoted by the People's Bank of China ("PBOC"). However, the unification of the exchange rate does not imply free convertibility of Renminbi into foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorised to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institution requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts.

31.   COMMITMENTS

      (a)   CAPITAL COMMITMENTS

            As of December 31, 2004, the Group had the following capital commitments which are authorized but not contracted for and contracted but not provided for:

                                                                  2004           2003
                                                                 RMB'000        RMB'000
Authorised but not contracted for                                451,500              -
                                                                 =======        =======

Contracted but not provided for                                  693,828              -
                                                                 =======        =======

      (b)   OPERATING LEASE COMMITMENTS

            Total future minimum lease payments under non-cancellable operating leases were as follows:

                                                                  2004           2003
                                                                 RMB'000        RMB'000
Machinery and equipment
   --  not more than one year                                    108,000        108,000
   --  more than one year but not more than five years            75,375        183,375
                                                                 -------        -------

                                                                 183,375        291,375
                                                                 =======        =======

118 Guangshen Railway Company Limited Annual Report 2004

Notes to the Financial Statements

December 31, 2004

31.   COMMITMENTS (Cont'd)

      (c)   COMMITMENTS UNDER A CONDITIONAL ACQUISITION AGREEMENT

            See Note 32.

32.   PROPOSED ACQUISITION OF A RAILWAY BUSINESS

      On November 15, 2004 the Company and Guangzhou Railway Group Yangcheng Railway Company (The "Vendor"), a wholly owned subsidiary of the Parent Company, have entered into an agreement for the acquisition of the railway transportation business between Guangzhou and Pingshi (currently operated by the Vendor) and the assets and liabilities relating to such business (the "Acquisition Agreement") . The consideration for the Acquisition was determined to be RMB 10,264,120,700, subject to confirmation from the relevant PRC authorities and certain adjustments to be made as per the Acquisition Agreement.

      The Company intends to finance the payment of the Consideration with the proceeds of an A share issue with any shortfall being financed by internal resources/bank borrowings etc. These shares will be listed on the Shanghai Stock Exchange.

      In this regard, the Company has applied to the relevant authorities in China for the issue and allotment of not more than 2.75 billion A shares. The Company submitted its application proposal relating to the A Share Issue to the China Securities Regulatory Commission (the "CSRC") on December 31, 2004.

      Pursuant to the requirements of the Listing Rules of Hong Kong, the proposed Acquisition will be deemed to be a very substantial acquisition by the Company. As the vendor is a wholly-owned subsidiary of the Parent Company, the controlling shareholder of the Company, the proposed Acquisition will also be considered a connected transaction of the Company.

      In addition to the Acquisition Agreement, the Company has entered into various agreements in respect of leasing agreement and services agreement with the parent company or the vendor. Such agreements shall take effect upon the completion of the Acquisition and shall replace all existing connected transaction agreements relating to the same categories of transactions.

      On December 5, 2004, the Company issued a circular to its shareholder`s in respect of the proposed A share issue, the proposed very substantial acquisition and ongoing connected transaction, and the proposed ongoing connected transactions. On December 30, 2004, the Company held its domestic shareholders' class meeting, H shares shareholders' class meeting and extraordinary general meetings that approved the proposed A share issue, the proposed acquisition and the proposed ongoing connected transactions.

                        Annual Report 2004 Guangshen Railway Company Limited 119

Notes to the Financial Statements

December 31, 2004

32.   PROPOSED ACQUISITION OF A RAILWAY BUSINESS (Cont'd)

      The Acquisition Agreement is conditional upon the fulfillment of, among other things, the following remaining conditions: (1) the formal approval of the relevant authorities or bodies in relation to the A Share Issue being obtained; (2) the A Share Issue having completed and raised an amount of not less than 65% of the consideration; (3) the approval of the relevant government bodies responsible for the supervision and management of state owned assets in relation to the vendor's proposal on disposal of state-owned assets being obtained; and (4) the approval of the National Development and Reform Committee in relation to the price determination for passenger and freight railway transportation services between Guangzhou and Pingshi being obtained. As of the date of this report, none of the conditions are fulfilled.

      Save for condition (2) which can be waived by the Company, none of the above conditions can be waived. If the above conditions are not fulfilled within 2 years from the date of signing of the Acquisition Agreement, November 15, 2004, the Acquisition Agreement shall lapse and no party shall have any liability thereunder. In the event that any party rescinds the Acquisition Agreement for whatever reason after the A Share Issue has been completed, it is expected that the Company will retain the proceeds from the A Share Issue as general working capital.

      The Company believes that the A Share Issue will be completed by the end of second quarter of 2005, subject to the market conditions and policies of the CSRC.

33.   FOREIGN CURRENCY EXCHANGE

      The books and records of the Group are maintained in RMB, their functional currency. RMB is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the banks and other institutions authorised by the PBOC to buy and sell foreign currencies. The applicable market exchange rates used for the transactions are administered by the PBOC. Enterprises can deal with an approved bank for foreign exchange on recurring items and approved capital items.

34.   APPROVAL OF ACCOUNTS

      The financial statements were approved by the Board of Directors on March 17, 2005.

120 Guangshen Railway Company Limited Annual Report 2004

Financial Summary

December 31, 2004

(Amounts expressed in thousands of Renminbi)

The information set forth below summarises the consolidated financial statements of the Group. This information, which does not form part of the December 31, 2004 audited financial statements, should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of the Group, including the notes thereto, as of December 31, 2000, 2001, 2002, 2003 and 2004, and for the years ended December 31, 2000, 2001, 2002, 2003 and 2004.

CONSOLIDATED INCOME STATEMENTS

                                                          YEAR ENDED DECEMBER 31,
                                        2004          2003         2002         2001          2000
Total revenue                         3,038,149     2,468,182    2,600,824    2,224,575    2,043,741

Less: Business tax                      (91,572)      (54,795)     (83,296)     (70,983)     (63,343)

Total revenue, net of business tax    2,946,577     2,413,387    2,517,528    2,153,592    1,980,398
                                      ---------     ---------    ---------    ---------    ---------

Profit from operations                  630,173       562,713      622,497      554,111      519,405
                                      ---------     ---------    ---------    ---------    ---------

Profit attributable to shareholders     567,484       511,762      557,083      533,495      492,089
                                      ---------     ---------    ---------    ---------    ---------

Dividends                              RMB0.105       RMB0.10      RMB0.10      RMB0.10      RMB0.12
                                      ---------     ---------    ---------    ---------    ---------

                        Annual Report 2004 Guangshen Railway Company Limited 121

Financial Summary

December 31, 2004

CONSOLIDATED BALANCE SHEETS

                                                                       AS OF DECEMBER 31,
                                                 2004           2003           2002           2001            2000
NON-CURRENT ASSETS
Fixed assets                                   6,973,279      6,952,878      6,798,280      7,031,040      7,074,907
Construction-in-progress                         345,313        390,393        672,827        446,399        369,285
Leasehold land payments                          636,379        652,083        656,998        673,746        695,231
Interests in associates                          128,346        140,494        140,842        141,122        122,222
Available-for-sale investments                   167,962        167,962        166,695         32,000         30,000
Deferred tax assets                               18,406          6,154          7,577          5,193             --
Deferred staff costs                             150,911        166,003        181,095        196,187        202,449
                                              ----------     ----------     ----------     ----------     ----------
                                               8,420,596      8,475,967      8,624,314      8,525,687      8,494,094
                                              ----------     ----------     ----------     ----------     ----------

CURRENT ASSETS
Materials and supplies, at cost                   60,602         38,692         34,105         34,191         30,033
Trade receivables, net                           106,652         80,614         51,457         67,440         87,444
Due from Parent Company                               --             --         39,374         29,499         80,604
Due from related parties                          56,064        199,921        267,885        276,013        247,932
Prepayments and other receivables, net           216,573        248,960        260,075        322,276        196,073
Temporary cash investments                     1,379,309        627,440        567,339      1,376,602      1,451,330
Cash and cash equivalents                      1,169,255      1,402,359      1,413,045        365,508        330,054
                                              ----------     ----------     ----------     ----------     ----------
                                               2,988,455      2,597,986      2,633,280      2,471,529      2,423,470
                                              ----------     ----------     ----------     ----------     ----------

CURRENT LIABILITIES
Trade payables                                    56,272         34,625         41,734         69,048         61,147
Payables for construction of fixed assets        164,591        148,258        181,473        199,780        345,471
Due to Parent Company                             24,617         37,230             --             --             --
Due to related parties                           172,121        120,605        158,199         58,650         63,734
Dividend payable                                     456            232         90,663         13,598             --
Taxes payable                                     75,878         49,494         71,844         65,682         57,552
Accrued expenses and other payables              442,930        308,793        457,953        454,218        351,889
                                              ----------     ----------     ----------     ----------     ----------
                                                 936,865        699,237      1,001,866        860,976        879,793
                                              ----------     ----------     ----------     ----------     ----------
NET CURRENT ASSETS                             2,051,590      1,898,749      1,631,414      1,610,553      1,543,677
                                              ----------     ----------     ----------     ----------     ----------
TOTAL ASSETS LESS CURRENT LIABILITIES         10,472,186     10,374,716     10,255,728     10,136,240     10,037,771
                                              ----------     ----------     ----------     ----------     ----------
NON-CURRENT LIABILITIES
Deferred tax liabilities                              --             --             --             --          2,333
                                              ----------     ----------     ----------     ----------     ----------
MINORITY INTERESTS                                51,612         52,358         11,577         15,617         14,755
                                              ----------     ----------     ----------     ----------     ----------
NET ASSETS                                    10,420,574     10,322,358     10,244,151     10,120,623     10,020,683
                                              ==========     ==========     ==========     ==========     ==========
REPRESENTING:
Share capital                                  4,335,550      4,335,550      4,335,550      4,335,550      4,335,550
Reserves                                       6,085,024      5,986,808      5,908,601      5,785,073      5,685,133
                                              ==========     ==========     ==========     ==========     ==========
Total capital and reserves                    10,420,574     10,322,358     10,244,151     10,120,623     10,020,683
                                              ==========     ==========     ==========     ==========     ==========

122   Guangshen Railway Company Limited  Annual Report 2004

Supplemental Information

For the year ended December 31, 2004

(All amounts are stated in Renminbi)

CONSOLIDATED PROFIT ATTRIBUTABLE TO SHAREHOLDERS AND CONSOLIDATED NET ASSETS RECONCILIATION BETWEEN PRC GAAP AND IFRS

The financial statements, which are prepared by the Company and its subsidiaries in conformity with PRC GAAP, differ in certain respects from IFRS (audited by PricewaterhouseCoopers). Major differences between PRC GAAP and IFRS which affect the consolidated profit attributable to shareholders and the consolidated net assets of the Company and its subsidiaries are summarized as follows:

                                                 CONSOLIDATED PROFIT ATTRIBUTABLE
                                                 TO SHAREHOLDERS FOR THE YEAR           CONSOLIDATED NET ASSETS
                                                       ENDED DECEMBER 31,                    AS OF DECEMBER 31,
                                                 --------------------------------      --------------------------
                                                        2004             2003             2004            2003
                                                       RMB'000           RMB'000         RMB'000         RMB'000
As reported in statutory accounts (audited

  by certified public accountants in the PRC)          590,456            530,728      10,467,769      10,346,110
Impact of IFRS adjustments:
  Additional depreciation charges
    on fixed assets (a)                                (10,238)            (9,065)       (169,954)       (159,716)
  Write-down of reclaimed rails
    to realisable value (b)                                 --                 --         (38,507)        (44,123)
  Amortisation of deferred staff costs (c)             (15,092)           (15,092)        (75,458)        (60,366)
  Reversal of staff costs charged

    to retained earnings (c)                                --                 --         229,771         221,113
  Housing benefits for retired employees (c)                --                 --          (3,602)         (3,602)
  Deferred tax (utilised)/provided (d)                      --             (1,423)             --           6,154

  Reversal of amortisation/(write-off) of
    deferred renovation expenses (e)                     2,266              3,144          (1,955)         (4,221)
  Difference in depreciation charges on fixed

    assets resulting from reclassification (f)              --               (950)         36,272          31,118

  Recognition of government grants by deducting
    the carrying value of fixed assets (g)                 442                 --         (16,558)        (17,000)
  Record the share issuance costs

    to the reserves (h)                                     --                 --         (14,035)             --

  Others                                                  (350)             4,420           6,831           6,891
                                                       -------         ----------      ----------      ----------
As restated for the Group                              567,484            511,762      10,420,574      10,322,358
                                                       =======         ==========      ==========      ==========

                       Annual Report 2004  Guangshen Railway Company Limited 123

Supplemental Information

For the year ended December 31, 2004

CONSOLIDATED PROFIT ATTRIBUTABLE TO SHAREHOLDERS AND CONSOLIDATED NET ASSETS RECONCILIATION BETWEEN PRC GAAP AND IFRS (Cont'd)

(a)   ADDITIONAL DEPRECIATION CHARGES ON FIXED ASSETS

      (i) Certain tracks were recorded as construction-in-progress under PRC GAAP before 1995. As such rails had been put into use before 1995 and hence under IFRS, they were reclassified as fixed assets and subject to annual depreciation from the year they were put into use.

      (ii) Pursuant to "Cai Jian Han [2002] 42" and "Cai Jian Han [2002] 349" issued by MOF and "Ban Cai Fa [2003] 10" issued by MOR(collectively known as the "Circulars"), effective from January 1, 2003, the Group changed the useful life of tracks from 44 years to indefinite period. All subsequent replacement costs of tracks are charged to income statement. Under PRC GAAP, the Group follows the requirements of the Circulars and no depreciation charged on tracks.

            Under IFRS, the above change of accounting treatment of tracks is not acceptable. The Group based on the experience and maintenance programs established by the management and the engineering personnel and considered the estimated useful life of tracks is 100 years. Accordingly, depreciation charges on tracks were based on their estimated remaining useful life.

(b)   WRITE-DOWN OF RECLAIMED RAILS TO REALISABLE VALUE

      Under PRC GAAP, certain reclaimed rails were recorded at historical costs. Under IFRS, such reclaimed rails were written down to realisable value.

(c)   DIFFERENCE IN THE RECOGNITION POLICY ON HOUSING BENEFITS TO THE EMPLOYEES

      The Company and its subsidiaries provided housing benefits to certain qualified employees of the Company and its subsidiaries whereby the living quarters owned by the Company and its subsidiaries were sold to these employees at preferential prices. The housing benefits represent the difference between the cost of the staff quarters sold to and the net proceeds collected from the employees, which are borne by the Company and its subsidiaries.

      For PRC statutory reporting purposes, in accordance with the relevant regulations issued by the Ministry of Finance, the total housing benefits provided by the Company and its subsidiaries are directly charged to net assets. Under IFRS, the housing benefits provided by the Company and its subsidiaries are recognised on a straight-line basis over the estimated remaining average service lives of the employees.

124 Guangshen Railway Company Limited  Annual Report 2004

Supplemental Information

For the year ended December 31, 2004

CONSOLIDATED PROFIT ATTRIBUTABLE TO SHAREHOLDERS AND CONSOLIDATED NET ASSETS RECONCILIATION BETWEEN PRC GAAP AND IFRS (Cont'd)

  (d) DEFERRED TAX IMPACT

      Before January 1, 2004, under PRC GAAP, the Group provides for taxation on the basis of the results for the year as adjusted for items which are not assessable or deductible for income tax expenses. No deferred taxation was provided. Under IFRS, deferred taxation is provided using the liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

      Effective from January 1, 2004, under PRC GAAP, the Group changed its accounting policy on income tax; deferred taxation is provided using the liability method on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Accordingly, there is no difference under PRC GAAP and IFRS.

(e)   REVERSAL OF AMORTISATION/(WRITE-OFF) OF DEFERRED RENOVATION EXPENSES

      Under PRC GAAP, the Group recorded certain renovation expenses as deferred assets, which are subject to annual amortisation.

      Under IFRS, such renovation expenses were directly charged to the consolidated income statement as incurred.

(f) DIFFERENCE IN DEPRECIATION CHARGES ON FIXED ASSETS RESULTING FROM RECLASSIFICATION

      Under PRC GAAP, the Group provides additional depreciation charges on certain fixed assets retrospectively resulting from reclassifying the aforesaid fixed assets to appropriate categories which depreciated at a higher rate.

      Under IFRS, such reclassification is a change in accounting estimate. Accordingly, the depreciation charges on those fixed assets should be adjusted prospectively and no adjustment in prior years is required.

                       Annual Report 2004  Guangshen Railway Company Limited 125

Supplemental Information

For the year ended December 31, 2004

CONSOLIDATED PROFIT ATTRIBUTABLE TO SHAREHOLDERS AND CONSOLIDATED NET ASSETS RECONCILIATION BETWEEN PRC GAAP AND IFRS (Cont'd)

(g) RECOGNITION OF GOVERNMENT GRANTS BY DEDUCTING THE CARRYING VALUE OF FIXED ASSETS

      Under PRC GAAP, government grants as a subsidy to construct certain buildings are credited to reserve account.

      Under IFRS, such government grants are deducted against the carrying amount of the aforesaid buildings. The grants are recognised as income over the life the depreciable asset by way of a reduced depreciation charge.

(h)   RECORD THE SHARE ISSUANCE COSTS TO THE RESERVES

      Under PRC GAAP, share issuance costs are recorded as prepayment, and would be used to offset against the share premium when the share issuance is completed.

      Under IFRS, share issuance costs are recorded in the reserves when incurred.

126 Guangshen Railway Company Limited  Annual Report 2004

Supplemental Information for North American Shareholders

CONSOLIDATED PROFIT ATTRIBUTABLE TO SHAREHOLDERS AND CONSOLIDATED NET ASSETS RECONCILIATION BETWEEN IFRS AND US GAAP


                                                      CONSOLIDATED PROFIT ATTRIBUTABLE
                                                       TO SHAREHOLDERS FOR THE YEAR           CONSOLIDATED NET ASSETS
                                                           ENDED DECEMBER 31,                    AS OF DECEMBER 31,
                                                               2004           2003              2004              2003
                                                              RMB'000        RMB'000           RMB'000           RMB'000
Under IFRS                                                    567,484        511,762        10,420,574        10,322,358
Impact of US GAAP adjustments:
  Reversal of the revaluation surplus
    on fixed assets                                                --             --        (1,492,185)       (1,492,185)
  Reversal of additional depreciation charges
    arising from the revaluation surplus
    on fixed assets                                            38,548         38,548           407,980           369,432
  Deferred tax assets created                                  --             --               223,828           223,828
  Effect of US GAAP adjustment on taxation                     (5,782)        (5,782)          (61,197)          (55,415)
                                                              -------        -------         ---------         ---------
Under US GAAP                                                 600,250        544,528         9,499,000         9,368,018
                                                              =======        =======         =========         =========

The consolidated financial statements of the Company and its subsidiaries prepared under IFRS differ in certain respects from those prepared under Generally Accepted Accounting Principles in United States of America ("US GAAP"). A major difference between IFRS and US GAAP, which has a significant effect on consolidated profit attributable to shareholders and consolidated net assets, is set out below:

REVALUATION OF FIXED ASSETS

The Group revalued their fixed assets on March 6, 1996. The revaluation surplus of fixed assets amounting to approximately RMB1,492,185,000 was recorded by the Group on that date. The revaluation as of September 30, 2002 did not result in a material difference from the carrying amounts and no revaluation surplus or deficit was recorded.

Under IFRS, revaluation of fixed assets is permitted and depreciation is based on the revalued amount. Additional depreciation arising from the revaluation surplus was approximately RMB38,548,000 for the year ended December 31, 2004 (2003: approximately RMB38,548,000).

                        Annual Report 2004 Guangshen Railway Company Limited 127

Supplemental Information for North American Shareholders

CONSOLIDATED PROFIT ATTRIBUTABLE TO SHAREHOLDERS AND CONSOLIDATED NET ASSETS RECONCILIATION BETWEEN IFRS AND US GAAP (Cont'd)

REVALUATION OF FIXED ASSETS (Cont'd)

Under US GAAP, fixed assets are required to be stated at original cost. Hence, no additional depreciation from revaluation will be recognised under US GAAP. However, a deferred tax asset related to the revaluation surplus amounting to approximately RMB223,828,000 was created under US GAAP with a corresponding increase in equity since the revaluation resulted in a higher tax base which will be realised through additional depreciation for PRC tax purposes.

RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2003, the Financial Accounting Standards Board (the "FASB") issued Financial Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities" and in December 2003 issued a revised interpretation FIN 46R. Under these interpretations, certain entities known as variable interest entities must be consolidated by the primary beneficiary of the entity. The adoption of FIN 46 did not have any material impact on the Group's financial statements.

In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs -- an amendment of ARB No. 43, Chapter 4" (FAS 151), which is the result of its efforts to converge U.S. accounting standards for inventories with International Financial Reporting Standards. This statement requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. FAS 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this standard will not have a material impact on the Group's consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 153, "Exchanges of Non-monetary Assets" (FAS 153), which amends APB Opinion No. 29, "Accounting for Non-monetary Transactions", to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under FAS 153, exchanges of non-monetary assets, except for exchanges of non-monetary assets that do not have commercial substance, should be measured based on the fair value of the assets exchanged. The provisions of this Statement shall be effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Group is currently assessing the impact of the standard on the its consolidated financial statements.

128 Guangshen Railway Company Limited  Annual Report 2004